UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 3)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cytec Industries Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Cytec Industries Inc.

5 Garret Mountain Plaza

Woodland Park, New Jersey 07424

[●], 2015

Dear Cytec Stockholder,

We cordially invite you to attend a special meeting of common stockholders of Cytec Industries Inc., a Delaware corporation, to be held at [●] on [●], 2015 at [●] a.m., local time.

On July 28, 2015, the Company entered into a merger agreement with Solvay SA, a public limited company organized under the laws of Belgium, which we refer to as Solvay, and Tulip Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Solvay that we refer to as Merger Subsidiary. The merger agreement provides for the acquisition by Solvay of the Company through the merger of Merger Subsidiary with and into the Company, with the Company as the surviving corporation.

If the merger is completed, you will be entitled to receive $75.25 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 28.9% to the closing price of our common stock on July 28, 2015, the last trading day prior to the public announcement of the execution of the merger agreement and a premium of approximately 46.2% to the volume weighted average price of a share of our common stock over the one-year period prior to July 27, 2015.

The Board of Directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal. The Board of Directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by [●], 2015. If you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission, which we refer to as the SEC.

If you have any questions or need assistance voting your shares of our common stock, please contact Okapi Partners LLC, our proxy solicitor, by calling toll-free at 1-855-305-0855.

The Board of Directors has unanimously approved and declared advisable the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement.

Thank you in advance for your cooperation and continued support.

Sincerely,

Shane D. Fleming

Chairman, President and Chief Executive

Officer

The proxy statement is dated [●], 2015, and is first being mailed to our common stockholders on or about [●], 2015.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Cytec Industries Inc.

5 Garret Mountain Plaza

Woodland Park, New Jersey 07424

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2015

To Our Stockholders:

Notice is hereby given that a special meeting of the common stockholders of Cytec Industries Inc., a Delaware corporation, will be held at [●] on [●], 2015 at [●] a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2015, as it may be amended from time to time, among Cytec Industries Inc., a Delaware corporation, Solvay SA, a public limited company organized under the laws of Belgium, and Tulip Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Solvay SA. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

3.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

The merger agreement, the merger and the other transactions contemplated by the merger agreement are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

The Board of Directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The Board of Directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of our common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by [●], 2015. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by [●], 2015. If you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

The Board of Directors has fixed the close of business on [●], 2015 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. You will be entitled to one vote for each share of our common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least ten days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Only stockholders of record (including “street name” stockholders who can show that they beneficially owned our common stock on the record date), their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to our Secretary at 5 Garret Mountain Plaza, Woodland Park, New Jersey 07424. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name”; and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock, and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Roy Smith

Vice President, General Counsel and

Secretary

Woodland Park, New Jersey

Dated: [●], 2015.

-i-

Annex A	Agreement and Plan of Merger, dated as of July 28, 2015, among Cytec Industries Inc., Solvay SA and Tulip Acquisition Inc.

Annex B	Section 262 of the General Corporation Law of the State of Delaware

Annex C	Opinion of J.P. Morgan Securities LLC, dated as of July 28, 2015

-ii-

This proxy statement and a proxy card are first being mailed on or about [●], 2015 to stockholders who owned shares of our common stock as of the close of business on [●], 2015.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 106.

Parties to the Merger (Page 25)

Cytec Industries Inc., a Delaware corporation, which we refer to as the Company in this proxy statement, is a global specialty materials and chemicals company that serves the aerospace, agriculture/agrochemical, automotive, defense, electrical/electronics and mining industries, and operates in four segments: (i) aerospace materials, which principally includes advanced composites, carbon fiber, and structural film adhesives, (ii) industrial materials, which includes structural composite materials (high performance automotive, motorsports, recreation, tooling, and other structural materials markets) and process materials (aerospace, wind energy, and other process materials markets), (iii) in process separation, which includes mining chemicals and phosphines and (iv) additive technologies, which includes polymer additives, specialty additives, and formulated resins. The Company was incorporated as an independent public company in December 1993.

Solvay SA, a public limited company organized under the laws of Belgium, which we refer to as Solvay in this proxy statement, is an international chemical group headquartered in Brussels, Belgium. It serves many markets, including energy and the environment, automotive and aeronautics, and electrical and electronics. Solvay is listed on Euronext in Brussels and Paris. Solvay was founded in 1863.

Tulip Acquisition Inc., a Delaware corporation, was formed by Solvay for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement, which we refer to as Merger Subsidiary in this proxy statement. Merger Subsidiary is a wholly owned subsidiary of Solvay and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Subsidiary will cease to exist and the Company will continue as the surviving corporation.

The Special Meeting (Page 26)

Date, Time and Place of the Special Meeting; Purpose of the Special Meeting (Page 26)

The special meeting will be held at [●] on [●], 2015 at [●] a.m., local time.

At the special meeting, holders of our common stock, par value $0.01 per share, which we refer to as our common stock, will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

Record Date and Quorum (Page 26)

The Board of Directors of the Company, which we refer to as the Board of Directors, has fixed the close of business on [●], 2015 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were [●] shares of our common stock outstanding and entitled to vote at the special meeting, held by [●] holders of record. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date constitutes a quorum for the transaction of business at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If you hold your shares through a bank, brokerage firm or other nominee, and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determine whether a quorum is present at the special meeting. Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by [●], 2015. If you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

Vote Required (Page 27)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan and you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, as described under “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 93, requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related compensation. The Company is providing stockholders with the opportunity to approve, on a non-binding, advisory basis, such merger-related executive compensation in accordance with Section 14A of the Securities Exchange Act of 1934 (as amended), which we refer to as the Exchange Act. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. If you fail to submit a proxy or vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to approve the merger-related executive compensation.

The proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, and entitled to vote on the proposal to approve such adjournment. Abstentions will have the same effect as a vote “AGAINST” approval of this proposal. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

As of [●], 2015, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, stock appreciation rights, restricted shares or phantom awards), representing approximately [●] percent of the outstanding shares of our common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

Proxies and Revocation (Page 30)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying postage-paid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation or on the proposal to adjourn the special meeting. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan and you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by filing a notice of revocation with our Secretary by the time the special meeting begins, by filing a duly executed proxy card or voting instruction form bearing a later date, by submitting a later dated proxy or providing new voting instructions over the Internet or by telephone, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Cytec Industries Inc., Attention: Secretary, 5 Garret Mountain Plaza, Woodland Park, New Jersey 07424. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

The Merger (Page 33)

The merger agreement provides that Merger Subsidiary will merge with and into the Company. The Company will survive the completion of the merger, and will continue to do business as the Company following the consummation of the merger. We refer to the Company in this context as the surviving corporation. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned direct or indirect subsidiary of Solvay. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 33)

In the merger, each issued and outstanding share of our common stock (other than shares held by a holder who has not voted in favor of the merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the DGCL), which shares we refer to as dissenting shares, and shares of our common stock held by the Company, Solvay or either of their respective subsidiaries, which, together with dissenting shares, we refer to as excluded shares) will be converted into the right to receive the merger consideration in cash in an amount equal to $75.25 per share, without interest and less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page 42)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 42, the Board of Directors, has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger, the other transactions contemplated by the merger agreement. The Board of Directors also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of its stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement.

In considering the recommendation of the Board of Directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 58.

The Board of Directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

Opinion of the Company’s Financial Advisor (Page 46)

On July 28, 2015, at the meeting of the Board of Directors at which the proposed merger was approved, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, rendered to the Board of Directors its oral opinion, confirmed by delivery of a written opinion, dated July 28, 2015, to the effect that, as of such date and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in its written opinion, the merger consideration to be paid to the Company’s common stockholders in the proposed merger of $75.25 per share in cash was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated July 28, 2015, which sets forth, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion, and the Company’s stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the Company’s common stockholders and did not address any other aspect of the merger. J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the special meeting with respect to the proposed merger or any other matter.

For a description of the opinion that the Board of Directors received from J.P. Morgan, see “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 46.

Financing of the Merger (Page 56)

Solvay’s obligation to complete the merger is not conditioned on Solvay’s receipt of any financing. Solvay expects to fund amounts needed to acquire the Company under the merger agreement through the use of existing cash resources and the proceeds of new indebtedness. Solvay has obtained binding bridge financing commitments (in a definitive credit agreement) for the transactions contemplated by the merger agreement. It plans to refinance and/or replace the bridge financing with a EUR 1.5 billion rights issue, EUR 1 billion of additional hybrid instruments and an issuance of senior debt.

Interests of Certain Persons in the Merger (Page 58)

In considering the recommendation of the Board of Directors with respect to the proposed merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•	accelerated vesting and cash-out of certain Company stock-based awards based on the per share merger consideration and double-trigger vesting protection for other unvested Company stock-based awards that will convert into the right to receive a cash payment based on the per share merger consideration, in each case, pursuant to the terms of the merger agreement;

•	the receipt of severance payments and benefits under the Company Executive Income Continuity Plan upon certain qualifying terminations of employment after the effective time of the merger;

•	payment of amounts under the Company’s Supplemental Savings Plan upon the effective time of the merger, and for one executive officer, vesting of amounts under such plan upon the effective time of the merger;

•	pension benefit enhancements upon the effective time of the merger for two executive officers pursuant to the terms of the Company’s Executive Supplemental Employees’ Retirement Plan;

•	satisfaction of performance conditions at maximum levels under outstanding performance cash awards upon the effective time of the merger, with satisfaction of requisite service conditions upon subsequent qualifying terminations of employment prior to the applicable payment dates of such awards;

•	payment of annual bonuses in respect of the 2015 calendar year and payment of pro-rated bonuses in respect of the 2016 calendar year in the event of certain terminations of employment occurring after June 30, 2016;

•	a right to reimbursement for excise taxes imposed under Section 4999 of the Code for certain executive officers pursuant to the terms of the Company’s Compensation Taxation Equalization Plan

•	the entitlement to indemnification benefits in favor of directors and officers of the Company.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under “The Merger—Interests of Certain Persons in the Merger” beginning on page 58 and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 93.

Material U.S. Federal Income Tax Consequences of the Merger (Page 61)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 63) for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of our common stock in the merger for cash will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and their adjusted tax basis in their shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 for a more detailed discussion of the U.S. federal income tax consequences of the merger.

You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 65)

HSR Act and Competition Law Approvals

To complete the merger, the parties must make filings with and obtain authorizations, approvals or consents from certain antitrust and competition law authorities. The merger cannot be completed until (i) any waiting periods applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, have expired or been terminated and (ii) any applicable waiting period has expired or been terminated, or, if applicable, approval obtained, under any similar foreign antitrust or competition law in the following jurisdictions: Brazil, the European Union, Israel, Japan, Mexico, South Korea, Turkey, and Ukraine.

On August 25, 2015, Solvay and the Company filed notification of the proposed merger with the Federal Trade Commission (which we refer to as the FTC) and U.S. Department of Justice (which we refer to as DOJ) under the HSR Act. On September 24, 2015, the waiting period under the HSR Act expired.

The Company made applicable filings in Mexico and Ukraine on September 24, 2015, in South Korea on October 5, 2015, in Israel on October 8, 2015, in Turkey on October 9, 2015 and in the European Union on October 13, 2015. The Company currently expects that applicable filings in Brazil and Japan will be made in due course.

The consummation of the merger is not conditioned on any antitrust or competition law regulatory filings in the United States or in any other jurisdiction, other than those described above.

United States National Security Regulations and Approvals

The merger agreement provides for the parties to file a joint voluntary notice under Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. App. 2170), as added by the Exon-Florio Amendment of 1988 and as amended by the Foreign Investment and National Security Act of 2007, which we refer to as Exon-Florio. Exon-Florio provides for national security reviews and, where appropriate, investigations by the Committee on Foreign Investment in the United States (which we refer to as CFIUS) when a foreign company acquires or seeks to acquire control of a U.S. company. CFIUS conducts an initial 30-day review of transactions of which it is notified. For transactions involving entities controlled by a foreign government (within the meaning of “control” under the Exon-Florio regulations) and/or certain sensitive assets or that otherwise present particular national security concerns, CFIUS typically conducts an additional investigation that must be completed within 45 days. The Company and Solvay submitted a joint voluntary notice of the planned merger to CFIUS on September 14, 2015 and CFIUS is currently reviewing the proposed transaction.

The merger cannot be completed unless (i) the Company and Solvay receive written notice that any review, investigation or other proceeding under Exon-Florio with respect to the merger has concluded without action or recommendation for suspension or prohibition or (ii) the President of the United States of America has not, within fifteen calendar days of a CFIUS report to him, announced a decision to take any action to block, suspend or otherwise prevent the consummation of the merger or any of the other transactions contemplated by the merger agreement.

In addition, under the National Industrial Security Program Operating Manual (which we refer to as NISPOM), for which the Department of Defense has primary implementing authority, a U.S. company that is subject to foreign ownership, control or influence (which we refer to as FOCI) may not perform classified contracts unless steps are taken to mitigate the FOCI. The Company currently performs certain classified contracts, and it is expected that the Department of Defense through the Defense Security Service (which we refer to as DSS) will carefully examine the parties’ proposed FOCI-mitigation measures concurrently with the CFIUS review of the transaction, although DSS has no statutory deadlines for the completion of its review. DSS is expected to require that, prior to completion of the merger, the parties submit an acceptable FOCI-mitigation plan and agree to interim measures that address any FOCI issues pending execution of a formal FOCI-mitigation agreement with the Department of Defense. The parties noted their proposed FOCI-mitigation plan in their notice to CFIUS, and are working with DSS on a detailed FOCI-mitigation plan. It is a closing condition to the merger that Solvay or Merger Subsidiary receive the written approval of DSS to operate the business of the Company pursuant to a FOCI mitigation arrangement in accordance with the NISPOM.

Finally, the Company is registered with the Directorate of Defense Trade Controls (which we refer to as DDTC) of the U.S. Department of State as a manufacturer and exporter of “defense articles” as that term is defined under the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130) (which we refer to as ITAR). The ITAR require that a registrant notify DDTC at least 60 days prior to the consummation of any transaction that would result in “the sale or transfer to a foreign person of ownership or control” of a registrant.

The Company submitted the required written notification to DDTC of the transaction on September 21, 2015. The notice period will expire on November 23, 2015, absent a waiver of that period by DDTC. The merger cannot be completed if DDTC sends written notice to the surviving corporation or to Solvay that DDTC has made the final determination that DDTC will neither approve (i) the registration of the surviving corporation as a manufacturer or exporter of defense articles under ITAR nor (ii) the transfer from the surviving corporation to Solvay of the surviving corporation’s registration as a manufacturer or exporter of defense articles under ITAR.

Legal Proceedings Relating to the Merger (Page 67)

On September 17, 2015, an alleged stockholder of the Company filed a complaint related to the merger in the Superior Court of New Jersey, Passaic County on behalf of a putative class of the Company’s stockholders. The lawsuit, captioned Levy v. Cytec Industries Inc., et al., names as defendants the Company, the Company’s directors, Solvay and Merger Subsidiary.

The Levy complaint generally alleges that the Company’s directors breached their fiduciary duties by, among other things, conducting a flawed sales process and approving the merger agreement at an inadequate price, agreeing to a transaction through which the individual defendants will receive certain change of control benefits, and by disseminating a preliminary proxy statement in connection with the merger that is allegedly inaccurate or misleading in various respects. The complaint further alleges that these supposed breaches of duty were aided and abetted by Solvay and Merger Subsidiary. The complaint generally seeks, among other things, compensatory and/or rescissory damages and an award of attorneys’ fees. On October 13, 2015, the Cytec defendants filed a motion to dismiss this action. The defendants believe that the claims asserted in the litigation have no merit.

On October 6, 2015, the first of two putative class actions related to the merger was filed by an alleged stockholder of the Company in the United States District Court, District of Delaware. The first lawsuit, captioned Lagarde v. Cytec Industries Inc., names as defendants the Company and the Company’s directors, and the second lawsuit, filed on October 21, 2015 and captioned Andersen v. Cytec Industries Inc. et al., names as defendants the Company, the Company’s directors, Solvay and Merger Subsidiary.

The two Delaware complaints generally allege that the Company’s directors made, and exercised control over other persons who also made, untrue statements of fact and omitted to state material facts necessary to make the statements made not misleading in the preliminary proxy statement relating to the merger, supposedly in violation of Sections 14(a) and 20(a) of the Securities and Exchange Act of 1934, 15 U.S.C. §§ 78-n(a) & 78t(a).

The Andersen complaint also includes claims that the Company’s directors breached their fiduciary duties by, among other things, agreeing to the merger at an inadequate price and following an insufficient sale process, and by making allegedly inadequate or incomplete disclosures relating to the merger in the preliminary proxy statement, and that the Company, Solvay and Merger Sub aided and abetted those purported breaches of duty. The complaints generally seek, among other things, equitable relief to enjoin Cytec and Solvay from consummating the merger, damages and an award of attorneys’ fees. The defendants have not yet answered or otherwise responded to the complaints. The defendants believe that the claims asserted in the litigation have no merit.

The Merger Agreement (Page 68)

Treatment of Common Stock and Common Stock-Based Awards (Page 69)

•	Common Stock. Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive from Solvay $75.25 in cash, without interest, less any applicable withholding taxes. Each share of our common stock owned immediately prior to the effective time of the merger by us, Solvay or either of our respective subsidiaries, will be cancelled without payment and will cease to exist. Dissenting shares will not be converted into the right to receive the merger consideration. Instead, holders of dissenting shares will be entitled to the appraisal rights provided under the DGCL. Shares of our common stock held by the rabbi trust pursuant to the Company’s Supplemental Savings Plan, like all other outstanding shares of our common stock, shall be converted into the right to receive from Solvay $75.25 in cash, without interest, less any applicable withholding taxes.

•	Company Stock Options. At the effective time of the merger, each option to purchase shares of our common stock granted under the Company 1993 Stock Award and Incentive Plan (which we refer to as a Company Stock Option and the Company Stock Plan, respectively), whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive, as soon as practicable after the effective time (but in no event later than five business days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the Company Stock Option, by (y) the excess, if any, of the amount of the merger consideration over the applicable exercise price per share of the Company Stock Option (with the aggregate payment rounded down to the nearest cent), less applicable tax withholding. Each Company Stock Option with an exercise price that is equal to or greater than the merger consideration will be canceled without any consideration to the holder thereof.

•	Company Stock Appreciation Rights. At the effective time of the merger, each stock appreciation right in respect of shares of our common stock granted under the Company Stock Plan (which we refer to as a Company SAR), whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive, as soon as practicable after the effective time of the merger (but in no event later than five business days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the Company SAR, by (y) the excess, if any, of the amount of the merger consideration over the applicable exercise price per share of the Company SAR (with the aggregate payment rounded down to the nearest cent), less applicable tax withholding. Each Company SAR with an exercise price that is equal to or greater than the merger consideration will be canceled without any consideration to the holder thereof.

•	Vested Company Restricted Stock Units. At the effective time of the merger, each vested restricted stock unit in respect of shares of our common stock granted under the Company Stock Plan (which we refer to as a Company RSU), including any Company RSUs that will vest as of the effective time of the merger, that is outstanding immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive, as soon as practicable after the effective time of the merger (but in no event later than five business days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the vested Company RSUs, by (y) the amount of the merger consideration, less applicable tax withholding. However, if any vested Company RSUs constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and are not permitted to be paid at the effective time of the merger without triggering taxes or penalties under Section 409A of the Code, such payments will be made at the earliest time permitted under the Company Stock Plan and applicable award agreement that does not trigger such taxes or penalties.

•	Unvested Company Restricted Stock Units. At the effective time of the merger, each unvested Company RSU that is outstanding immediately prior to, and will not vest as of, the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive an amount in cash (which we refer to as a Deferred RSU Payment), without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the unvested Company RSU, by (y) the amount of the merger consideration. Each Deferred RSU Payment (or applicable portion thereof) will be paid (less applicable tax withholding) on the applicable vesting dates specified under the Company Stock Plan and the agreements evidencing the related unvested Company RSU, and will be subject to the same forfeiture, termination of employment and acceleration of vesting provisions that would have applied had such unvested Company RSUs remained outstanding in accordance with their terms.

•	Company Deferred Stock Rights. At the effective time of the merger, each right to receive shares of our common stock on a deferred basis under the Company Stock Plan (which we refer to as Company Deferred Stock Rights), will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive, as soon as practicable after the effective time of the merger (but in no event later than five business days thereafter), an amount in cash (which we refer to as the Company Deferred Stock Right Payment), without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the Company Deferred Stock Right, by (y) the amount of the merger consideration (less applicable tax withholding). However, Company Deferred Stock Right Payments made with respect to any Company Deferred Stock Rights that constitute nonqualified deferred compensation subject to Section 409A of the Code, and that are not permitted to be paid at the effective time of the merger without triggering taxes or penalties under Section 409A of the Code will be paid at the earliest time permitted under the Company Stock Plan and applicable deferral election form that does not trigger such taxes or penalties. Company Deferred Stock Right Payments will be deemed invested, at the holder’s direction, in one or more of the hypothetical investment options as specified on Appendix A of the Company’s Supplemental Savings Plan, and such payment will be credited or debited, as applicable, to reflect amounts of hypothetical income and appreciation and depreciation pursuant to such hypothetical investment as of the hypothetical investment date (which will be the date upon which the effective time of the merger occurs, or as soon as administratively practicable thereafter) and through the date such amount is paid in accordance with the merger agreement.

•	Vested Company Restricted Stock. At the effective time of the merger, all restrictions imposed on each vested share of our common stock granted under the Company Stock Plan and subject to forfeiture restrictions thereunder (which we refer to as Company Restricted Stock) (including any shares of Company Restricted Stock that will vest as of the effective time of the merger) that is outstanding immediately prior to the effective time of the merger will lapse. At the effective time of the merger, each vested share of Company Restricted Stock will be treated in the same manner as a share of our common stock.

•	Unvested Company Restricted Stock. At the effective time of the merger, each unvested share of Company Restricted Stock that is outstanding immediately prior to, and that will not vest as of, the effective time of the merger will be cancelled and converted into a right to receive an amount in cash (which we refer to as the Deferred Restricted Stock Payment), without interest, equal to the product obtained by multiplying (x) the number of shares of unvested Company Restricted Stock by (y) the amount of the merger consideration. Each Deferred Restricted Stock Payment (or applicable portion thereof) will be made (less applicable tax withholdings) on the applicable vesting dates specified under the Company Stock Plan and the agreements evidencing the related unvested shares of Company Restricted Stock, and will be subject to the same forfeiture, termination of employment and acceleration of vesting provisions that would have applied had the unvested shares of Company Restricted Stock remained outstanding in accordance with their terms.

No Solicitation; Other Offers (Page 79)

During the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, the merger agreement provides that we are not permitted to, directly (or indirectly through third parties), solicit, initiate or take any action to knowingly facilitate the submission of any acquisition proposal (as defined in “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79), or, subject to certain exceptions, (i) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal, (ii) make an adverse recommendation change (as defined in “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79) or (iii) enter into an alternative acquisition agreement (as defined in “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79).

Notwithstanding these restrictions, under certain circumstances, we may, prior to the time the merger agreement is adopted by our stockholders, make available information regarding the Company and its subsidiaries, or engage in discussions or negotiations with a person with respect to certain unsolicited written acquisition proposals. In addition, at any time before the merger agreement is adopted by our stockholders, to the extent that the Board of Directors determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law, we may terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, or make an adverse recommendation change in respect of a superior proposal or an intervening event (in each case, as defined in “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79), so long as we have first complied with certain terms of the merger agreement, including (i) notifying Solvay four business days prior to taking any such action and Solvay does not make a binding written proposal that obviates the need for such action, subject to additional three business day extensions if the terms of the superior proposal materially change during such period and (ii) if applicable, paying a termination fee to Solvay. See “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79.

Conditions to the Merger (Page 88)

The respective obligations of the Company, Solvay and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 88.

Termination (Page 89)

We and Solvay may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Solvay or the Company, if, subject to certain exceptions, the merger has not been consummated on or before the six month anniversary of the merger agreement (which deadline may be extended for an additional three months under certain circumstances as described in “The Merger Agreement—Termination” beginning on page 89);

•	by either Solvay or the Company, if any applicable law restrains, enjoins or otherwise prohibits the Company or Solvay from consummating the merger and such injunction becomes final and nonappealable;

•	by either Solvay or the Company, if at the special meeting, including any adjournment or postponement thereof, the stockholders of the Company do not approve the merger agreement;

•	by Solvay, if the Board of Directors makes an adverse recommendation change, or at any time after receipt or public announcement of an acquisition proposal, the Board of Directors fails to reaffirm its recommendation as promptly as practicable (and in any event within five business days) after receipt of any written request from Solvay to do so;

•	by Solvay, if there is a breach of any of the representations or warranties made by the Company, or of any of its covenants, in the merger agreement that would cause the condition to the closing that is related to the accuracy of the Company’s representations and warranties and the performance, in all material respects, of its obligations in the merger agreement to not be satisfied and be incapable of being satisfied by the six-month anniversary (or, if extended as described in “The Merger Agreement—Termination” beginning on page 89, the nine-month anniversary) of the merger agreement;

•	by Solvay, if the Company intentionally and materially breaches its obligations not to solicit acquisition proposals or to hold a special meeting of the Company’s stockholders to vote on the proposal to adopt the merger agreement;

•	by the Company, if prior to the special meeting of the Company’s stockholders to vote on the proposal to adopt the merger agreement, the Board of Directors makes an adverse recommendation change in compliance with the terms of the merger agreement in order to enter into an alternative acquisition agreement in connection with a superior proposal subject to payment of the termination fee; or

•

by the Company, if there is a breach of any of the representations or warranties made by Solvay or Merger Subsidiary, or any of their respective covenants, in the merger agreement that would cause the condition to closing that is related to the accuracy of Solvay’s and Merger Subsidiary’s representations and warranties and the performance, in all material respects, of their respective obligations in the merger agreement, to not be satisfied, and be incapable of being satisfied by the six-month anniversary (or, if extended as described in “The Merger Agreement—Termination” beginning on page 89, the nine-month anniversary) of the merger agreement.

Termination Fee (Page 90)

In certain circumstances, we may be required to pay Solvay a termination fee if the merger agreement is terminated. The termination fee would be payable in the following circumstances:

•	if Solvay terminates the merger agreement because the Board of Directors makes an adverse recommendation change, or at any time after receipt or public announcement of an acquisition proposal the Board of Directors fails to reaffirm its recommendation as promptly as practicable (and in any event within five business days) after receipt of a written request from Solvay to do so;

•	if Solvay terminates the merger agreement because the Company intentionally and materially breaches its obligations not to solicit acquisition proposals or to hold a special meeting for its stockholders to vote on the proposal to adopt the merger agreement;

•	if the Company terminates the merger agreement prior to the special meeting of the Company’s stockholders to vote on the proposal to adopt the merger agreement because the Board of Directors makes an adverse recommendation change in compliance with the terms of the merger agreement in order to enter into an alternative acquisition agreement in connection with a superior proposal; or

•	if either Solvay or the Company terminates the merger agreement because the Company stockholders do not approve the merger agreement at the special meeting, including any adjournment or postponement thereof, and (i) prior to such termination, an acquisition proposal has been publicly announced or otherwise been communicated to the Board of Directors or its stockholders, and (ii) within 12 months following the date of such termination, the Company enters into a definitive agreement with respect to or recommends to its stockholders an acquisition proposal, or an acquisition proposal is consummated.

In the case of the first and second bullets above, we must pay Solvay the termination fee within one business day after such termination.

In the case of the third bullet above, we must pay Solvay the termination fee immediately before and as a condition to such termination.

In the case of the fourth bullet above, we must pay Solvay the termination fee within five business days after the earlier of entry into a definitive agreement with respect to, recommendation to the Company’s stockholders of or consummation of, such acquisition proposal.

The termination fee is a cash amount equal to $140,000,000.

Remedies (Page 91)

If the merger agreement is terminated as a result of a knowing and intentional breach of the merger agreement, the breaching party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result. The measure of the Company’s damages in the event of a knowing and intentional breach of the merger agreement or in the event of fraud will be determined by reference to the total amount that would have been recoverable by the Company’s stockholders if the Company’s stockholders were third party beneficiaries of the Agreement (the Company’ stockholders are not third party beneficiaries of the Agreement).

However, in the event that the merger agreement is terminated under circumstances in which the termination fee becomes payable and the termination fee is paid by the Company, the termination fee (and any additional interest due on the termination fee amount as a result of the Company failing to promptly pay when due the termination fee) will be Solvay’s and Merger Subsidiary’s sole and exclusive remedy for monetary damages under the merger agreement.

The parties are also entitled to an injunction or injunctions to prevent a breach of the merger agreement, and to enforce specifically the performance of the terms and provisions of the merger agreement.

Market Price of Common Stock (Page 97)

The closing price of our common stock on the New York Stock Exchange, which we refer to as the NYSE, on July 28, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, was $58.39 per share of common stock. If the merger is completed, you will be entitled to receive $75.25 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 28.9% to the closing price of our common stock on July 28, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 46.2% to the volume weighted average price of our common stock over the one-year period prior to July 27, 2015.

On [●], 2015, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $[●] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Appraisal Rights (Page 100)

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 100 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (Page 105)

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 106.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed merger transaction is the acquisition of the Company by Solvay pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a wholly owned direct or indirect subsidiary of Solvay and will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the merger consideration of $75.25 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not withdrawn or otherwise lost, your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $7,525.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the merger consideration compare to the market price of our common stock prior to announcement of the merger?

A.	The merger consideration of $75.25 represents a premium of approximately 28.9% to the closing price of our common stock on July 28, 2015, the last trading day prior to the public announcement of the execution of the merger agreement and a premium of approximately 46.2% to the volume weighted average price of our common stock over the one-year period prior to July 27, 2015.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that you vote (i) “FOR” approval of the proposal to adopt the merger agreement, (ii) “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and (iii) “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the fourth quarter of 2015.

Q.	What happens if the merger is not completed?

A.	If the proposal to adopt the merger agreement is not approved by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Solvay a termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fee” beginning on page 90.

Q.	What conditions must be satisfied to complete the merger?

A.	The Company, Solvay and Merger Subsidiary are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the approval of the proposal to adopt the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal, (ii) the absence of any law or order prohibiting the consummation of the merger, (iii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and receipt of certain other antitrust or competition law approvals, and (iv) the favorable conclusion of a review, investigation or other proceeding by CFIUS pursuant to Exon-Florio. In addition to customary conditions in favor of both parties regarding the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers), Solvay’s obligations to complete the merger are also subject to the conditions that there be no event or occurrence that has had or would reasonably be expected to have a material adverse effect on the Company, the receipt of approval from DSS for the parties’ proposed FOCI-mitigation plan and the absence of written objection from DDTC. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 88.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for the merger consideration of $75.25 in cash pursuant to the merger will generally be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 63) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. We encourage you to read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held at [●] on [●], 2015 at [●] a.m., local time.

Q.	What am I being asked to vote on at the special meeting?

A.	At the special meeting, stockholders will vote on a proposal (i) to approve the proposal to adopt the merger agreement, which provides for the acquisition of the Company by Solvay, (ii) to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and (iii) to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s stockholders do not approve the golden parachute compensation?

A.	Approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on the Company or the surviving corporation in the merger. Because the merger-related compensation to be paid to the named executive officers in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual obligations applicable thereto).

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to adopt the merger agreement.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock entitled to vote on the proposal, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan and you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

Q.	What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Approving the merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such merger-related executive compensation.

Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to approve the merger-related executive compensation. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan and you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies (if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting) requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the proposal to approve such adjournment.

Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan and you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	In considering the recommendation of the Board of Directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 58 and “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 93.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, to grant your voting rights directly to the Company or to a third-party or to vote in person at the meeting.

If your shares are held in “street name” by a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares, and your bank, brokerage firm or other nominee, or their intermediary, is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package with instructions and describing the procedure for voting your shares (see also the next Q&A below). You are invited to attend the special meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, which we refer to as broker non-votes, and will not be counted for purposes of determining whether a quorum is present at the special meeting. The effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation or on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	Only holders of record of our common stock as of the close of business on [●], 2015, the record date for the special meeting, or their duly appointed proxies, are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Please note that if you hold shares in “street name” through a bank, brokerage firm or other nominee, you will need to provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	How many votes do I have?

A.	Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date of [●], 2015. As of close of business on the record date, there were [●] shares of our common stock outstanding and entitled to vote, held by [●] holders of record.

Q.	What is a quorum?

A.	The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date constitutes a quorum for the transaction of business at the special meeting. Proxies received, but marked as abstentions, will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence or absence of a quorum.

Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan and you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present at the special meeting.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

Via Our Internet Voting Site at http://www.proxyvote.com. If you received printed proxy materials, follow the instructions for Internet voting printed on your proxy card.

By Telephone. Call toll-free 1-800-690-6903. You also can vote by telephone by following the instructions provided on the Internet voting site or, if you received printed proxy materials, by following the instructions provided on your proxy card.

In Writing. You can vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on [●], 2015.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 27 of this proxy statement. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Company Savings Plans. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan, please refer to “How do I vote my Savings Plan shares” below on page 21 for instructions on how to vote your shares of our common stock subject to such savings plan.

Q.	How can I change or revoke my vote?

A.	If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	filing a notice of revocation to our Secretary, which must be received by us before the meeting;

•	filing a duly executed proxy card or voting instruction form bearing a later date;

•	submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or

•	attending the meeting in person and voting your shares.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Q.	How do I vote my Savings Plan shares?

A.	If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by [●], 2015. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of our common stock is called a “proxy card”.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to approve the merger-related executive compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

For the proposal to adjourn the special meeting, if necessary or appropriate, to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the meeting.

Q.	What happens if I sell my shares of our common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through the completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged Okapi Partners LLC to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Okapi Partners LLC a fee of $20,600 and telephone charges. The Company has agreed to reimburse Okapi Partners LLC for certain fees and expenses and will also indemnify Okapi Partners LLC and its members, officers, directors, employees, agents and affiliates against certain claims, costs, damages, liabilities, judgments and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card, (ii) calling toll-free at 1-800-690-6903 or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, after the completion of the merger, you will be sent a letter of transmittal promptly, and in any event within five business days, describing how you may exchange your shares of our common stock for the merger consideration. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of our common stock?

A.	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 100.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi Partners LLC, our proxy solicitor, by calling toll-free at 1-855-305-0855.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referenced therein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of the Company and certain plans and objectives of the Board of Directors, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical or current facts included in this proxy statement are forward-looking statements. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words or terms of similar meaning. Such statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may vary materially from those set forth in the forward-looking statements.

Although the Company believes the expectations contained in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. Such risks and uncertainties include: risks and uncertainties related to the proposed transaction with Solvay and Merger Subsidiary including, but not limited to: the expected timing and likelihood of completion of the pending merger, including the timing, receipt and terms and conditions of any required governmental approvals of the pending merger that could cause the parties to abandon the transaction, the state of the credit markets generally and the availability of financing, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility the Company’s stockholders may not approve the merger, the risk that the parties may not be able to satisfy the conditions to the proposed merger in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed merger, the risk that any announcements relating to the proposed merger could have adverse effects on the market price of the Company’s common stock, and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with its suppliers and customers, and on its operating results and businesses generally. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements are also qualified by, and should be read together with the “Forward-Looking Statements”, the “Risk Factors” and the other statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, in each case as filed with the SEC and available at www.sec.gov, and investors should refer to such risk factors and other statements in evaluating the forward-looking statements contained in this proxy statement (see “Where You Can Find More Information” beginning on page 106). Unless indicated otherwise, the terms “Company,” “we,” “us,” and “our” each refer collectively to Cytec Industries Inc. and its subsidiaries.

Any forward-looking statements speak only as of the date of this proxy statement, and the Company does not undertake any obligation to correct or update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events except as otherwise required by law. New factors may emerge from time to time, and it is not possible for the Company to predict all such factors. Furthermore, it may not be possible for the Company to assess the impact of any such factor on its business (viewed independently or together) or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER

The Company

Cytec Industries Inc.

5 Garret Mountain Plaza

Woodland Park, NJ 07424

Telephone: (973) 357-3100

The Company, a Delaware corporation, is a global specialty materials and chemicals company that serves the aerospace, agriculture/agrochemical, automotive, defense, electrical/electronics and mining industries, and operates in four segments: (i) aerospace materials, which principally includes advanced composites, carbon fiber, and structural film adhesives, (ii) industrial materials, which includes structural composite materials (high performance automotive, motorsports, recreation, tooling, and other structural materials markets) and process materials (aerospace, wind energy, and other process materials markets), (iii) in process separation, which includes mining chemicals and phosphines and (iv) additive technologies, which includes polymer additives, specialty additives, and formulated resins. The Company was incorporated as an independent public company in December 1993.

Solvay

Solvay SA

Rue de Ransbeek 310

1120 Brussels, Belgium

Telephone: +32 2 264 19 84

Solvay, a public limited company organized under the laws of Belgium, is an international chemical group headquartered in Brussels, Belgium. It serves many markets, including energy and the environment, automotive and aeronautics, and electrical and electronics. Solvay is listed on Euronext in Brussels and Paris. Solvay was founded in 1863.

Merger Subsidiary

Tulip Acquisition Inc.

Rue de Ransbeek 310

1120 Brussels, Belgium

Telephone: +32 2 264 19 84

Merger Subsidiary, a Delaware corporation, was formed by Solvay for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Subsidiary is a wholly owned subsidiary of Solvay and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Subsidiary will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting to be held at [●] on [●], 2015 at [●] a.m., local time.

Purpose of the Special Meeting

At the special meeting, holders of our common stock will be asked to:

•	consider and vote on a proposal to adopt the merger agreement (Proposal 1 on your proxy card);

•	consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (Proposal 2 on your proxy card); and

•	consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting (Proposal 3 on your proxy card).

The Board of Directors recommends that you vote “FOR” each of the above proposals.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

The Board of Directors has fixed the close of business on [●], 2015 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were [●] shares of our common stock outstanding and entitled to vote, held by [●] holders of record. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date constitutes a quorum for the transaction of business at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan and you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Pursuant to the Company’s by-laws, approval of the proposal to adjourn the special meeting in a situation in which a quorum is not present or represented at the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present, in person or represented by proxy, and entitled to vote at the special meeting, whether or not a quorum is present. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present, in person or represented by proxy, and entitled to vote on the matter at the special meeting.

Attendance

Only stockholders of record, their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to our Secretary at 5 Garret Mountain Plaza, Woodland Park, New Jersey 07424. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name”; and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock, and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to adopt the merger agreement. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of our common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan and you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote, to grant your voting rights directly to the Company or to a third-party or to vote in person at the meeting.

If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares.

Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters. For the purposes of this proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and have abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, and entitled to vote on the proposal to approve such merger-related compensation. For the proposal to approve the merger-related executive compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or vote in person the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to approve the merger-related executive compensation.

The proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present, in person or represented by proxy, and entitled to vote on the proposal to approve such adjournment. For the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting;

•	By Proxy. Stockholders of record have a choice of voting by proxy by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible; or

•	In Writing. You can vote by completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on [●], 2015.

If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting.

If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan, you may vote by proxy using any of the methods described above, except that your vote must be received by 11:59 p.m., Eastern Time on [●], 2015. If your proxy is not received by such time, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present. Please note that while you may attend the special meeting as described above, you will not be able to vote the share equivalents credited to your account in person at the special meeting; the only way for you to vote the share equivalents credited to your account is to vote by proxy before 11:59 p.m., Eastern Time on [●], 2015.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying postage-paid reply envelope, and your proxy card must be filed with our Secretary by the time the special meeting begins. Please do NOT send in your stock certificate(s) with your proxy card. After the completion of the merger, a separate letter of transmittal will be mailed to you promptly, and in any event within five business days, that will enable you to receive the merger consideration in exchange for your stock certificate(s). If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

If you have any questions or need assistance voting your shares, please contact Okapi Partners LLC, our proxy solicitor, by calling toll-free at 1-855-305-0855.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. BECAUSE STOCKHOLDERS CANNOT TAKE ANY ACTION AT THE MEETING UNLESS A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REPRESENTED, IT IS IMPORTANT THAT YOU ATTEND THE MEETING IN PERSON OR ARE REPRESENTED BY PROXY AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

As of [●], 2015, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any options, stock appreciation rights, restricted stock units or company deferred stock rights), representing approximately [●] percent of the outstanding shares of our common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying postage-paid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting. If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation or on the proposal to adjourn the special meeting. If you participate in the Company’s Employees’ Savings Plan or Employee Stock Purchase Plan and you fail to return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan, and will be counted for purposes of determining whether a quorum is present.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by filing a notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, by filing a duly executed proxy card or voting instruction form bearing a later date, by submitting a later dated proxy or providing new voting instructions over the Internet or by telephone, or by attending the special meeting and voting in person. Written notice of revocation should be mailed to: Cytec Industries Inc., Attention: Secretary, 5 Garret Mountain Plaza, Woodland Park, New Jersey 07424. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Adjournments

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Pursuant to the Company’s by-laws, approval of the adjournment of the special meeting in a situation in which a quorum is not present or represented at the special meeting requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present, in person or represented by proxy, and entitled to vote at the special meeting, whether or not a quorum is present. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present, in person or represented by proxy, and entitled to vote on such proposal at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the fourth quarter of 2015. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 69.

Rights of Stockholders Who Seek Appraisal

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 100 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Okapi Partners LLC to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Okapi Partners LLC a fee of $20,600 and telephone charges. The Company has agreed to reimburse Okapi Partners LLC for certain fees and expenses and will also indemnify Okapi Partners LLC and its members, officers, directors, employees, agents and affiliates against certain claims, costs, damages, liabilities, judgments and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi Partners LLC, our proxy solicitor, by calling toll-free at 1-855-305-0855.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.

The merger agreement provides that Merger Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned direct or indirect subsidiary of Solvay. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of our common stock (other than excluded shares) will automatically be converted into the right to receive an amount in cash equal to $75.25, without interest and less any applicable withholding taxes.

Background of the Merger

From time to time in the past two years, the Board of Directors and senior management of the Company have reviewed and evaluated the Company’s strategic alternatives with the goal of enhancing stockholder value, including the possibilities of maintaining the status quo as an independent public entity, potential strategic transactions or a business combination with a strategic partner, a potential acquisition of the Company by a strategic or a financial sponsor and a levered recapitalization, as well as a wide range of internal growth strategies, including the expansion of existing commercial relationships. The Company’s reviews of strategic alternatives have, among other things, led senior management of the Company to have informal discussions with third parties and customers from time to time concerning the possibility of commercial collaborations that could both be profitable for the Company and beneficial in developing new or improved products, or reducing prices, for customers. Except as otherwise described below, none of these discussions in the last two years has progressed beyond the initial stages to a specific proposal for a potential merger with, or acquisition of, the Company.

On several occasions commencing in July 2014, one of the Company’s largest customers expressed to the Company’s management its support for a potential collaboration between, or combination of, the Company and a third party, Party A. The customer informed the Company’s management that the customer believed a collaboration between, or combination of, the Company and Party A would result in a more effective supplier for the customer.

Commencing with a phone call from Mr. S.D. Fleming to a representative of Party A on August 10, 2014, and over the course of the subsequent eleven months, representatives of the Company and Party A discussed on numerous occasions the possibility of a business combination or a strategic collaboration between the Company and Party A. On January 15, 2015, a representative of the Company provided a form of non-disclosure and confidentiality agreement to a representative of Party A, and, after negotiations, Party A executed the non-disclosure and confidentiality agreement (which did not include a standstill covenant) as of January 29, 2015.

From October 2014 through June 2015, Party A made four proposals to acquire the Company. The first proposal was made orally on October 23, 2014 and contemplated an acquisition of the Company by Party A at a price of $50.38 per share payable entirely in Party A common stock. The second proposal was dated March 7, 2015 and contemplated an acquisition of the Company by Party A for $62.00 per share in a combination of cash and Party A common stock. The third proposal, dated April 7, 2015, contemplated an acquisition of the Company by Party A at a price of $66.00 per share payable in a combination of cash and Party A common stock. The fourth proposal was made orally on June 4, 2015 and contemplated an acquisition of the Company by Party A at a price of $68.00 per share payable in a combination of cash and Party A common stock. The Company’s Board of Directors was promptly advised of each of these proposals.

On December 19, 2014, the Board of Directors formed a committee composed of three directors, Messrs. A.G. Fernandes, L.L. Hoynes, Jr., and W.P. Powell, which we refer to as the Transaction Committee, to assist the Board of Directors in efficiently reviewing and supervising, on a more day-to-day basis, the discussions with Party A as well as to review and supervise the Company’s consideration of other potential strategic alternatives. The Company retained J.P. Morgan and Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, both of which had worked extensively with the Company in connection with the Company’s historical consideration and implementation of strategic alternatives, to assist it in considering the potential transaction with Party A as well as to assist the Transaction Committee and the Board of Directors in evaluating the Company’s strategic alternatives more generally. The Company also retained Arnold & Porter LLP, which we refer to as Arnold & Porter, to assist it in considering competition and certain other regulatory issues in connection with the potential transaction with Party A and others.

During the period from October 2014 through July 2015, the Transaction Committee and the Board of Directors met numerous times to receive updates regarding the status of Company management’s discussions with Party A and to provide direction, after consultation with Company management and representatives of J.P. Morgan, Sullivan & Cromwell and Arnold & Porter, to Company management regarding the discussions with Party A and responses to the offers made by Party A. Additionally, the Chair of the Transaction Committee frequently updated and collected feedback from the directors not on the Transaction Committee about the activities of the Transaction Committee. Also during this period, representatives of J.P. Morgan discussed with the Board of Directors, among other things, a preliminary valuation of the Company and certain strategic alternatives, including pursuing the Company’s strategic plan as a standalone company, a business combination with Party A, conducting a broader sales process or engaging in a levered recapitalization. The Board of Directors and the Transaction Committee decided not to conduct a broader sales process during this period because they had not determined that a sale of the Company would be in the best interests of the Company and its stockholders. In addition, the Company’s customer who had expressed support for a potential collaboration between, or combination of, the Company and Party A had not expressed support for a sale of the Company to any third party. The Transaction Committee and the Board of Directors considered advice from Arnold & Porter as to the likelihood of whether a combination with Party A would receive regulatory approval and the possibility that divestitures might be required to obtain regulatory approval and assessed the effect of any possible divestitures on the value of the consideration paid in shares of Company A stock and the time required to obtain regulatory approval. At the direction of the Transaction Committee and the Board of Directors, Mr. Fleming consistently advised a representative of Party A during this period that the Board of Directors considered the per share price offered by Party A to be inadequate, and that the Company was unwilling to consider a combination with Party A unless it was structured so as to provide the Company’s shareholders with appropriate certainty of closing, particularly with respect to Party A’s obligation to undertake divestitures and other remedial actions that might be necessary to obtain regulatory approval in light of certain competitive overlaps between the Company and Party A.

On June 15, 2015, Mr. Fleming communicated to a representative of Party A that Party A would not be given access to management presentations and operational due diligence unless Party A would agree to undertake any remedial actions necessary to obtain regulatory approval as long as the remedial actions (i) would not cause a material adverse effect on the Company or Party A and (ii) did not require the divestiture of a plant site, and that, if the parties proceeded to due diligence on that basis, the Company would expect that Party A would increase its offer price following diligence. On June 16, 2015, a representative of Party A sent Mr. Fleming a letter stating that Party A was unwilling to agree to undertake all of the remedial actions requested by the Company. The Company and Party A then agreed to end further discussions regarding a combination of the two entities and agreed to continue discussions regarding potential collaboration opportunities.

From time to time in the ordinary course of business, representatives of Company management have met with representatives of Solvay management at industry conferences and scheduled meetings to discuss the state of the industry generally, various possibilities for business between the two parties and both commercial and manufacturing collaboration opportunities. In early June 2015, Mr. Emmanuel Butstraen, President of Solvay Novecare, suggested to Mr. Fleming that he meet with the CEO of Solvay, Jean-Pierre Clamadieu to discuss areas of mutual interest. Mr. Fleming then arranged to meet with Mr. Clamadieu while Mr. Fleming was attending the Paris Air Show on June 16, 2015. During that meeting, Mr. Clamadieu stated that Solvay proposed to acquire the Company for $72.00 per share in cash and provided Mr. Fleming with a letter confirming that offer and requesting access to due diligence and committing to work expeditiously. Mr. Fleming informed Mr. Clamadieu that he would discuss Solvay’s offer with the Board of Directors. Solvay’s $72.00 per share offer represented a premium of 16.98% over the closing price of Company stock as of June 16, 2015.

On June 17, 2015, at a meeting of the Transaction Committee with representatives of Company management and J.P. Morgan in attendance, Mr. Fleming updated the Transaction Committee regarding Solvay’s offer. The Transaction Committee considered the price proposed by Solvay to be attractive in light of its previous discussions with Party A and consideration of the potential benefits and risks associated with the strategic alternatives that the Transaction Committee had evaluated with the assistance of J.P. Morgan during the period beginning in October 2014, including pursuing the Company’s strategic plan as a standalone company, conducting a broader sales process in a timely manner or engaging in a levered recapitalization, but noted that the Company had not actively solicited indications of interest in acquiring the Company from potential acquirers. The Transaction Committee discussed with representatives of Company management and J.P. Morgan the various options for a sales process, including conducting a single bidder process, a narrow sales process targeting a smaller group of potential bidders or a broader process involving a wide universe of potential bidders. The Transaction Committee considered the facts and circumstances of the Solvay offer, including that the Solvay offer represented a substantial premium to the EBITDA multiple in similar transactions and to the current price of the Company’s stock, together with high certainty of closing. The Transaction Committee determined, based on its members’ and Company management’s and J.P. Morgan’s knowledge and understanding of the industries in which the Company operates as well as specific company information, that there was a limited universe of potential bidders who would be interested in and capable of making an offer for the entire Company, including the aerospace materials, industrial materials and specialty chemicals segments, on a timely basis at a premium to the Solvay offer with high certainty of closing. Accordingly, the Transaction Committee concluded that the likelihood of an offer superior to Solvay’s in both quantum and certainty of closing emerging as the result of a broader sales process was small and did not outweigh the potential negative consequences of such a process, including the increased risk of a leak that could adversely impact the Company’s performance, customer relationships and employee retention or cause Solvay to withdraw its offer. The Transaction Committee also considered that in any transaction with Solvay the Company would have the ability to terminate the merger agreement with Solvay to accept a superior proposal if one emerged. As a result, the Transaction Committee determined not to engage in a broader sales process and discussed with representatives of Company management and J.P. Morgan the select group of various parties that might be interested in acquiring the Company and that would have the financial resources and other characteristics to potentially match Solvay’s offer and operational resources to act quickly in view of the potential risks to the Company of a protracted sales process. After discussion and consultation with J.P. Morgan, the Transaction Committee determined not to contact any financial sponsors because the Transaction Committee concluded there was a low likelihood that a financial sponsor would be able to make an offer with a significant or competitive premium due to the absence of meaningful synergies in a transaction with a financial sponsor and the historical returns sought by such sponsors. The Transaction Committee instructed Company management and J.P. Morgan to identify and reach out on a confidential basis to representatives of a small group of companies that, in the judgment of Company management after consultation with J.P. Morgan and the Transaction Committee, were most likely to be interested in acquiring the Company and to have the resources and financial wherewithal to do so expeditiously at a price that would be competitive with Solvay’s $72.00 per share price. The Transaction Committee considered approximately ten companies that might be interested and capable of acquiring the Company. After consideration of the likelihood that potential synergies would result from, and the potential certainty of closing, a transaction with each party, each party’s disclosed interest in potential acquisitions, each party’s capacity to integrate an acquisition of the Company in the next several years in light of the other events and states of facts affecting them, the potential dilutive effects on each party’s earnings and each party’s ability to finance an acquisition of the Company, among other factors, the Transaction Committee determined that most of the approximately ten companies were unlikely to be interested in or capable of pursuing a transaction at a sufficiently high price. In reaching this determination, in addition to the factors described above, the Transaction Committee also concluded, after consultation with Company management and Sullivan & Cromwell, that, in the unlikely event that any of the potential bidders that had not been contacted were interested in acquiring the Company and had the financial and operational wherewithal to do so, any such bidder would have the ability to make a superior proposal, and the Company would have the ability to terminate the merger agreement with Solvay to accept such a superior proposal. The Transaction Committee preliminarily suggested that J.P. Morgan should contact Party B, Party C and Party D, but indicated that management should continue to work with J.P. Morgan to assess whether these companies met the Transaction Committee’s criteria and whether any other companies should be included in the Company’s outreach effort. The Transaction Committee also directed Mr. Fleming to contact Mr. Clamadieu to confirm that Mr. Fleming would discuss Solvay’s offer with the Board of Directors.

Thereafter, also on June 17, 2015, Mr. Fleming confirmed to Mr. Clamadieu that he would discuss Solvay’s $72.00 per share offer with the Board of Directors.

Also around this time, following further discussion with the Transaction Committee and Company management, J.P. Morgan contacted representatives of Party B and Party D to gauge their interest in exploring a potential transaction with the Company. A representative of Party B, which had previously requested that the Company contact Party B if the Company explored the possibility of a sale of the Company, informed J.P. Morgan that Party B would not be willing to make a proposal to acquire the Company given that the Company shares were trading close to their all-time high and Party B believed it would not be able to offer a competitive price. Party D previously had expressed interest in acquiring the Company but a representative of Party D indicated to J.P. Morgan that Party D would not be in a position to provide an initial indication of interest and would not commit to perform material due diligence on the Company unless the Company offered assurances to Party D that the process would remain open for three or four months.

The Board of Directors met on June 22, 2015, with representatives of Company management and of J.P. Morgan in attendance. Mr. Fleming provided an update regarding various strategic alternatives, including the status of the Company’s discussions with Party A, and reported on his June 16th meeting with Mr. Clamadieu. Although the Company had achieved excellent results in the four immediately preceding years as it first announced and then completed a major restructuring of the Company’s portfolio, and the Company projections showed strong growth into the future, the Board of Directors considered the Solvay offer as an opportune time to consider a sale of the Company for two reasons. First, both the Company’s stock and the overall stock market were trading at or close to their all-time high prices. Second, the Company projections were based in part on assumptions regarding the continued successful capture of new markets for the Company and achievement of the projections would require significant capital investments in both advanced composites for serial automotive and aerospace primary structures, the outcome of which would be subject to unpredictable execution risk, and the Board of Directors considered that this combination of circumstances created more than normal uncertainty as to the likelihood of the Company achieving the Company projections. Mr. Fleming also reported on the status of J.P. Morgan’s contacts with potential alternative bidders. At the direction of Company management after consultation with the Transaction Committee and the Board of Directors, J.P. Morgan had contacted Party B and Party D, but not Party C, because Company management considered, after consultation with J.P. Morgan, the risk of a leak from contacting Party C to be too great because Party C was rumored to have been the source of leaks in certain previous situations involving Party C. Company management considered that leaks have occurred in numerous public company transactions in which the parties were subject to confidentiality and non-disclosure agreements, such that a customary confidentiality agreement could not necessarily be relied upon to prevent leaks. Company management also considered the potential negative consequences of a leak with respect to the Company’s interest in a potential transaction the potential negative consequences of a leak with respect to the Company’s interest in a potential transaction, including the potential impact on customer relationships and employee retention and on Solvay’s existing offer (which existing offer might have been withdrawn as a result of a leak or, depending upon how the market and stockholders of the Company and Solvay responded to the news of Solvay’s initial offer, might have hindered the Board of Directors’ efforts to negotiate with Solvay for a higher price per share), combined with the conclusion, after consultation with J.P. Morgan, that Party C was unlikely to be able to move quickly with respect to a potential acquisition of the Company or offer a sufficiently strong likelihood of an offer that would be competitive with Solvay’s or other potential acquirors that J.P. Morgan had contacted on behalf of the Company, led the Transaction Committee and Company management to determine that the risks of contacting Party C outweighed the potential benefits. The Board of Directors discussed this conclusion with representatives of Company management and determined, in light of the facts and circumstances, that Party C should not be invited to participate in the process. The Board of Directors discussed whether the Company should contact additional potential bidders. After assessing the likelihood of receiving a competitive offer from additional potential bidders and the increased risk of a leak, the Board of Directors concluded that the Company should not contact other potential bidders at that time. At the conclusion of the meeting, the Board of Directors authorized Mr. Fleming to call Mr. Clamadieu to indicate that although the price offered by Solvay was not sufficient to complete a transaction, it was sufficient to permit Solvay to proceed in its evaluation of a potential transaction, including participation in management presentations and due diligence. The Board of Directors also directed J.P. Morgan to contact representatives of Party D to invite Party D to participate in management presentations with a view to attempting to accelerate Party D’s ability to provide the Company with an indication of interest to acquire the Company.

Following the Board of Directors’ meeting on June 22, 2015, representatives of J.P. Morgan contacted representatives of Party D to invite Party D to participate in management presentations. Party D declined to participate in management presentations or to otherwise move forward in the process given that the Company would not commit that the process would remain open for three to four months.

On June 25, 2015, a representative of the Company provided a form of non-disclosure and confidentiality agreement to representatives of Solvay, and, after negotiations, Solvay executed the non-disclosure and confidentiality agreement on June 26, 2015. On June 30, 2015, representatives of Solvay participated in management presentations delivered by Company management.

The Transaction Committee had previously determined not to contact Party E because the Transaction Committee believed that Party E was focused on another corporate transaction. On June 26, 2015, J.P. Morgan reported to the Company that Party E might be interested in pursuing an acquisition of the Company and might be willing to commit time and resources to explore an acquisition of the Company. J.P. Morgan became aware of Party E’s potential interest during the ordinary course of its regular investment banking coverage of Party E. Representatives of Company management directed representatives of J.P. Morgan to contact Party E. Mr. Fleming informed the Chairman of the Transaction Committee who concurred with this direction. Representatives of J.P. Morgan contacted representatives of Party E who expressed interest in exploring a possible acquisition of the Company. The representatives of J.P Morgan explained that Party E might have to move quickly if they were to be successful in this possible opportunity, and stated that the Company could provide Party E with management presentations early the following week if that would assist Party E in quickly developing a firm view on the Company.

On June 29, 2015, a representative of the Company provided a form of non-disclosure and confidentiality agreement to representatives of Party E, and, after negotiations, Party E executed the non-disclosure and confidentiality agreement on July 1, 2015. The non-disclosure and confidentiality agreement contained a customary standstill covenant, which generally prohibited Party E from acquiring the Company’s securities or otherwise seeking to acquire control of the Company, and which by its terms would terminate upon the Company entering into a definitive agreement with a third party providing for a change of control of the Company. On July 1, 2015, representatives of Party E participated in management presentations delivered by Company management.

During the management presentations to the respective firms Party E was requested to provide the Company with an indication of interest by July 13, 2015, and Solvay was requested to complete its preliminary due diligence and confirm its offer price by July 13, 2015. Solvay had indicated its willingness to confirm its offer price more quickly but a later date was requested to allow Party E more time to provide its indication of interest.

Throughout July of 2015, the Transaction Committee and the Board of Directors met numerous times to consider the status of the Company’s discussions with Party A, Party D and Party E and to give Company management and J.P. Morgan instructions concerning next steps in the process.

On July 1, 2015, representatives of Solvay advised representatives of J.P. Morgan that Solvay was prepared to send the Company a draft merger agreement. The Company directed a representative of Sullivan & Cromwell to inform Solvay’s outside counsel, Davis Polk & Wardwell LLP, that prior to Solvay providing the Company with a draft merger agreement, the Company would provide Solvay with a list of key terms that the Company expected would be included in any draft merger agreement, including a “go shop” provision. A representative of Davis Polk informed a representative of Sullivan & Cromwell that Solvay would not be receptive to any request to include a “go shop” provision in the merger agreement.

On June 30, 2015 and July 1, 2015, during Solvay and Party E’s respective management presentations, Mr. Fleming advised representatives of Solvay and of Party E, respectively, that the Company’s second quarter results, scheduled to be announced in mid-July, would likely be below Wall Street analysts’ estimates, partly due to a weaker than expected quarter for the Company’s industrial materials business.

Starting on July 2, 2015, representatives of the Company provided representatives of Solvay and Party E with access to an electronic data room and from July 2, 2015 until July 13, 2015, the Company provided Solvay with access to representatives of Company management for additional specialized diligence sessions and the Company responded to Solvay’s numerous due diligence requests. Representatives of Company management observed that Solvay and its advisors commenced a substantial due diligence effort promptly while representatives of Party E appeared to devote much less time to, and involved fewer personnel in, reviewing the information in the electronic data room. The Company elected to postpone providing Party E with access to additional specialized diligence sessions until Party E had submitted an indication of interest so that the Company could assess whether Party E was reasonably likely to be willing to move forward with a transaction at a price that would be competitive with Solvay’s $72.00 per share offer before undertaking the management distraction and heightened risk of leak associated with scheduling additional management sessions for Party E.

On July 8, 2015, representatives of Sullivan & Cromwell sent representatives of Davis Polk a list of key terms that the Company expected would be included in a draft merger agreement between the Company and Solvay. Among the key terms were several seller-favorable terms, including a 60-day “go shop” provision with a 15-day extension for any bidders who began negotiating during the initial 60-day period and a two-tier termination fee, with a lower fee during the “go shop” period. Sellers frequently seek such “go shop” provisions as leverage to negotiate for more favorable price and other terms from the counter-party, and to preserve flexibility for the company to seek better terms from third parties in the event that a “go shop” ultimately is agreed to.

On July 10, 2015, representatives of Sullivan & Cromwell received a draft merger agreement from representatives of Davis Polk. The draft merger agreement did not include a “go shop” provision.

On July 13, 2015, Mr. Clamadieu contacted Mr. Fleming to communicate an upwardly revised offer of $72.75 per share in cash, subsequently confirmed in writing. Solvay’s $72.75 per share offer represented a premium of 18.27% over the closing price of Company stock as of July 13, 2015. Mr. Clamadieu indicated that Solvay was unable to increase its offer further because, among other things, the Company’s projected capital expenditures in the 2016-2019 time period were $200 million higher than Solvay had anticipated.

Also on July 13, 2015, Party E submitted a preliminary, non-binding indication of interest for $76.00 per share in cash, stating that it was prepared, if given access to necessary due diligence, to reach a definitive agreement within 30 days.

Following the submission of Party E’s preliminary, non-binding indication of interest, representatives of Company management observed that Party E’s indication of interest was premised on an incorrect calculation of the Company’s outstanding equity interests, and adjusting for the actual number of outstanding equity interests, Party E’s indication of interest actually had an implied value of approximately $75.25. Shortly thereafter, representatives of J.P. Morgan informed representatives of Party E of the error, and Party E did not clarify its indicative price. Absent clarification, representatives of J.P. Morgan informed Party E that the Company would treat Party E as if its indication of interest were $76.00 per share.

On July 17, 2015, Mr. Fleming contacted Mr. Clamadieu and informed him that the Company’s Board of Directors was not yet in a position to respond to Solvay’s offer, and while Mr. Clamadieu should assume that $72.75 per share was still inadequate, the Company had instructed Sullivan & Cromwell to respond to Davis Polk with a merger agreement markup during the week of July 20, 2015. Mr. Fleming also contacted a representative of Party E and informed him that Party E’s request for 30 days to complete diligence was too long as the Company was expecting to sign or make significant progress towards a definitive merger agreement within approximately ten days.

During the weeks of July 13 and July 20, 2015, Company management continued to monitor the respective levels of Solvay’s and Party E’s activity in the Company’s electronic data room and observed that Party E did not yet appear to be deeply engaged in due diligence of the Company relative to Solvay. During the week of July 13, 2015, Company management held additional due diligence sessions with representatives of Party E, and a representative of the Company provided a representative of Party E with an initial draft of a merger agreement on July 16, 2015. During the week of July 20, 2015, representatives of J.P. Morgan contacted representatives of Party E multiple times to reaffirm the need for Party E to move quickly to confirm Party E’s indication of interest, commitment to the transaction and ability to obtain internal approvals on a timely basis, including confirmation that the diverse nature of the Company’s businesses would not pose a barrier to the acquisition of the Company. During these conversations, representatives of Party E stated that Party E understood it had to buy all of the Company, that Party E’s indication of interest at $76.00 per share had not been based on Party E management-approved financial analysis, and that Party E was working with its financial advisors to complete its model but had identified a number of factors, including concerns regarding the Company’s near term value in light of its June 16, 2015 earnings announcement, that could make it challenging for Party E to maintain its $76.00 per share indicative price.

After discussions regarding the proposed draft merger agreement with Company management, on July 21, 2015, representatives of Sullivan & Cromwell sent representatives of Davis Polk a revised draft. In consideration of, among other things, the Company’s ongoing sales process, its ability to accept a superior proposal following the signing of the merger agreement and additional terms in the revised draft that reflected positions on other important terms favorable to the Company, including the level of commitment from Solvay regarding regulatory risk, closing certainty and post-closing employee benefits, the revised draft did not include a “go shop” provision but did include a two-tier termination fee which provided for a lower termination fee during the initial 60-day period following signing of the merger agreement. As with a “go shop” provision, such a two-tier termination fee provision, even combined with a “no shop” provision, is a seller-favorable provision because it reduces the cost paid by a third party that makes a superior offer in compliance with the no-shop provision of the merger agreement in the initial period following announcement of the merger. The Company requested the provision as part of a package of proposed seller-favorable deal protection, deal certainty and other terms of the merger agreement, understanding that Solvay was unlikely to agree to all of the Company’s terms and that the Company would be willing to move forward without a two-tier termination fee in the final merger agreement, which would be likely to reflect compromises by both the Company and Solvay as to their desired terms.

On July 23, 2015, Mr. Fleming learned that Party E had appointed a new executive to lead the Party E team that was reviewing the possibility of a transaction with the Company. Mr. Fleming discussed the timeline for the project with the new Party E team leader, who advised Mr. Fleming that Party E would provide a mark-up of a merger agreement to the Company in the next few days. Mr. Fleming agreed to schedule a make-up due diligence management session for the new Party E executive and additional specialized diligence sessions with representatives of Company management as needed to facilitate Party E’s efforts to confirm its preliminary non-binding indicative price.

That afternoon on July 23, 2015, there was a meeting of the Board of Directors with representatives of Company management, J.P. Morgan and Sullivan & Cromwell in attendance. Mr. Fleming updated the Board of Directors on the work of the Transaction Committee and outside advisors regarding the process with Solvay and Party E, and the Board of Directors discussed the advantages and disadvantages of various approaches to obtaining the best possible offers from each of Solvay and Party E. The Board of Directors, in consultation with representatives of Company management, J.P. Morgan and Sullivan & Cromwell, discussed the pros and cons of various proposed responses to Solvay and Party E, and concluded that management should notify Solvay about the Company’s discussions with a viable alternative bidder.

Later in the afternoon on July 23, 2015, Mr. Fleming spoke with Mr. Clamadieu and explained that the Company was engaging with another party that also had expressed interest in an acquisition of the Company, and that the Company would need Solvay’s best and final offer by July 30, 2015.

That evening, a representative of Sullivan & Cromwell left a voicemail message for a representative of the outside counsel representing Party E to request an update regarding Party E’s timing to provide a merger agreement mark-up to the Company, but the call was never returned. Also that same evening, representatives of Sullivan & Cromwell received a revised draft merger agreement from representatives of Davis, Polk & Wardwell.

On the morning of July 24, 2015, Mr. Fleming spoke with the representative of Party E and communicated that the Company would need a best and final offer as well as a markup of the draft merger agreement that had been provided on July 16, 2015, no later than July 30, 2015. The representative of Party E stated that a markup of the merger agreement would be forthcoming by the close of business that day.

During that same day, representatives of Company management participated in a diligence meeting with representatives of Party E to address Party E’s high priority diligence questions. During this meeting, a representative of Party E communicated that a markup of the merger agreement would not be available until July 28, 2015.

Also during the morning of July 24, 2015, Mr. Clamadieu spoke with Mr. Fleming and indicated that Solvay would be providing a revised, firm offer that same evening. Thereafter, in the evening of July 24, 2015, Mr. Fleming received a revised letter from Solvay with a revised offer of $75.00 per share. The letter stated that Solvay’s revised offer would expire at 5:00 pm. EST on July 27, 2015 and that any transaction would need to be announced by the morning of July 28, 2015. Mr. Clamadieu orally communicated to Mr. Fleming that Solvay was unwilling to delay announcement any further, and that should the Company fail to meet Solvay’s deadline for an announcement on July 28, 2015, then Solvay would discontinue its negotiations with the Company. Solvay’s $75.00 per share offer represented a premium of 28.47% over the closing price of Company stock as of July 24, 2015.

From July 24 until mid-day on July 26, Party E continued to conduct due diligence, with the Company continuing to provide information via the electronic data room and to respond to diligence questions. Also during this period, representatives of Davis Polk and of Sullivan & Cromwell continued to negotiate the merger agreement, including, the scope of the “no shop”, the size of the termination fee and the appropriate allocation of risk relating to antitrust and competition law and other regulatory approvals. At this point, the parties negotiated in respect of a single tier termination fee in light of concessions Solvay had made in respect of the size of the termination fee and on other transaction terms important to the Company. The Company determined that the single-tier termination fee represented a reasonable incremental amount on a deal of the size of the transaction with Solvay and that it would not preclude a motivated bidder with sufficient synergies to submit a bid that would top Solvay’s all cash offer. In making this determination, the Company consulted with Sullivan & Cromwell regarding comparative research of termination fees in similar transactions, guidance from Delaware courts as to the enforceability of termination fees when used to secure a high value bid for stockholders and the sizes of such fees that have been found to be reasonable in single-bidder transactions or transactions in which the target conducted a limited auction. The Company determined that the proposed fee, at $140 million, represented approximately only 2.55% of equity value and an even smaller percentage of enterprise value. In addition, on July 25, 2015, representatives of Davis Polk provided representatives of Sullivan & Cromwell with redacted drafts of Solvay’s proposed debt financing arrangements.

On July 26, 2015, the Transaction Committee met with representatives of Company management, J.P. Morgan and Sullivan & Cromwell in attendance, to receive an update regarding Company management’s recent discussions with Solvay and Party E and to provide direction to Company management regarding the best strategy to address Solvay’s improved offer and Party E’s failure to make material progress towards confirming its indication of interest or negotiating a merger agreement. After discussion, it was agreed that Mr. Fleming should contact Solvay to ask Solvay to increase its offer price and Party E to notify Party E that the Company would require Party E to demonstrate it was making substantial progress toward completing due diligence and marking-up the merger agreement on an expedited basis in order for Party E to remain viable.

On July 26, 2015, as directed by the Transaction Committee, Mr. Fleming contacted Mr. Clamadieu and stated that Mr. Fleming would recommend Solvay’s offer to the Board of Directors if Solvay increased its price to $75.25 per share and accepted the Company’s position on two open points in the merger agreement: that Solvay would be required to undertake divestitures or similar remedial actions that, individually or in the aggregate, would not have a material adverse effect on Solvay and its subsidiaries or on the Company and its subsidiaries, in each case, as measured against the Company and its subsidiaries taken as a whole, and Solvay would agree to provide for one year base salary, incentive compensation opportunities and other employee benefits to the Company’s employees at a level substantially comparable in the aggregate to that provided to such employees (including the executive officers) by the Company prior to the transaction. Mr. Fleming also informed Mr. Clamadieu that the Company was not prepared to meet Solvay’s deadline of a Tuesday morning announcement because the Company would require additional time to prepare a communications roll-out plan for its employees, customers and other stakeholders, but that, assuming Solvay met the Company’s conditions, the Company would agree to negotiate exclusively with Solvay from the evening of July 27, 2015 through the signing of a merger agreement on the evening of July 28, 2015. Later that day, Mr. Clamadieu informed Mr. Fleming that he would support an increase in Solvay’s offer price to $75.25 per share and was receptive to the Company’s position on the two remaining merger agreement points (which were incorporated into the final version of the merger agreement).

Also on July 26, 2015, as directed by the Transaction Committee, Mr. Fleming spoke with a representative of Party E to advise Party E that, in light of the exploding offer it had received from another bidder, Party E would need to confirm its offer price by July 27, 2015. The representative of Party E expressed concern about Party E’s ability to meet the deadline. Later on July 26, 2015, the representative of Party E communicated to the Company through Party E’s financial advisors that Party E had been struggling to confirm value, would not be able to meet the deadline and was withdrawing from the process.

On July 27, 2015, at a meeting of the Board of Directors with representatives of Company management, representatives of J.P. Morgan and a representative of Sullivan & Cromwell in attendance, Mr. Fleming reviewed the status of discussions and negotiations with Solvay and Party E. A representative of J.P. Morgan then reviewed with the Board of Directors J.P. Morgan’s financial analyses of the $75.25 per share to be received by the holders of the Company’s shares in the merger, referring throughout the discussion to materials that had been provided to the Board of Directors in advance of the meeting. A representative of Sullivan & Cromwell reviewed the key terms of the merger agreement that had been provided to the Board of Directors earlier that day and the Board of Directors’ fiduciary obligations under Delaware law. The Board of Directors discussed its view that the deal-protection provisions of the merger agreement were customary and would not deter a third party with the strategic interest and financial capability to make a superior proposal from doing so.

During this period, representatives of Sullivan & Cromwell and Davis Polk continued to negotiate the merger agreement.

On July 28, 2015, having been provided with the execution version of the merger agreement in advance of the meeting, the Board of Directors met with representatives of Company management, J.P. Morgan and Sullivan & Cromwell in attendance. A representative of Company management reviewed the changes to the merger agreement since the draft the Board of Directors had reviewed and discussed in connection with the previous day’s board meeting. J.P. Morgan, having provided the Board of Directors with a copy of its financial analyses updated for market information as of July 27, 2015 (such financial analyses being substantially identical to the analyses reviewed with the Board of Directors on July 27, 2015), delivered its oral opinion to the Board of Directors (which was subsequently confirmed by delivery of a written opinion dated July 28, 2015), to the effect that, as of the date of the opinion and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in its written opinion, the merger consideration of $75.25 per share, was fair, from a financial point of view, to the holders of shares of common stock of the Company (other than excluded shares). Following further discussion, the Board of Directors thereafter unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement.

Later that same day, Solvay, Merger Subsidiary and the Company executed the merger agreement. The following morning, the Company and Solvay issued separate press releases announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the merger proposal.

The Board of Directors, at a meeting held on July 28, 2015, unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board of Directors also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. The Board of Directors consulted with the Company’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Board of Directors believes support its decision:

•	the merger consideration of $75.25 per share represents a premium of approximately 46.2% to the volume weighted average price of our common stock over the one year prior to July 27, 2015, a premium of approximately 31.7% to the closing price of our common stock on July 27, 2015, and a premium of approximately 27.0% to the volume weighted average price of our common stock over the three months prior to July 27, 2015, as well as a premium of approximately 28.9% to the closing price of our common stock on July 28, 2015, the last trading day prior to the announcement of the merger;

•	the merger consideration of $75.25 per share in relation to the Board of Directors’ estimate of the present value of the Company as an independent entity, assuming the full realization of the Company projections, as well as the risks and challenges associated with the attainment of such projections;

•	the oral and written opinion of J.P. Morgan to the Board of Directors dated July 28, 2015, and related financial analysis by J.P. Morgan presented to the Board of Directors on such date, to the effect that, as of the date of such written opinion and based on and subject to the various factors, assumptions, qualifications and limitations described therein, the merger consideration of $75.25 per share to be received by holders of our common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. A copy of such written opinion is included as Annex C to this proxy statement and described under “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 45. The Board consulted with J.P. Morgan throughout the period over which the merger was negotiated (see “The Merger—Background of the Merger” beginning on page 33) and considered J.P. Morgan’s opinion and related financial analysis as part of its overall decision to recommend the transaction. In evaluating J.P. Morgan’s analysis, the Board considered that it did not include transactions involving aerospace suppliers, which were included by J.P. Morgan only for reference purposes, and noted that the EBITDA multiples in such transactions were lower than in the transactions used in J.P. Morgan’s analysis, which meant that the inclusion of such transactions would have resulted in an even more favorable evaluation of Solvay’s offer;

•	the belief of the Board of Directors, in light of the facts and circumstances, after consultation with its legal and financial advisors and consideration of the characteristics necessary for possible bidders to make an offer that would be superior to Solvay’s together with similarly high certainty of closing (including the potential synergies resulting from, and the potential risks to closing certainty presented by, a potential transaction involving each possible bidder, the possible bidders’ disclosed interest in potential acquisitions, including the likelihood that any other possible bidder would be interested in acquiring the entire Company, including its aerospace materials, industrial materials and specialty chemicals segments, the possible bidders’ ability to finance an acquisition of the Company, the potential for leaks associated with each possible bidder) and having determined in consultation with J.P. Morgan and Company management that the universe of potential buyers possessing such necessary characteristics was small, that, under the circumstances, the Company had completed an adequate canvass of the universe of likely competitive buyers, particularly in light of the fact that the FV/EBITDA (each as defined in “The Merger Agreement—Opinion of the Company’s Financial Advisor” beginning on page 45) multiple of 16.4x for the last twelve months as of June 30, 2015, calculated by J.P. Morgan, represented a substantial premium to the EBITDA multiple in similar transactions (which further limited the number of potential counterparties that had the interest, resources and financial wherewithal to make a proposal that would be superior to Solvay’s) and the ability of interested parties to make a superior proposal after the merger agreement had been executed and the relatively low termination fee to be paid to Solvay under such circumstances (as described under “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79 and “The Merger Agreement—Termination Fee” beginning on page 90);

•	the belief of the Board of Directors, after negotiations with Solvay and soliciting interest in a transaction from the universe of possible bidders believed to be potentially willing to and capable of completing an acquisition of the entire Company, including its aerospace materials, industrial materials and specialty chemicals segments, within a reasonable period of time without exposing the Company to a material risk of a leak or to a protracted sales process that was not considered likely to result in an better offer, that the merger consideration of $75.25 per share provided for in the merger agreement represented the highest per share consideration reasonably attainable at the time;

•	the improvement in the merger consideration offered by Solvay from $72.00 per share at the time of its initial proposal to $75.25 per share, which is $0.25 per share higher than what Solvay had indicated was its best and final offer, and the absence of a superior and actionable alternative proposal;

•

the Board of Directors’ analyses that the merger is more favorable to the Company’s stockholders than the possible alternatives to the merger, including the execution of Company management’s stand-alone plan (taking into account the risks and uncertainties associated with the execution of the stand-alone plan), other potential strategic mergers or acquisitions transactions with strategic counterparties, a potential sale of the Company to a financial sponsor and a leveraged recapitalization transaction. In the case of a levered recapitalization, the Board of Directors considered, among other factors, the facts that any special dividend resulting from a levered recapitalization would not reflect any value creation attributable to synergies, whereas the price offered by Solvay could reflect some of the value to Solvay of anticipated synergies, and that a levered recapitalization could impede the Company’s flexibility to implement business plans in the future by subjecting the Company to restrictive debt covenants of the type typically imposed on highly levered companies and might also be viewed unfavorably by certain large customers interested in the security of their supply chain;

•	the Board of Directors’ consideration of the current state of the economy, the stock market and financial markets and its assessment of the stage of the chemicals and materials industry cycle, the competitive landscape, customer relationships, organic and non-organic growth opportunities, the capital expenditures that would be required to maintain or enhance the Company’s competitive position, the need to meet customer demands and the uncertainty surrounding forecasted economic conditions, both in the near term and the long term as well as generally and within the Company’s industry in particular;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	Solvay’s agreement to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement, subject to certain exceptions set forth in the merger agreement, except that Solvay and Merger Subsidiary are not obligated to agree to any divestiture or other action if agreeing to such divestiture or other action would, individually or in the aggregate, have a material adverse effect on Solvay and its subsidiaries or on the Company and its subsidiaries, in each case, as measured against the Company and its subsidiaries, taken as a whole, as described under “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 82;

•	the fact that the January 28, 2016 merger agreement end date allows for sufficient time to complete the merger, and may be extended until April 28, 2016 if certain regulatory approvals have not been obtained;

•	more generally, the fact that the conditions to the closing of the merger are specific and limited in scope and that the definition of “material adverse effect” in the merger agreement contains broad carve-outs that make it less likely that adverse changes in the Company’s business between announcement and closing of the merger will provide a basis for Solvay to refuse to consummate the merger, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 88;

•	the business reputation and capabilities of Solvay, and the Board of Directors’ perception that Solvay is willing to devote the resources necessary to complete the merger in an expeditious manner;

•	the fact that there is no financing condition to the completion of the merger in the merger agreement;

•	Solvay’s financial condition and creditworthiness and Solvay’s representation that Solvay has, through a combination of cash on hand and committed financing, all funds necessary for the payment of the aggregate merger consideration and to satisfy all of Solvay’s other obligations under the merger agreement;

•	the receipt of a mandate letter and a substantially final form of the bridge loan facility agreement, the terms thereof and the reputation of the financial institutions named therein, which increase the likelihood of the debt financing being available (see “The Merger—Financing of the Merger” beginning on page 56);

•	the fact that pursuant to the merger agreement, the Company is permitted until the closing of the merger to declare and pay regular quarterly cash dividends on our common stock of up to $0.125 per share;

•	the ability of the Board of Directors to withhold, withdraw or modify its recommendation to stockholders concerning the transactions contemplated by the merger agreement in connection with a superior proposal or if any event or circumstance becomes known to the Board of Directors that is material to the Company and its subsidiaries, taken as a whole, that was not known or reasonably foreseeable (or the impact of which was not known or reasonably foreseeable) to the Board of Directors or the Company’s named executive officers as of July 28, 2015, if the board determines in good faith, after consultation with outside legal counsel, that the failure to so withhold, withdraw or modify its recommendation would be reasonably likely to be inconsistent with its fiduciary duties (subject to Solvay’s ability to terminate the merger agreement and collect the termination fee), as described under “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79;

•	the ability of the Board of Directors to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Solvay to match the superior proposal and payment by the Company of the termination fee), as described under “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79 and “The Merger Agreement—Termination Fee” beginning on page 90;

•	the rights of Company stockholders to demand appraisal of their shares and receive payment of the “fair value” of such shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL and the absence of any closing conditions in the merger agreement related to the exercise of appraisal rights by Company stockholders; and

•	the fact that the merger and the merger agreement are subject to approval by the Company’s stockholders.

The Board of Directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of the Company’s assets and any potential future appreciation of the value of our common stock;

•	the merger agreement imposes restrictions on soliciting competing acquisition proposals from third parties;

•	the termination fee to be paid to Solvay under the circumstances specified in the merger agreement, which, while as a percentage of the equity value of the Company is within a customary range for similar transactions, may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company, or may reduce the price offered by such other parties in a competing bid (see “The Merger Agreement—Termination Fee” beginning on page 90);

•	the right afforded to Solvay under the merger agreement to match acquisition proposals that the Board of Directors determines in good faith are superior proposals and the requirement that the Company pay a termination fee to enter into any such superior proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company, as described under “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking capital expenditures and business opportunities it would otherwise undertake absent the pending completion of the merger, as described under “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 76;

•	the fact that significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of the Company’s business;

•	the fact that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, suppliers and customers;

•	the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	the effects that a failure to consummate the merger could have on the price of the Company’s common stock and on the market’s perceptions of the Company’s prospects; and

•	the fact that an all-cash transaction generally would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

In considering the recommendation of the Board of Directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 58.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24.

Opinion of the Company’s Financial Advisor

Opinion of J.P. Morgan

Pursuant to an engagement letter dated December 22, 2014 (effective as of October 15, 2014), as supplemented by an engagement letter dated July 26, 2015 (effective as of March 1, 2015), the Company retained J.P. Morgan as its financial advisor in connection with a possible transaction of the type including the proposed merger.

At the meeting of the Board of Directors of the Company held on July 28, 2015 at which the proposed merger was approved, J.P. Morgan rendered to the Board of Directors of the Company its oral opinion, confirmed by delivery of a written opinion, dated July 28, 2015, to the effect that, as of such date and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in its written opinion, the merger consideration to be paid to the Company’s common stockholders in the proposed merger of $75.25 per share in cash was fair, from a financial point of view, to such stockholders. No limitations were imposed by the Board of Directors of the Company upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated July 28, 2015, which sets forth, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex C to this Proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy statement is qualified in its entirety by reference to the full text of such opinion, and the Company’s stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the Company’s common stockholders and did not address any other aspect of the merger. J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the special meeting with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated July 28, 2015;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of the Company and Solvay with respect to certain aspects of the merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan, in giving its opinion, relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and Solvay or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Solvay under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement would not differ in any material respect from the most recent draft thereof provided to J.P. Morgan before it rendered its oral opinion. J.P. Morgan also assumed that the representations and warranties made by the Company and Solvay in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by the advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the Company’s common stockholders in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the merger consideration to be paid to the Company’s common stockholders in the proposed merger or with respect to the fairness of any such compensation.

The terms of the merger agreement, including the merger consideration, were determined through arm’s length negotiations between the Company and Solvay, and the decision to enter into the merger agreement was solely that of the Board of Directors of the Company and the Board of Directors of Solvay. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board of Directors of the Company in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board of Directors or management of the Company with respect to the proposed merger or the merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in rendering its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in rendering its opinion to the Board of Directors of the Company on July 28, 2015 and contained in the presentation delivered to the Board of Directors of the Company on such date in connection with the rendering of such opinion, and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

52 Week Historical Trading Range

For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range of the Company’s common stock for the 52-week period ended July 27, 2015, which was $42.17 per share to $62.71 per share, and compared that to (a) the closing price of the Company’s common stock of $57.15 on July 27, 2015, and (b) the proposed merger consideration of $75.25 per share.

Equity Analyst Price Target

For reference purposes only and not as a component of its fairness analysis, J.P. Morgan also reviewed the price targets of nine public analysts for the Company providing such price targets and noted that the price targets ranged from $57.00 to $73.00 per share, as compared to (1) the closing price of the Company’s common stock of $57.15 on July 27, 2015, and (2) the proposed merger consideration of $75.25 per share.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded specialty chemicals and composites companies that have operations, products and end markets similar to the Company, as well as companies who primarily supply the aerospace industry, given a significant portion of the Company’s revenues are derived from the aerospace industry. The companies selected by J.P. Morgan were as follows:

Specialty Chemicals/Composites	Aerospace Suppliers
Celanese Corporation	Spirit AeroSystems Holdings, Inc.
Albemarle Corporation	B/E Aerospace, Inc.
W.R. Grace & Co.	Triumph Group, Inc.
FMC Corporation	Esterline Technologies Corporation
Hexcel Corporation	KLX Inc.
Victrex plc

None of the selected companies reviewed is identical to the Company and certain of these companies may have characteristics that are materially different from those of Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect their comparability to the Company.

In all instances, multiples were based on closing stock prices on July 27, 2015. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies’ filings with the Securities and Exchange Commission and information J.P. Morgan obtained from FactSet Research Systems and equity research and publicly available research analysts’ median estimates.

J.P. Morgan calculated and analyzed the ratios of each selected company’s implied firm value (which is referred to as FV) to median equity research analysts’ estimates for the periods ending December 31, 2015 and 2016 for earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are referred to as “FV/2015E EBITDA” and “FV/2016E EBITDA,” respectively. For purposes of these analyses, the FV of each company was obtained by adding its debt and non-controlling interest (if any) to, and subtracting its most recent publicly disclosed cash and cash equivalents balance from, the fully-diluted market value of its common equity as of July 27, 2015. The FV/2015E EBITDA and FV/2016E EBITDA multiples J.P. Morgan calculated are as follows:

	High	Low	Median	Mean
Specialty Chemicals/Composites
FV / 2015E EBITDA	13.0x	7.8x	11.1x	10.8x
FV / 2016E EBITDA	11.8x	7.5x	10.0x	9.9x
Aerospace Suppliers
FV / 2015E EBITDA	11.6x	7.1x	8.3x	9.1x
FV / 2016E EBITDA	11.1x	6.5x	7.1x	8.0x

	FV / 2015E EBITDA	FV / 2016E EBITDA
The Company	10.8x	9.7x
Specialty Chemicals/Composites
Celanese Corporation	7.8x	7.5x
Albemarle Corporation	9.8x	9.3x
W.R. Grace & Co.	11.9x	10.8x
FMC Corporation	10.3x	9.0x
Hexcel Corporation	12.2x	11.0x
Victrex plc	13.0x	11.8x
Aerospace Suppliers
Spirit AeroSystems Holdings, Inc.	7.3x	7.1x
B/E Aerospace, Inc.	11.6x	11.1x
Triumph Group, Inc.	7.1x	6.5x
Esterline Technologies Corporation	11.0x	8.7x
KLX Inc.	8.3x	6.9x

Of the multiples of the selected companies given above, J.P. Morgan noted the data points of the Hexcel Corporation (FV/2015E EBITDA of 12.2x and FV/2016E EBITDA of 11.0x) and the Company (FV/2015E EBITDA of 10.8x and FV/2016E EBITDA of 9.7x) to be the most relevant, because J.P. Morgan viewed the Hexcel Corporation’s and the Company’s own businesses as the most similar to the Company for these purposes. As a result, J.P. Morgan more heavily weighted such two data points in deriving the multiple reference range described below by selecting its ranges based in larger part on the data points of Hexcel Corporation and the Company. Based on the above analysis, J.P. Morgan then derived a FV/2015E EBITDA reference range of 10.5x to 12.5x and a FV/2016E EBITDA reference range of 9.5x to 11.5x and applied such multiple reference ranges to EBITDA estimates for the Company for fiscal year 2015 and fiscal year 2016 per the non-public, internal financial forecasts prepared by the Company’s management included in “The Merger—Certain Company Forecasts” beginning on page 53 under the heading “Company projections”. As a result of such analysis, J.P. Morgan obtained the following ranges of implied per share equity values for the Company (resulting per unit values were in all cases rounded to the nearest $0.25 per unit), in each case as compared to the proposed merger consideration of $75.25 per share.

Valuation Basis	Low	High
FV/2015E EBITDA	$54.50	$66.00
FV/2016E EBITDA	$55.00	$68.25

Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be sufficiently relevant to the Company’s business or aspects thereof, focusing on transactions involving specialty chemicals and composites companies (for reference purposes only and not as a component of its fairness analysis, J.P. Morgan also reviewed certain transactions involving aerospace suppliers). For each of the selected transactions, J.P. Morgan calculated, to the extent information was publicly available, the FV divided by the EBITDA of the target or the target business for the latest publicly available twelve-month period immediately preceding the announcement of the respective transaction, without synergies (the “FV/LTM EBITDA”). The specialty chemicals and composites transactions considered, the month and year each transaction was announced and the FV/LTM EBITDA multiples J.P. Morgan calculated for each transaction are as follows:

Transaction	Announcement Date	FV/LTM EBITDA (without synergies)
Gilde Buy Out Partners/Parcom Capital/ABN Amro Participatie consortium’s acquisition of Koninklijke Ten Cate N.V.	July 2015	9.8x
A. Schulman Inc.’s acquisition of Citadel Plastics Holdings, Inc.	March 2015	10.7x
Alcoa Inc.’s acquisition of RTI International Metals, Inc.	March 2015	13.0x
Albemarle Corporation’s acquisition of Rockwood Holdings, Inc.	July 2014	14.7x
Minerals Technologies Inc.’s acquisition of AMCOL International Corporation	March 2014	11.1x
Entegris Inc.’s acquisition of ATMI, Inc.	February 2014	9.9x
Merck & Co., Inc.’s acquisition of AZ Electronic Materials SA	December 2013	11.4x
Platform Specialty Products Corporation’s acquisition of MacDermid Incorporated	October 2013	10.0x
Toray Industries, Inc.’s acquisition of Zoltek Companies, Inc.	September 2013	19.6x
ALTANA Group’s acquisition of Rockwood Holdings, Inc. (Clay additives)	July 2013	13.0x
Cinven Ltd.’s acquisition of Rockwood Holdings, Inc. (CeramTec)	June 2013	11.3x
Precision Castparts Corp.’s acquisition of Titanium Metals Corporation	November 2012	13.2x
Cytec Industries Inc.’s acquisition of Umeco plc	May 2012	10.8x

Of the selected transactions, the FV/LTM EBITDA multiple had a high of 19.6x, a low of 9.8x, a mean of 12.2x and a median of 11.3x. Of the multiples of the selected transactions given above, J.P. Morgan noted that the data points of the Albemarle Corporation’s acquisition of Rockwood Holdings, Inc. (14.7x) and the Company’s acquisition of Umeco plc (10.8x) were the most relevant, because J.P. Morgan viewed such acquired businesses as most comparable to the Company’s business for these purposes, including because Umeco plc had been purchased by the Company and is a part thereof. As a result, J.P. Morgan more heavily weighted such two data points in deriving the multiple reference range described below by selecting its ranges based in larger part on the data points of Albemarle Corporation’s acquisition of Rockwood Holdings, Inc. and the Company’s acquisition of Umeco plc. Based on the above analysis, J.P. Morgan then derived a FV/LTM EBITDA multiple reference range of 11.0x to 14.5x and applied such multiple reference range to EBITDA estimates for the Company for the twelve months ending June 30, 2015 based on the Company’s publicly disclosed financial information (“LTM EBITDA”). The analysis resulted in the following range of implied per share equity values for the Company (resulting per unit values were in all cases rounded to the nearest $0.25 per unit), as compared to the proposed merger consideration of $75.25 per share:

Valuation Basis	Low	High
FV/LTM EBITDA	$48.25	$65.75

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the Company’s common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of the business. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

“Unlevered free cash flows” for the Company from the beginning of the third quarter of fiscal year 2015 through the end of fiscal year 2025 were calculated, based on the Company forecasts (as defined in “The Merger—Certain Company Forecasts” beginning on page 53), as earnings before interest and taxes, minus taxes, plus depreciation and amortization, minus capital expenditures, minus any increase in net working capital and plus or minus other cash flow items, as applicable.

J.P. Morgan also calculated a range of terminal values for the Company at December 31, 2025 by applying perpetual growth rates ranging from 2.50% to 3.0%. The unlevered free cash flows and range of terminal values for the Company were then discounted to present values using a discount rate range of 7.75% to 9.0%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the Company calculation was adjusted for net debt as of the end of the second quarter of 2015 to derive a range of implied fully diluted per share equity value for the Company as follows (resulting per unit values were in all cases rounded to the nearest $0.25 per unit), as compared to the proposed merger consideration of $75.25 per share:

Implied Equity Value Per Share
The Company	$60.25 - $84.25

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented to the Board of Directors of the Company by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole and the narrative description of the analyses, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the comparability of the companies compared to the Company and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

J.P. Morgan has acted as financial advisor to the Company and will receive a transaction fee from the Company of approximately $28.5 million, $1 million of which was payable upon the earlier of public announcement of the merger or delivery by J.P. Morgan of its opinion, and the remainder of which is payable contingent upon closing of the proposed merger. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, arising out of J.P. Morgan’s engagement.

During the two years preceding the date of its opinion, neither J.P. Morgan nor its affiliates has had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Solvay, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as Solvay’s lead arranger on its revolving credit facility in May 2014. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Solvay, for which it receives customary compensation or other financial benefits. During the preceding two year period ending on July 28, 2015, J.P. Morgan did not receive any fees from the Company and the aggregate fees received by J.P. Morgan from Solvay were approximately $1.4 million. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Solvay. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or Solvay for their own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Certain Company Forecasts

The Company does not, as a matter of general practice, publicly disclose financial forecasts or internal projections as to future performance, earnings or other results, other than the Company’s publicly disclosed current year guidance and longer range guidance provided at its November 2013 investor day. However, in the ordinary course of business, the Company’s management prepares, solely for internal use, non-public, internal financial forecasts based on management’s estimate of the Company’s anticipated future operations. The non-public, internal financial forecasts for the fiscal years 2015 through 2019 included below under “Company projections”, which we refer to as the Company projections, were prepared exclusively for internal use and reviewed with the Board of Directors based solely on the information available to the Company’s management at the time of preparation in connection with the Company’s annual strategic planning process and were finalized in May 2015. In connection with its analysis of various options available to enhance stockholder value, the Company provided the Company projections to J.P. Morgan, Solvay and Party E (see “The Merger—Background of the Merger” beginning on page 33). At J.P. Morgan’s request, to assist J.P. Morgan with its financial analysis of the Company, the Company’s management also provided J.P. Morgan with (i) extrapolations of the Company projections for fiscal years 2020 through 2025 for the Company’s industrial materials business and (ii) assumptions for J.P. Morgan to use when preparing extrapolated projections for fiscal years 2020 through 2025 for the Company’s other businesses and the Company as a whole, where appropriate. J.P. Morgan used such extrapolations and assumptions to create a model that contained extrapolated projections for each of the Company’s businesses and for the Company as a whole for fiscal years 2020 through 2025, that were reviewed and approved for use by J.P. Morgan by the Company’s management (which extrapolations we refer to as the Company extrapolations and, together with the Company projections, the Company forecasts).

The portions of the Company projections set forth below are included in this proxy statement only because this information was provided to J.P. Morgan, Solvay and Party E, in each case on a confidential basis in connection with the process resulting in the merger agreement. The portions of the Company extrapolations set forth below are included in this proxy statement only because this information was prepared as described above and reviewed and approved for use by J.P. Morgan in connection with J.P. Morgan’s financial analysis of the Company. The Company projections and Company extrapolations are not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement.

The Company forecasts were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Company forecasts.

The inclusion of the Company forecasts below should not be regarded as an indication that the Board of Directors, its advisors or any other person considered, or now considers, the Company forecasts to be material or to be a reliable prediction of actual future results, and the Company forecasts should not be relied upon as such. Although the Company forecasts presented below are presented with numerical specificity, they are not facts and were prepared at different prior periods in time. The Company forecasts were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. Such assumptions are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these Company forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24.

The Company projections and the Company extrapolations, included below in “Company projections” and “Company extrapolations” respectively, and the assumptions underlying the Company projections and the Company extrapolations, have not been updated since they were finalized in May 2015. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, have changed since the date the Company forecasts were made and do not reflect the Company’s current estimates (including the guidance the Company issued in connection with its announcement of its financial results for the quarter ended June 30, 2015), changes in general business or economic conditions, or any other circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the Company forecasts do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate in that context. There can be no assurance that the

Company forecasts will be realized or that the Company’s future financial results will not materially vary from the Company forecasts. The Company forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year, and as a result, the inclusion of the Company forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events. None of the Company, Solvay or Merger Subsidiary undertakes any obligation to, and none intend to, update or otherwise revise the Company forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the Company forecasts were based are shown to be in error.

The Company forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” on page 24.

Company projections

The following is a summary of the Company projections prepared by management of the Company and provided to J.P. Morgan, Solvay and Party E. All amounts in the tables below are in millions of U.S. dollars except for the tax rate.

	2015E	2016E	2017E	2018E	2019E
Revenue	2,101	2,250	2,462	2,730	2,947
EBITDA(1)	441	493	548	644	729
Total depreciation and amortization	90	102	117	129	149
EBIT(2)	351	391	431	515	580
(Increase)/decrease in working capital	(6)	(20)	(40)	(24)	(16)
Total capital expenditures	191	322	258	128	128
Tax rate	29.9%	31.0%	31.0%	31.0%	31.0%

Notes:

(1)	“EBITDA” means earnings before interest, taxes, depreciation and amortization.
(2)	“EBIT” means earnings before interest and taxes.

Based on the Company projections prepared by management of the Company as shown immediately above, unlevered free cash flows for the fiscal years 2015 through 2019 were calculated as follows:

	2015E	2016E	2017E	2018E	2019E
Unlevered free cash flows(1)	88	22	115	337	406

Notes:

(1)	“Unlevered free cash flows” means earnings before interest and taxes (treating stock-based compensation as a cash expense), minus taxes, plus depreciation and amortization, minus capital expenditures, minus any increase in net working capital and plus or minus other cash flow items, as applicable.

Company extrapolations

The following is a summary of the Company extrapolations which were prepared as described above and reviewed and approved for use by J.P. Morgan for the purposes of its financial analysis by the Company’s management. All amounts in the tables below are in millions of U.S. dollars except for the tax rate.

	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	3,168	3,402	3,627	3,877	4,119	4,233
EBITDA(1)	734	774	817	895	932	948
Total depreciation and amortization	150	169	187	195	203	201
EBIT(2)	584	604	629	699	729	747
(Increase)/decrease in working capital	(79)	(43)	(42)	(46)	(45)	(21)
Total capital expenditures	383	368	158	166	209	205
Tax rate	31.0%	31.0%	31.0%	31.0%	31.0%	31.0%

Notes:

(1)	“EBITDA” means earnings before interest, taxes, depreciation and amortization.
(2)	“EBIT” means earnings before interest and taxes.

Based on the Company extrapolations as shown immediately above, unlevered free cash flows (as defined above) for the fiscal years 2020 through 2025 were calculated as follows:

	2020E	2021E	2022E	2023E	2024E	2025E
Unlevered free cash flows	92	176	422	466	452	491

Financing of the Merger

Solvay and Solvay Finance (America) LLC have executed a definitive credit agreement, which we refer to as the credit agreement, dated July 31, 2015, with Credit Suisse AG, London Branch and Morgan Stanley Bank International Limited (whom we refer to as the arrangers). Pursuant to and subject to the terms of the credit agreement, the arrangers have committed to arrange and underwrite a multi-currency unsecured bridge facility in an aggregate amount of up to USD 5.8 billion.

The obligation of the lenders to provide debt financing under the credit agreement is subject to a number of customary conditions, including without limitation: (a) accuracy of certain specified representations in the credit agreement and (b) absence of certain specified defaults under the credit agreement. Any unutilized commitments under the credit agreement will be automatically cancelled on July 27, 2016 if the merger has not been completed by that time, and will be cancelled earlier in certain circumstances, including: (i) if the merger occurs and the full amount of the available commitments has not been utilized in connection therewith or (ii) Solvay abandons or withdraws from the merger.

Solvay plans to refinance and/or replace the bridge financing under the credit agreement with a EUR 1.5 billion rights issue, EUR 1 billion of additional hybrid instruments and an issuance of senior debt.

The completion of the merger is not conditioned upon Solvay’s receipt of financing.

Closing and Effective Time of Merger

The merger agreement provides that the closing of the merger will take place no later than 9:00 a.m. Eastern time on the fourth business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page 88) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions on the closing date for the merger), or such other date as may be mutually agreed by the Company and Solvay. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we currently expect the closing of the merger to occur in the fourth quarter of 2015.

The effective time of the merger will occur upon the certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later date and time as the Company and Solvay may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the effective time of the merger, Solvay will appoint, with the Company’s consent, an agent, which we refer to as the exchange agent, for the purpose of exchanging shares of Company common stock for the merger consideration. Promptly after the effective time of the merger, and in any event within five business days, Solvay will send (or cause the exchange agent to send) to each holder of shares of our common stock (other than excluded shares) at the effective time of the merger a letter of transmittal and instructions describing how such record holder may surrender his, her or its shares of our common stock (or affidavits of loss in lieu thereof) in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration with respect to your shares of our common stock unless, in the case of certificated shares, you surrender to the exchange agent the certificate(s) representing your shares of our common stock, together with a properly completed letter of transmittal or, in the case of a book-entry transfer of uncertificated shares, the exchange agent receives an “agent’s message”, and such other documents reasonably required by the Company and the exchange agent. In exchange therefor, you will receive a cash amount by check or wire transfer of immediately available funds to an account designated by you (less any required tax withholdings) equal to the product of the number of shares of our common stock represented by such certificate (or affidavit of loss in lieu thereof) or book-entry transfer of uncertificated shares multiplied by the merger consideration, and each such certificated or uncertificated share will thereupon be cancelled. No interest will be paid or accrued on any amount payable upon such surrender or transfer. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such merger consideration.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share shall have been properly transferred and (ii) the person requesting such payment will pay to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

No interest will be paid or accrued on the cash payable as the merger consideration upon your surrender of your book entry shares or certificates.

Solvay, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld, provided it is remitted to the appropriate taxing authority, will be deemed to have been paid to the holder of shares with regard to whom it is withheld.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in their entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board of Directors with respect to the Company merger proposal, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The directors of the Company were aware of these interests and considered them at the time they evaluated and negotiated the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests are described below.

Treatment of Company Stock-Based Awards

Company stock-based awards held by the Company’s executive officers and directors immediately prior to the effective time of the merger will be treated in the same manner as those awards held by other employees of the Company. As described further in the section titled “The Merger Agreement—Treatment of Common Stock and Stock-Based Awards” beginning on page 69, such awards will generally be subject to the following treatment:

•	Company Stock Options. Each Company Stock Option that is outstanding and unexercised immediately prior to the effective time of the merger will, as of the effective time of the merger, be cancelled and converted into a right to receive, as soon as practicable after the effective time, an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the Company Stock Option, by (y) the excess, if any, of the amount of the merger consideration over the applicable exercise price per share of the Company Stock Option, less applicable tax withholding.

•	Vested Company Restricted Stock Units. Each vested Company RSU (including any Company RSUs that will vest as of the effective time of the merger), that is outstanding immediately prior to the effective time of the merger will, as of the effective time of the merger, be cancelled and converted into a right to receive, as soon as practicable after the effective time, an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the vested Company RSUs, by (y) the amount of the merger consideration, less applicable tax withholding. If any vested Company RSUs constitute nonqualified deferred compensation subject to Section 409A of the Code and are not permitted to be paid at the effective time of the merger without triggering taxes or penalties under Section 409A of the Code, such payments will be made at the earliest time permitted under the Company Stock Plan and applicable award agreement that does not trigger such taxes or penalties.

•	Unvested Company Restricted Stock Units. Each unvested Company RSU that is outstanding immediately prior to, and will not vest as of, the effective time of the merger will, as of the effective time of the merger, be cancelled and converted into a right to receive a Deferred RSU Payment. Each Deferred RSU Payment (or applicable portion thereof) will be paid (less applicable tax withholding) on the applicable vesting dates specified under the Company Stock Plan and the agreements evidencing the related unvested Company RSU, and will be subject to the same forfeiture, termination of employment and acceleration of vesting provisions that would have applied had such unvested Company RSUs remained outstanding in accordance with their terms.

•

Company Deferred Stock Rights. Each Company Deferred Stock Right, will, as of the effective time of the merger, be cancelled and converted into a right to receive, as soon as practicable after the effective time, a Company Deferred Stock Right Payment. However, Company Deferred Stock Right Payments

made with respect to any Company Deferred Stock Rights that constitute nonqualified deferred compensation subject to Section 409A of the Code, and that are not permitted to be paid at the effective time of the merger without triggering taxes or penalties under Section 409A of the Code will be paid at the earliest time permitted under the Company Stock Plan and applicable deferral election form that does not trigger such taxes or penalties. Company Deferred Stock Right Payments will be deemed invested, at the holder’s direction, in one or more of the hypothetical investment options as specified on Appendix A of the Company’s Supplemental Savings Plan, and such payment will be credited or debited, as applicable, to reflect amounts of hypothetical income and appreciation and depreciation pursuant to such hypothetical investment as of the hypothetical investment date (which will be the date upon which the effective time of the merger occurs, or as soon as administratively practicable thereafter) and through the date such amount is paid in accordance with the merger agreement.

•	Vested Company Restricted Stock. At the effective time of the merger, all restrictions imposed on each vested share of Company Restricted Stock (including any shares of Company Restricted Stock that will vest as of the effective time of the merger) that is outstanding immediately prior to the effective time of the merger will lapse, and each vested share of Company Restricted Stock will be treated in the same manner as a share of our common stock.

•	Unvested Company Restricted Stock. Each unvested share of Company Restricted Stock that is outstanding immediately prior to, and that will not vest as of, the effective time of the merger will be cancelled and converted into a right to receive a Deferred Restricted Stock Payment. Each Deferred Restricted Stock Payment (or applicable portion thereof) will be made (less applicable tax withholdings) on the applicable vesting dates specified under the Company Stock Plan and the agreements evidencing the related unvested shares of Company Restricted Stock, and will be subject to the same forfeiture, termination of employment and acceleration of vesting provisions that would have applied had the unvested shares of Company Restricted Stock remained outstanding in accordance with their terms.

Change in Control Vesting Terms under the Company Stock Plan

Under the terms of the Company Stock Plan, vesting and payment of the Deferred RSU Payments and the Deferred Restricted Stock Payments held by a single executive officer would accelerate in the event that, prior to the second anniversary of the effective time of the merger, the employee is terminated by the Company without “cause” or resigns for “good reason” (as each such term is defined in the Company Stock Plan).

The following table sets forth for (i) each individual named executive officer, (ii) the six other executive officers (as a group) and (iii) the non-employee directors (as a group), the number of unvested Company Stock Options and unvested shares of Company Restricted Stock and Company RSUs outstanding as of October 19, 2015 and the cash amounts (on a pre-tax basis) that will become payable (a) in respect of Company Stock Options and for the non-employee directors, in respect of Company Restricted Stock awards, at the effective time of the merger and (b) for the executive officers, in respect of Company Restricted Stock awards and Company RSUs, upon a termination by the Company without “cause” or for “good reason” prior to the second anniversary of the effective time of the merger (which is assumed for this purpose to be October 19, 2015). Depending on when the merger occurs, Company stock-based awards that are now unvested and included in the table below may vest pursuant to the terms of such awards based on the completion of continued service with the Company, independent of the merger. All of the Company Stock Options and Company RSUs held by each of Messrs. Fleming, Smith and Avrin are fully vested because each such executive meets the early retirement vesting requirements pursuant to the terms of the Company Stock Plan (at least age 55 and more than 10 years of Company service). Similarly, Mr. Drillock is vested in all of his Company Stock Options and Company RSUs because he satisfied the Company Stock Plan’s early retirement vesting criteria upon his retirement from the Company in October 2014.

	Unvested Company Stock Options (#)	Unvested Company Stock Options ($)	Unvested Company Restricted Stock (#)	Unvested Company Restricted Stock ($)	Unvested Company RSUs (#)	Unvested Company RSUs ($)	Estimated Total Cash Consideration for Unvested Company Stock Options, Unvested Company Restricted Stock and RSUs ($)
Shane D. Fleming	—	—	—	—	—	—	—
Daniel G. Darazsdi	41,689	1,190,125	4,910	369,478	5,624	423,206	1,982,809
Roy D. Smith	—	—	—	—	—	—	—
William N. Avrin	—	—	—	—	—	—	—
William G. Wood	34,464	1,111,771	—	—	6,284	472,871	1,584,642
David M. Drillock[1]	—	—	—	—	—	—	—
Other Executive Officers (as a group)[2]	91,624	2,946,347	—	—	16,206	1,219,502	4,165,849
Non-Employee Directors (as a group)[3]	—	—	53,472	4,023,768	—	—	4,023,768

[1]	Mr. Drillock retired from the Company on October 31, 2014.
[2]	Includes equity holdings of the following executive officers of the Company: Regina Charles, Richard T. Ferguson, Jeffery P. Fitzgerald, Raymond J. Heslin, Carmelo LoFaro and Michael Radossich. Messrs. Ferguson and Heslin are fully vested in all of their outstanding Company Options and Company RSUs as each such executive meets the Company Stock Plan’s early retirement vesting requirements described above.
[3]	Includes equity holdings of the following non-employee directors of the Company: Chris A. Davis, Anthony G. Fernandes, David P. Hess, Louis L. Hoynes, Jr., Barry C. Johnson, Carol P. Lowe, William P. Powell, Thomas W. Rabaut and Raymond P. Sharpe.

Executive Income Continuity Plan

Each of the Company’s executive officers are members of the Executive Income Continuity Plan pursuant to which each officer will be entitled to the following termination payments and benefits in the event that, prior to the second anniversary of the effective time of the merger, he or she is terminated by the Company without “cause” or resigns for “good reason” (as each such term is defined in the Executive Income Continuity Plan):

•	A lump sum cash severance payment equal to 300% of the sum of the executive’s annual base salary as of the date of the termination and the greater of (i) the executive’s annual target bonus and (ii) the average percentage payout of the executive’s annual target bonus during the two preceding years, multiplied by the executive’s annual target bonus, provided that, one-third of such amount is conditioned on the executive’s execution of an agreement with the Company establishing post-termination non-competition restrictions that endure for a period of one year following the executive’s termination of employment;

•	Continued participation, for the two years following the executive’s termination, in all of the Company’s employee benefit programs (e.g., medical, dental and group life insurance, financial planning and tax preparation and counseling services, but excluding participation in any Company retirement plans or disability insurance), on the same basis as such executive participated immediately prior to his or her termination of employment; and

•	Reimbursement of relocation expenses (if any) relating to any previously required relocation of the executive, and reimbursement of legal fees and expenses incurred by the officer in connection with his or her termination (including those incurred contesting or disputing such termination, seeking to obtain or enforce any right of benefit or in connection with any tax audit or proceeding relating to the imposition of tax under Section 4999 of the Code).

Based on the executive officers’ compensation levels as of October 19, 2015, the amounts of cash severance that would be payable upon a qualifying termination under the Executive Income Continuity Plan are as follows: Mr. Fleming, $5,971,104; Mr. Darazsdi, $2,468,928; Mr. Smith, $2,086,951; Mr. Avrin, $2,015,177; Mr. Wood, $1,784,137 and the six other executive officers (as a group), $8,708,944. We note that Mr. Drillock would not be eligible for payments or benefits under the Executive Income Continuity Plan as he voluntarily retired from the Company on October 31, 2014.

Supplemental Savings Plan

The Company offers participation in its Supplemental Savings Plan to all U.S. employees (including the executive officers) whose benefits under the Company’s qualified retirement plan are limited by IRS regulations on the salary covered and maximum annual contributions. Each participant may elect to defer up to 43% of annual salary, 50% of annual bonus payout and 50% of performance cash award payments into an account under the Supplemental Savings Plan, to which the Company will credit matching and profit sharing contributions equal to the difference between the amount of such contributions the participant would have received under the qualified retirement plan but for the IRS limitations referenced above and the amount of any contributions made on the participant’s behalf under the Company’s qualified retirement plan. Participants are permitted to allocate their respective account balances to one or more hypothetical investment options authorized by the Supplemental Savings Plan, and such accounts are credited or debited, as applicable, to reflect the hypothetical income and appreciation and depreciation in value as a result of the participant’s notional investment. Participants’ accounts under the Supplemental Savings Plan will be distributed in a single lump sum no later than 90 days following the effective time of the merger (or for accounts (or portions thereof) vested prior to December 31, 2004, no later than 90 days following approval of the merger under Proposal 1). Upon the closing of the merger, Mr. Darazsdi’s plan account under the Supplemental Savings Plan will become fully vested.

Executive Supplemental Employees’ Retirement Plan

The Company sponsors the Executive Supplemental Employees’ Retirement Plan (which we refer to as the ESERP), which was initially established to provide equivalent benefits as were provided to officers under the Cyanamid Executive Retirement Plan (a legacy arrangement sponsored by Cytec’s prior parent company), and to encourage the transition of executive management at an earlier retirement age by providing a benefit equal to up to five years of retirement income credit under the Company’s other defined benefit pension plans. Benefits under the ESERP are only available to persons first elected as an officer of the Company prior to April 1, 2007. Upon the closing of the merger, Messrs. Fleming and Smith will become full participants in the ESERP and will be entitled to five years of additional service credit thereunder. In the event Messrs. Fleming or Smith is terminated without “cause” or resigns for “good reason” (as each such term is defined in the ESERP), each such executive would be entitled to receive retirement benefits as of the date of such termination without any actuarial reduction. Each of Messrs. Avrin and Drillock was previously elected as a full participant in the ESERP in accordance with the terms of such plan, and their benefit entitlements thereunder will not be affected by the closing of the merger. Benefits under the ESERP will commence six months after an executive officer’s termination of employment, in the form elected by the executive officer under the terms of the plan.

Performance Cash Awards

Each of the executive officers hold performance cash awards that were previously granted by the Company under the Company Stock Plan with respect to the 2015, 2016 and 2017 performance periods as a component of the executive’s long-term incentive compensation, except for Mr. Drillock who holds awards with respect to the 2015 and 2016 performance periods only. The performance cash awards are earned based on the achievement of pre-established performance measures over a three-year performance period, provided that the executive officer has remained continuously employed with the Company through the applicable payment date or experiences a qualifying termination prior to such time, including, but not limited to, as a result of being terminated by the Company without “cause” or resigning for “good reason” (as such terms are defined in the Executive Income Continuity Plan) in each case, within two years following the effective time of the merger.

Upon the closing of the merger, the performance conditions under the performance cash awards will be deemed satisfied at maximum levels, although each executive will remain subject to the service-based vesting component of such award through the applicable payment date. After giving effect to the satisfaction of the performance conditions at maximum levels, the value of the performance cash awards held by each of the executive officers will be as follows: Mr. Fleming, $9,900,000; Mr. Darazsdi, $1,830,000; Mr. Smith, $1,545,000; Mr. Avrin, $1,360,000; Mr. Wood, $1,330,000; Mr. Drillock, $743,334 and the six other executive officers (as a group), $3,834,600. As noted above, only the performance-based vesting condition will be deemed achieved at the effective time of the merger and pursuant to the terms of such awards, each executive will be required to remain continuously employed with the Company through the applicable payment date in order to receive payment of the performance cash awards, subject to certain exceptions in the event the executive experiences a qualifying termination of employment prior to such time.

2015 and 2016 Annual Bonuses

The Company will pay annual cash performance bonuses in respect of the 2015 calendar year (which we refer to as 2015 bonuses) to eligible Company employees (including the executive officers) in the ordinary course of business, consistent with past practice, but no later than the effective time of the merger. 2015 bonuses will be based on actual performance levels with respect to applicable financial metrics and on achievement of key non-financial performance metrics at the greater of actual or target performance levels under the Company’s annual incentive compensation plan and employee incentive plan, and 2015 bonuses under the Company’s sales incentive plans will be determined based on actual performance.

The surviving corporation has agreed to pay pro-rated annual cash performance bonuses in respect of the 2016 calendar year (which we refer to as 2016 bonuses) in the event an eligible employee (including an executive officer) is terminated after June 30, 2016 and prior to December 31, 2016 without “cause” (as such term is defined in the Company Employee Income Continuity Plan) or by such covered employee for “good reason”. In the event of a qualifying termination, such employee will, no later than 30 calendar days following his or her termination, be paid a 2016 bonus under the annual bonus plan applicable to such employee, based on target performance levels and prorated for the portion of the 2016 calendar year (based on calendar days) elapsed between January 1, 2016 and the effective date of such termination of employment. For purposes of the 2016 bonuses, “good reason” generally means either of the following occurrences, without the employee’s consent: (i) a reduction in such employee’s annual base salary or wage rate or (ii) a requirement that such employee be based at another location not within 50 miles of the location where he or she was regularly employed immediately prior to the effective time of the merger, provided that (x) the employee must notify the Company of any event purporting to constitute good reason within 60 days following the employee’s knowledge of its existence, (y) the Company will have 30 days following receipt of such notice to cure such circumstances and (z) if the Company has not cured such circumstances, the employee terminates his or her employment not later than 30 days thereafter.

Compensation Taxation Equalization Plan

Messrs. Fleming, Smith, Avrin and Wood and Ms. Charles are participants in the Company’s Compensation Taxation Equalization Plan, pursuant to which each such executive officer will be entitled to reimbursement from the Company for any tax imposed by Section 4999 of the Code on compensatory payments constituting “excess parachute payments” under Section 280G of the Code.

Transaction Committee Fees

The Board of Directors established a transaction committee in order to facilitate exploration and evaluation of strategic alternatives, and has approved the payment of compensation to the members of the transaction committee in recognition of the responsibilities assumed by such members and the commitment of time that was and will be required to discharge such responsibilities properly. The chairman of the transaction committee, William P. Powell, will receive an aggregate fee of $75,000 for his time and efforts. The other members, Anthony G. Fernandes and Louis G. Hoynes, Jr., will each receive an aggregate fee of $50,000 for their time and efforts. Each member will also be reimbursed for all reasonable expenses incurred in connection with such member’s service on the transaction committee. The compensation and reimbursement of expenses will be paid without regard to whether the merger or any other transaction is consummated.

For further information with respect to the arrangements between the Company and its named executive officers, see the information included under “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 93.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, the Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 92 for a description of such ongoing indemnification and coverage obligations.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences of the merger.

This discussion is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners who hold shares of our common stock as capital assets, and does not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Solvay or the surviving corporation after the merger, stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the treatment of restricted stock units, performance stock units, company awards or any other matters relating to equity compensation or benefit plans (including the plans). This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of common stock is more than one year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. The 3.8% tax generally is imposed on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares pursuant to the merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting. In addition, backup withholding of tax will apply at the statutory rate to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 to be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of restricted stock units, performance stock units, company awards or any other matters relating to equity compensation or benefit plans (including the plans).

Regulatory Approvals

HSR Act and Competition Law Approvals

Under the terms of the merger agreement, the parties must make filings with and obtain authorizations, approvals or consents from certain antitrust and competition law authorities. Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated. The merger also cannot be completed unless any applicable waiting period has expired or been terminated, or, if applicable, approval obtained, under any similar foreign antitrust or competition law in the following jurisdictions: Brazil, the European Union, Israel, Japan, Mexico, South Korea, Turkey, and Ukraine.

On August 25, 2015, Solvay and the Company filed notification of the proposed merger with the FTC and DOJ under the HSR Act. On September 24, 2015, the waiting period under the HSR Act expired.

The Company made applicable filings in Mexico and Ukraine on September 24, 2015, in South Korea on October 5, 2015, in Israel on October 8, 2015, in Turkey on October 9, 2015 and in the European Union on October 13, 2015. The Company currently expects that applicable filings in Brazil and Japan will be made in due course.

The consummation of the merger is not conditioned on any antitrust or competition law regulatory filings in the United States or in any other jurisdiction, other than those described above.

At any time before or after consummation of the merger, the DOJ or the FTC (notwithstanding the termination of the waiting period under the HSR Act) or a state or non-U.S. governmental entity could take such action under applicable antitrust or competition laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Company, Solvay or Merger Subsidiary. Private parties may also seek to take legal action under antitrust or competition laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition law grounds, and, if such a challenge is made, there can be no assurance as to its result. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, see “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 82.

United States National Security Regulations and Approvals

The merger agreement provides for the parties to file a joint voluntary notice under Exon-Florio. Exon-Florio provides for national security reviews and, where appropriate, investigations by CFIUS, when a foreign company acquires or seeks to acquire control of a U.S. company. CFIUS consists of representatives of various government agencies including, among others, the Departments of Treasury, State, Defense, Energy, Justice, Commerce and Homeland Security, the U.S. Trade Representative, and, as a non-voting member, the Director of National Intelligence. CFIUS is chaired by the Treasury Department. CFIUS conducts an initial 30-day review of transactions of which it is notified. For transactions involving entities controlled by a foreign government (within the meaning of “control” under the Exon-Florio regulations) and/or certain sensitive assets or that otherwise present particular national security concerns, CFIUS typically conducts an additional investigation that must be completed within 45 days. Also, with CFIUS’s consent, the parties may withdraw and refile a CFIUS notice, thereby re-initiating the review process and “re-starting” the clock for the review period. If CFIUS determines, after completing a 30-day review and 45-day investigation, that a transaction may threaten U.S. national security, it may send, a report to the President of the United States recommending that he exercise his authority under Exon-Florio to block or otherwise interfere with the transaction. The President then has 15 days to decide whether to block the transaction or to take other action. The Company and Solvay submitted a joint voluntary notice of the planned merger to CFIUS on September 14, 2015 and CFIUS is currently reviewing the proposed transaction.

CFIUS considers many factors in determining whether a proposed transaction threatens to impair national security, including domestic production needed for national defense requirements, the capability of domestic industries to meet national defense requirements, and the potential effects on U.S. international technological leadership in areas affecting national security. The U.S. government agencies involved take into consideration the parties’ current and anticipated compliance with various regulations relating to national security, such as the requirement to obtain export licenses for exports of controlled technical data. The agencies, and in particular the Department of Defense through DSS, also examine any classified and other defense-related contracts of the U.S. company being acquired. Under the NISPOM, for which the DSS has primary implementing authority, a U.S. company that is subject to FOCI may not perform classified contracts unless steps are taken to mitigate the FOCI. The CFIUS process therefore includes consideration of the parties’ intentions to mitigate FOCI if, as the case with the Company, the U.S. company being acquired performs classified contracts or handles or stores classified information.

It is expected that DSS, which issued the Company’s facility security clearance, will carefully examine the parties’ proposed FOCI-mitigation measures concurrently with the CFIUS review of the transaction. DSS is expected to require that, prior to completion of the merger, the parties submit an acceptable FOCI-mitigation plan and agree to interim measures that address any FOCI issues pending execution of a formal FOCI-mitigation agreement with the Department of Defense. The parties noted their proposed FOCI-mitigation plan in their notice to CFIUS, and are working with DSS on a detailed FOCI-mitigation plan. Although DSS does not itself have independent authority to block the transaction, if the parties were to close the transaction without a satisfactory plan to mitigate FOCI, DSS could suspend or revoke the Company’s facility security clearance and thus the Company’s ability to perform classified contracts.

We believe that the merger will not give rise to national security concerns that would cause the transaction to be blocked under Exon-Florio or to cause DSS to consider suspending or terminating the Company’s facility security clearance. There can be no assurance, however, that CFIUS will conclude its review, investigation or other proceeding without imposing significant conditions or that CFIUS will not recommend that the President of the United States block the merger, or that DSS will determine that the parties’ proposed FOCI-mitigation plan is acceptable.

In addition, the Company is registered with DDTC as a manufacturer and exporter of “defense articles” as that term is defined under ITAR. The ITAR require that a registrant notify DDTC at least 60 days prior to the consummation of any transaction that would result in “the sale or transfer to a foreign person of ownership or control” of a registrant. The ITAR do not provide for DDTC to grant or withhold consent for a transaction that would result in foreign ownership or control, although DDTC retains the right to invalidate a registration or revoke any approved State Department export licenses or agreements. As the U.S. Department of State is also a CFIUS member agency, it could also raise any issues or concerns about a transaction in the CFIUS process.

The Company submitted the required written notification to DDTC of the transaction on September 21, 2015. The notice period will expire on November 23, 2015, absent a waiver of that period by DDTC. The parties are not aware of any circumstances that would lead DDTC to invalidate the Company’s registration, revoke its licenses or agreements issued thereunder, refuse to approve either the registration of the surviving corporation as a manufacturer or exporter of defense articles under ITAR or the transfer from the surviving corporation to Solvay of the surviving corporation’s registration as a manufacturer or exporter of defense articles under ITAR or seek redress in the CFIUS process; nevertheless, there can be no assurance that DDTC will refrain from taking any such actions.

Legal Proceedings Relating to the Merger

On September 17, 2015, an alleged stockholder of the Company filed a complaint related to the merger in the Superior Court of New Jersey, Passaic County on behalf of a putative class of the Company’s stockholders. The lawsuit, captioned Levy v. Cytec Industries Inc., et al., names as defendants the Company, the Company’s directors, Solvay and Merger Subsidiary.

The Levy complaint generally alleges that the Company’s directors breached their fiduciary duties by, among other things, conducting a flawed sales process and approving the merger agreement at an inadequate price, agreeing to a transaction through which the individual defendants will receive certain change of control benefits, and by disseminating a preliminary proxy statement in connection with the merger that is allegedly inaccurate or misleading in various respects. The complaint further alleges that these supposed breaches of duty were aided and abetted by Solvay and Merger Subsidiary. The complaint generally seeks, among other things, compensatory and/or rescissory damages and an award of attorneys’ fees. On October 13, 2015, the Cytec defendants filed a motion to dismiss this action. The defendants believe that the claims asserted in the litigation have no merit.

On October 6, 2015, the first of two putative class actions related to the merger was filed by an alleged stockholder of the Company in the United States District Court, District of Delaware. The first lawsuit, captioned Lagarde v. Cytec Industries Inc., names as defendants the Company and the Company’s directors, and the second lawsuit, filed on October 21, 2015 and captioned Andersen v. Cytec Industries Inc. et al., names as defendants the Company, the Company’s directors, Solvay and Merger Subsidiary.

The two Delaware complaints generally allege that the Company’s directors made, and exercised control over other persons who also made, untrue statements of fact and omitted to state material facts necessary to make the statements made not misleading in the preliminary proxy statement relating to the merger, supposedly in violation of Sections 14(a) and 20(a) of the Securities and Exchange Act of 1934, 15 U.S.C. §§ 78-n(a) & 78t(a).

The Andersen complaint also includes claims that the Company’s directors breached their fiduciary duties by, among other things, agreeing to the merger at an inadequate price and following an insufficient sale process, and by making allegedly inadequate or incomplete disclosures relating to the merger in the preliminary proxy statement, and that the Company, Solvay and Merger Sub aided and abetted those purported breaches of duty. The complaints generally seek, among other things, equitable relief to enjoin Cytec and Solvay from consummating the merger, damages and an award of attorneys’ fees. The defendants have not yet answered or otherwise responded to the complaints. The defendants believe that the claims asserted in the litigation have no merit.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Solvay and Merger Subsidiary were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Solvay and Merger Subsidiary in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters contained in the disclosure schedule that the Company delivered to Solvay and Merger Subsidiary in connection with the merger agreement (which we refer to as the disclosure schedule), which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Solvay, Merger Subsidiary or any of their respective subsidiaries or affiliates.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Subsidiary with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As a result of the merger, the separate corporate existence of Merger Subsidiary will cease and the Company will continue as the surviving corporation and as a direct or indirect wholly owned subsidiary of Solvay.

The directors of Merger Subsidiary and the officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the directors and officers, respectively, of the surviving corporation, in each case until their respective successors have been duly elected or appointed and qualified in accordance with applicable law.

At the effective time of the merger, the certificate of incorporation of the Company will be amended and restated to read identically to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the effective time of the merger (except that the name of the surviving corporation will be “Cytec Industries Inc.”), and the bylaws of Merger Subsidiary in effect at the effective time of the merger will be the bylaws of the surviving corporation, in each case, until amended in accordance with applicable law, subject to Solvay’s obligations to maintain in effect the provisions of the certificate of incorporation and the bylaws regarding elimination of liability, indemnification and advancement of expenses as further described in “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 92. Following the completion of the merger, our common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed in writing by the Company, Solvay and Merger Subsidiary, the closing of the merger will take place no later than the fourth business day following the day on which the last of the conditions to the closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page 88) have been satisfied or waived (other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing of the merger).

Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing of the merger to occur in the fourth quarter of 2015. The effective time of the merger will occur at such time as the certificate of merger is duly filed with and accepted by the Delaware Secretary of State (or at such later time as the Company and Solvay may agree and specify in the certificate of merger).

Treatment of Common Stock and Stock-Based Awards

Common Stock

Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive from Solvay $75.25 in cash, without interest, less any applicable withholding taxes. Each share of our common stock owned immediately prior to the effective time of the merger by Solvay, or the Company, or either of their respective subsidiaries, will be cancelled without payment and will cease to exist. Dissenting shares will not be converted into the right to receive the merger consideration. Instead, holders of dissenting shares will be entitled to the appraisal rights provided under the DGCL, as described under “Appraisal Rights” beginning on page 97. Shares of our common stock held by the rabbi trust pursuant to the Company’s Supplemental Savings Plan, like all other outstanding shares of our common stock, shall be converted into the right to receive from Solvay $75.25 in cash, without interest, less any applicable withholding taxes.

Company Stock Options

At the effective time of the merger, each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive, as soon as practicable after the effective time (but in no event later than five business days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the Company Stock Option, by (y) the excess, if any, of the amount of the merger consideration over the applicable exercise price per share of the Company Stock Option (with the aggregate payment rounded down to the nearest cent), less applicable tax withholding. Each Company Stock Option with an exercise price that is equal to or greater than the merger consideration will be canceled without any consideration to the holder thereof.

Company Stock Appreciation Rights

At the effective time of the merger, each Company SAR, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive, as soon as practicable after the effective time of the merger (but in no event later than five business days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the Company SAR, by (y) the excess, if any, of the amount of the merger consideration over the applicable exercise price per share of the Company SAR (with the aggregate payment rounded down to the nearest cent), less applicable tax withholding. Each Company SAR with an exercise price that is equal to or greater than the merger consideration will be canceled without any consideration to the holder thereof.

Vested Company Restricted Stock Units

At the effective time of the merger, each vested Company RSU, including any Company RSUs that will vest as of the effective time of the merger, that is outstanding immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive, as soon as practicable after the effective time of the merger (but in no event later than five business days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the vested Company RSUs, by (y) the amount of the merger consideration, less applicable tax withholding. However, if any vested Company RSUs constitute nonqualified deferred compensation subject to Section 409A of the Code and are not permitted to be paid at the effective time of the merger without triggering taxes or penalties under Section 409A of the Code, such payments will be made at the earliest time permitted under the Company Stock Plan and applicable award agreement that does not trigger such taxes or penalties.

Unvested Company Restricted Stock Units

At the effective time of the merger, each unvested Company RSU that is outstanding immediately prior to, and will not vest as of, the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive a Deferred RSU Payment, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the unvested Company RSU, by (y) the amount of the merger consideration. Each Deferred RSU Payment (or applicable portion thereof) will be paid (less applicable tax withholding) on the applicable vesting dates specified under the Company Stock Plan and the agreements evidencing the related unvested Company RSU, and will be subject to the same forfeiture, termination of employment and acceleration of vesting provisions that would have applied had such unvested Company RSUs remained outstanding in accordance with their terms.

Company Deferred Stock Rights

At the effective time of the merger, each Company Deferred Stock Right, will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and converted into a right to receive, as soon as practicable after the effective time of the merger (but in no event later than five business days thereafter), a Company Deferred Stock Right Payment, without interest, equal to the product obtained by multiplying (x) the number of shares of our common stock subject to the Company Deferred Stock Right, by (y) the amount of the merger consideration (less applicable tax withholding). However, Company Deferred Stock Right Payments made with respect to any Company Deferred Stock Rights that constitute nonqualified deferred compensation subject to Section 409A of the Code, and that are not permitted to be paid at the effective time of the merger without triggering taxes or penalties under Section 409A of the Code will be paid at the earliest time permitted under the Company Stock Plan and applicable deferral election form that does not trigger such taxes or penalties. Company Deferred Stock Right Payments will be deemed invested, at the holder’s direction, in one or more of the hypothetical investment options as specified on Appendix A of the Company’s Supplemental Savings Plan, and such payment will be credited or debited, as applicable, to reflect amounts of hypothetical income and appreciation and depreciation pursuant to such hypothetical investment as of the hypothetical investment date (which will be the date upon which the effective time of the merger occurs, or as soon as administratively practicable thereafter) and through the date such amount is paid in accordance with the merger agreement.

Vested Company Restricted Stock

At the effective time of the merger, all restrictions imposed on each vested share of Company Restricted Stock (including any shares of Company Restricted Stock that will vest as of the effective time of the merger) that is outstanding immediately prior to the effective time of the merger will lapse. At the effective time of the merger, each vested share of Company Restricted Stock will be treated in the same manner as a share of our common stock.

Unvested Company Restricted Stock

At the effective time of the merger, each unvested share of Company Restricted Stock that is outstanding immediately prior to, and that will not vest as of, the effective time of the merger will be cancelled and converted into a right to receive a Deferred Restricted Stock Payment, without interest, equal to the product obtained by multiplying (x) the number of shares of unvested Company Restricted Stock by (y) the amount of the merger consideration. Each Deferred Restricted Stock Payment (or applicable portion thereof) will be made (less applicable tax withholdings) on the applicable vesting dates specified under the Company Stock Plan and the agreements evidencing the related unvested shares of Company Restricted Stock, and will be subject to the same forfeiture, termination of employment and acceleration of vesting provisions that would have applied had the unvested shares of Company Restricted Stock remained outstanding in accordance with their terms.

Surrender and Payment Procedures

Prior to the effective time of the merger, Solvay will appoint, with the Company’s consent, the exchange agent for the purpose of exchanging shares of our common stock for the merger consideration. Solvay will deposit, or cause to be deposited, with the exchange agent an amount in cash in immediately available funds equal to the aggregate merger consideration to be paid in respect of the certificates representing shares of our common stock and the uncertificated shares of our common stock (other than with respect to excluded shares) and thereafter will make available or cause to be made available to the exchange agent any additional amounts necessary to make payments to stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL. With respect to the deposit of funds regarding shares of our common stock held by The Depository Trust Company, or DTC, the exchange agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of our common stock held of record by DTC immediately prior to the effective time of the merger multiplied by the merger consideration, if the closing of the merger occurs at or prior to 11:30 a.m. (Eastern time), on the date of the closing of the merger, and if the closing of the merger occurs after 11:30 a.m.(Eastern time), on the first business day after the date of the closing of the merger.

Promptly after the effective time of the merger, and in any event within five business days, Solvay will send (or cause the exchange agent to send) to each holder of shares of our common stock at the effective time of the merger a letter of transmittal and instructions (which shall specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates (or affidavits of loss in lieu thereof) or surrender of the uncertificated shares to the exchange agent) for use in such exchange.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration with respect to your shares of our common stock unless, in the case of certificated shares, you surrender to the exchange agent the certificate(s) representing your shares of our common stock, together with a properly completed letter of transmittal or, in the case of a book-entry transfer of uncertificated shares, the exchange agent receives an “agent’s message”, and such other documents reasonably required by the Company and the exchange agent. In exchange therefor, you will receive a cash amount by check or wire transfer of immediately available funds to an account designated by you (less any required tax withholdings) equal to the product of the number of shares of our common stock represented by such certificate (or affidavit of loss in lieu thereof) or book-entry transfer of uncertificated shares multiplied by the merger consideration, and each such certificated or uncertificated share will thereupon be cancelled. No interest will be paid or accrued on any amount payable upon such surrender or transfer. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such merger consideration.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share shall have been properly transferred and (ii) the person requesting such payment will pay to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

After the effective time of the merger, there will be no further registration of transfers of shares of our common stock. If, after the effective time of the merger, certificates or uncertificated shares are presented to the surviving corporation or the exchange agent, they will be canceled and exchanged for the merger consideration provided for, and in accordance with the procedures set forth, in the merger agreement.

Solvay, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld, provided it is remitted to the appropriate taxing authority, will be deemed to have been paid to the holder of shares with regard to whom it is withheld.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in their entirety.

Any portion of the merger consideration deposited with the exchange agent that remains unclaimed by former record holders of our common stock for six months after the effective time of the merger will be delivered to the surviving corporation upon demand. Record holders of our common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of Parent, the surviving corporation, the exchange agent or any other person shall be liable to any holder of shares of our common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of our common stock two years after the effective time of the merger (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) will become, to the extent permitted by applicable law, the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

Representations and Warranties

Representations and Warranties of the Company

We made customary representations and warranties in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger agreement, in the disclosure schedule or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	our due organization, existence and good standing and authority to carry on our businesses;

•	our corporate power and authority related to the merger agreement, including:

•	our power to enter into, perform our obligations under and consummate the merger and the other transactions contemplated the merger agreement and the enforceability of the merger agreement against us;

•	the approval of the merger agreement and the merger by the Board of Directors, and the declaration of advisability and recommendation of the merger agreement and the merger by the Board of Directors;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•	our entry into and performance under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, our governing documents or applicable law, any defaults, terminations, cancellations or accelerations under certain material agreements or the creation of liens on any of our assets;

•	our capitalization, including:

•	the number of authorized and outstanding shares of our common stock, shares of preferred stock and Company stock-based awards outstanding;

•	the absence of any outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote;

•	other than the outstanding shares of our common stock and Company stock-based awards, the absence of any capital stock, voting or other ownership interests in the Company;

•	the absence of any securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company;

•	the absence of warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any shares of capital stock, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of the Company;

•	the absence of restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights in, the Company;

•	the absence of outstanding obligations of the Company or any of our subsidiaries to repurchase, redeem or otherwise acquire any of the Company’s securities; and

•	the ownership of shares of our common stock and securities by any of our subsidiaries;

•	our subsidiaries, including:

•	their due organization, existence and good standing and authority to carry on their businesses;

•	regarding our ownership of the equity interests of our subsidiaries;

•	their capitalization, including:

•	the absence of securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any of the Company’s subsidiaries;

•	the absence of warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or other obligations of the Company or any of its subsidiaries to issue, any shares of capital stock, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of any of the Company’s subsidiaries;

•	the absence of restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights in, any of the Company’s subsidiaries;

•	our SEC filings since January 1, 2013 and the financial statements included therein, and our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of any loan or other extension of credit by us to any executive officer or director in violation of Rule 402 of the Sarbanes Oxley Act;

•	the absence of notice from the SEC or any other governmental authority indicating that any of the Company’s accounting policies or practices are the subject of any review, inquiry, investigation or challenge;

•	the compliance of this proxy statement with applicable requirements under the Exchange Act;

•	the conduct of business in the ordinary course since December 31, 2014 and the absence since December 31, 2014 of any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have a material adverse effect (as described below);

•	the absence of certain material undisclosed liabilities not required to be reflected or reserved against according to GAAP;

•	compliance with applicable laws and the absence of certain types of investigations by governmental entities;

•	the absence of certain legal proceedings against the Company or any of its subsidiaries;

•	the Company’s good title to or a valid leasehold interest in, and absence of liens on its material owned real property and material leases of real property;

•	intellectual property and related matters;

•	tax matters;

•	certain matters relating to employee benefit plans of the Company and its subsidiaries;

•	certain labor and employment matters relating to the Company and its subsidiaries;

•	environmental matters;

•	the provision of certain material contracts and the absence of defaults under, and the validity and effectiveness of, certain material contracts;

•	insurance policies;

•	the absence of any undisclosed broker’s or finder’s fees;

•	receipt of a fairness opinion from J.P. Morgan;

•	the absence of any poison pill in effect and the inapplicability of any U.S. anti-takeover law to the merger; and

•	the absence of contracts or other arrangements to which the Company is a party for which the Company or its personnel use or have access to certain classified or restricted information and the Company’s ability to perform any such contracts without access to such information.

Company Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect”, which means any change, event, occurrence or effect that (i) is a material adverse effect on our or our subsidiaries’ financial condition, business, assets or results of operations, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation by the Company of the merger or the other transactions contemplated by the merger agreement, excluding, in the case of each of (i) and (ii) above:

•	any effect to the extent resulting from the following:

•	changes in GAAP or the interpretation, application or enforcement thereof;

•	the execution, delivery and performance of the merger agreement (but not the consummation, except to the extent related to the exercise by any third party of any of its rights pursuant to any change in control, anti-assignment or similar provision in certain specified contracts) or the public announcement of the merger agreement, the merger and the other transactions contemplated thereby or the identity of Solvay or any of its affiliates, including, in each case, the effect thereof on the relationships, contractual or otherwise, of the Company or any of its affiliates with employees, contractors, customers, suppliers, business partners and other third parties;

•	any litigation arising from any allegation of any breach of fiduciary duty or violation of law relating to the merger agreement, the merger or any of the other transactions contemplated thereby;

•	any liability to the extent accrued or reserved against in the consolidated financial statements (or the notes thereto) included in certain reports filed or furnished with the SEC since January 1, 2013 and prior to July 28, 2015; or

•	any action taken at the written request of Solvay or Merger Subsidiary.

•	any effect to the extent resulting from the following, except in the event that any of the following changes or conditions have a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the adverse effect that such changes or conditions have on other companies in the advanced composite or mining chemicals business (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company material adverse effect):

•	changes in any regulatory or legislative conditions, financial, credit, securities or other capital markets conditions or general economic or political conditions, in each case in the United States or any foreign jurisdiction;

•	changes (including changes of applicable law) or conditions generally affecting the industry in which the Company and our subsidiaries operate; or

•	any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions or any escalation of such acts of war, sabotage, terrorism or military actions threatened or underway, or epidemics, pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or calamities;

•	any effect to the extent resulting from the following, provided that any facts or occurrences giving rise or contributing to any of the following that are not otherwise excluded from the definition of Company material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company material adverse effect:

•	any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; or

•	any change in the market price, trading volume or credit rating of any of the Company’s securities.

Representations and Warranties of Solvay and Merger Subsidiary

The merger agreement also contains customary representations and warranties made by Solvay and Merger Subsidiary that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Solvay and Merger Subsidiary relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority related to the merger agreement, including:

•	their power to enter into, perform their obligations under, and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against them;

•	the approval of the merger agreement by Solvay’s Board of Directors;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•	their entry into and performance under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, their governing documents or applicable law, any defaults, terminations, cancellations or accelerations under certain material agreements or the creation of liens on any of their assets;

•	the accuracy of information supplied by the Solvay or Merger Subsidiary for inclusion in this proxy statement;

•	the debt financing for the merger, the absence of any conditions precedent or other contingencies except as set forth in the debt financing agreements (as defined in “The Merger Agreement—Financing” beginning on page 84), and Solvay and Merger Subsidiary having sufficient funds to enable Solvay to pay all amounts required to be paid by Solvay or Merger Subsidiary in connection with the merger and the other transactions contemplated by the merger agreement and the debt financing; and

•	the absence of any undisclosed broker’s or finder’s fees.

The representations and warranties in the merger agreement of each of the Company, Solvay and Merger Subsidiary will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, between the date of the merger agreement and the effective time of the merger, except as expressly contemplated by the merger agreement, as required by the terms of any material contract set forth in the disclosure schedule, as required by applicable law or as set forth in the corresponding section of the disclosure schedule, without the prior written consent of Solvay (which consent will not be unreasonably delayed, conditioned or withheld), the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, will use its commercially reasonable efforts to preserve intact its present business organization, maintain in effect all of its foreign, federal, state and local licenses, permits, approvals and authorizations from or by any governmental authority, keep available the services of its current officers and key employees and maintain existing relationships with customers, lenders, suppliers and others having material business relationships with it.

We have further agreed that, except as expressly contemplated by the merger agreement, as required by the terms of any material contract set forth on the disclosure schedule, as required by applicable law, as set forth in the corresponding section of the disclosure schedule or for intercompany transactions between or among the Company and any of its wholly owned subsidiaries, without the prior written consent of Solvay (which consent will not be unreasonably delayed, conditioned or withheld), the Company will not, nor will it permit any of its subsidiaries to:

•	make changes to its organizational documents;

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned subsidiaries and ordinary course quarterly cash dividends with respect to shares of our common stock with record and payment dates consistent with past practice, provided that such quarterly cash dividends shall not exceed $0.125 per share;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company securities or any securities of the Company’s subsidiaries;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company securities or any securities of the Company’s subsidiaries, other than the issuance of (i) any securities of the Company’s subsidiaries to the Company or any other subsidiary of the Company or (ii) any shares of our common stock upon the exercise of Company Stock Options or Company SARs or the settlement of Company RSUs or Company Deferred Stock Rights that, in each case, are outstanding on July 28, 2015 and as required pursuant to the terms of the Company Stock Plan governing such awards as in effect on July 28, 2015;

•	amend any term of any security of the Company or any of its subsidiaries;

•	make any capital expenditures in excess of (i) $176 million in the aggregate for the fiscal year ending December 31, 2015, and (ii) $19 million, $37 million, $55 million, $75 million, $94 million and $108 million on a cumulative basis through January, February, March, April, May and June 2016, respectively;

•	commit to make or approve any new capital project budgeted to cost in excess of $15 million (other than safety, health or environmental capital projects or expenditures required in connection with any emergency);

•	acquire or sell or otherwise transfer (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses in excess of $15 million in the aggregate, other than in the ordinary course of business consistent with past practice;

•	sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, or create or incur any lien on, any material intellectual property owned or purported to be owned by the Company or any of its subsidiaries other than, in each case, in the ordinary course of business consistent with past practice;

•	other than as permitted by the merger agreement, make any loans, advances or capital contributions to, or investments in, any other person in excess of $15 million in the aggregate;

•	incur or assume any long-term indebtedness for borrowed money or guarantees thereof in excess of $15 million in the aggregate, other than in the ordinary course of business consistent with past practices;

•	enter into, amend or modify in any material respect or terminate any material contract or lease or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its subsidiaries under any material contract or lease, except in the ordinary course of business consistent with past practice;

•	except as required by applicable law or the terms of an employee benefit plan as in effect on the date the merger agreement was executed:

•	grant or increase any severance, retention or termination pay to, or enter into or amend any retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former director, officer, employee or individual independent contractor of the Company or any of its subsidiaries;

•	increase the compensation or benefits provided to any current or former director, officer, employee or individual independent contractor of the Company or of any of its subsidiaries, except for increases in annual salary or wage rate in the ordinary course of business consistent with past practice in connection with annual compensation reviews or ordinary course promotions for employees who are not executive officers that, (i) if implemented after July 28, 2015 and through February 28, 2016, do not exceed $500,000 in the aggregate for all such employees (which we refer to as the $500,000 limit) and (ii) if implemented after March 1, 2016 and before April 30, 2016, after taking into account increases subject to the $500,000 limit, do not exceed 3.5% of the aggregate pay of all salaried U.S. employees of the Company or any of its subsidiaries or 5% of the aggregate pay of all salaried employees of the Company or any of its subsidiaries globally (in each case, other than employees whose base salary or wage rate increases are contractually required by a collective bargaining agreement);

•	grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former director, officer, employee or individual independent contractor of the Company or any of its subsidiaries;

•	establish, adopt, enter into or amend any employee benefit plan or collective bargaining agreement except for amendments to employee benefit plans (or the adoption of successor employee benefit plans) that are broad-based welfare plans in connection with the Company’s annual or open enrollment procedures and that do not materially increase the expense of maintaining such plans;

•	appoint or hire any employee of the Company or any of its subsidiaries whose annual base compensation is $200,000 or more, except for new hires (or internal promotions of employees) to replace such employees who leave the Company after the date of the merger agreement;

•	terminate the employment of any employee of the Company or any of its subsidiaries whose annual base compensation is $200,000 or more other than for cause or for performance-related terminations;

•	make or change any material tax election;

•	settle any tax claim, audit or assessment for an amount materially in excess of amounts reserved;

•	change any annual tax accounting period;

•	adopt or change any material method of tax accounting;

•	enter into any material closing agreement, other than any such material closing agreement that does not require payments that would materially exceed the amount of any related reserve reflected in the consolidated balance sheet of the Company as of March 31, 2015;

•	settle:

•	any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its subsidiaries, other than settlements that require payments by the Company or any of its subsidiaries not in excess of $5 million individually or $15 million in the aggregate and settlements of claims or litigations that are disclosed, reflected or reserved against in documents the Company has filed or furnished with the SEC prior to the date of the merger agreement;

•	any stockholder litigation or dispute against the Company or any of its officers or directors that relates to the transactions contemplated by the merger agreement; or

•	agree, resolve or commit to do any of the actions in any of the bullet points above.

Stockholders Meeting

The Company has agreed, subject to applicable law, to cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after clearance of this proxy statement by the SEC for the purpose of obtaining the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and to comply with all legal requirements applicable to such meeting. The Company has agreed that the Board of Directors will recommend approval and adoption of the merger agreement to the Company’s stockholders and will not withhold, withdraw or modify this recommendation in a manner that is adverse to Solvay, in each case, subject to the provisions of the merger agreement discussed below under “The Merger Agreement—No Solicitation; Other Offers” beginning on page 79.

No Solicitation; Other Offers

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries authorize any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (which we refer to collectively as representatives) to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate the submission of any acquisition proposal (as defined below);

•	enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal (provided that the Company and its representatives may ascertain facts from the person making such acquisition proposal (and such person’s subsidiaries and its and their respective representatives) for the sole purpose of the Board of Directors informing itself about such acquisition proposal and the person that made it (and such person’s subsidiaries and its and their respective representatives));

•	withhold, withdraw or modify in a manner adverse to Solvay the recommendation of approval and adoption of the merger agreement by the holders of shares of our common stock by the Board of Directors (or recommend an acquisition proposal), which we refer to as an adverse recommendation change; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument to effect an acquisition proposal with the person making such acquisition proposal (or any of its subsidiaries) (other than a confidentiality agreement entered into in compliance with the provisions of the merger agreement and, after such execution of a confidentiality agreement, any customary engagement, joint defense, clean team or similar agreements).

The merger agreement also provides that any breach of the restrictions on the Company set forth in these provisions by any representative of the Company or any of its subsidiaries will be a breach of those restrictions by the Company.

The merger agreement defines the term “acquisition proposal” to mean any offer, proposal or inquiry from any third party relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its subsidiaries or 15% or more of any class of equity or voting securities of the Company or of any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of the Company or of any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, in each case, other than the transactions contemplated by the merger agreement.

The merger agreement also provides that the foregoing restrictions will not prevent the Board of Directors from complying with its disclosure obligations under U.S. federal or state law, or making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors, failure to do so would be inconsistent with applicable law (provided that any such action that relates to an acquisition proposal will be deemed to be an adverse recommendation change unless the Board of Directors reaffirms, within five business days of such action, the Board of Directors’ recommendation of approval and adoption of the merger agreement by the holders of shares of our common stock).

We further agreed to, and to cause our subsidiaries and our and their representatives to, cease immediately and terminate all activities, discussions or negotiations (if any) with any third party and its representatives with respect to an acquisition proposal. We also agreed to request that any third party that has executed a confidentiality agreement with respect to an acquisition proposal to promptly return or destroy all confidential information in accordance with the terms of the applicable confidentiality agreement.

No Solicitation Exceptions

The Company and Solvay also agreed that, at any time prior to the time the Company’s stockholders adopt the merger agreement, if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Delaware law:

•	the Company, directly or indirectly through its representatives or other intermediaries, may (a) engage in or participate in negotiations or discussions with any third party and its representatives that, subject to the Company’s compliance with the solicitation restrictions described above, has made an acquisition proposal that the Board of Directors reasonably believes is or could reasonably be expected to lead to a superior proposal (as defined below) and (b) furnish to such third party or its representatives non-public information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with such third party with terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreement dated June 25, 2015 between the Company and Solvay (except that any such confidentiality agreement need not include a standstill or prohibit the making or amendment of any acquisition proposal), as long as all such information (to the extent that such information has not been previously provided or made available to Solvay) is provided or made available to Solvay, as the case may be, substantially concurrently with the time it is provided or made available to such third party); and

•	subject to compliance with the “last look” and matching rights provisions described below, the Board of Directors may (i) make an adverse recommendation change or take action to terminate the merger agreement to enter into an alternative acquisition agreement in connection with a superior proposal or (ii) make an adverse recommendation change in response to an event or circumstance material to the Company and its Subsidiaries, taken as a whole (other than an acquisition proposal) that was not known or reasonably foreseeable (or the impact of which was not known or reasonably foreseeable) as of the date of the merger agreement to the Board of Directors or the named executive officers listed in the Company’s Proxy Statement on Schedule 14A, dated March 6, 2015, (which we refer to as an intervening event).

The merger agreement defines the term “superior proposal” to mean a bona fide, unsolicited written acquisition proposal (with the percentages set forth in such term changed from 15% to 75%) on terms that, if consummated, the Board of Directors determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, are more favorable from a financial point of view to the Company’s stockholders than the transaction contemplated by the merger agreement (taking into account any proposal by Solvay to amend the terms of the merger agreement pursuant to its terms) and that the Board of Directors has determined, in its good faith judgment, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the person making the proposal.

The Company agreed to notify Solvay prior to taking any of the foregoing actions, and to promptly, and in any event, within 24 hours, notify Solvay of the receipt of an acquisition proposal, including the identity of the third party making the proposal and the material terms of such proposal, and to keep Solvay informed on a reasonably prompt basis of the material developments in any negotiations with a third party.

Last Look

The Company further agreed that the Board of Directors will not make an adverse recommendation change in response to an acquisition proposal (or terminate the merger agreement pursuant to its terms in order to enter into a superior proposal) or in response to an intervening event, unless:

•	the Company notifies Solvay in writing four business days prior to taking that action, of its intention to do so, attaching (i) in the case of the Board of Directors deciding to make an adverse recommendation change or take action to terminate the merger agreement to enter into an alternative acquisition agreement, in each case, in connection with a superior proposal, the most current version of the proposed agreement under which such superior proposal is proposed to be consummated, or (ii) in the case of a decision by the Board of Directors to make an adverse recommendation change in response to an intervening event, a reasonably detailed description of the reasons for making such decision; and

•	Solvay does not make, within four business days after its receipt of that written notification, a binding written offer that (i) in the case of a decision by the Board of Directors to make an adverse recommendation change or take action to terminate the merger agreement to enter into an alternative acquisition agreement, in each case, in connection with a superior proposal, causes the offer previously constituting a superior proposal to no longer constitute a superior proposal or (ii) in the case of a decision by the Board of Directors to make an adverse recommendation change in response to an intervening event, obviates the need for such recommendation change, in each case, in the good faith judgment of the Board of Directors.

In the event of any material amendment to the financial terms or other material terms of such superior proposal, the Company is required to deliver a new written notification and to comply with the requirements of the “last look” provision described above, except that the Company will be required to give three business days’ notice to Solvay (instead of the four business days contemplated by the “last look” provision).

Filings; Other Actions; Notification

We and Solvay each agreed to use our reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement, including:

•	preparing and filing, or cooperating in the preparing and filing, as applicable, as promptly as practicable with any governmental authority or other third party all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement;

•	obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement, including under the HSR Act and any other applicable antitrust or competition laws, Exon-Florio, ITAR, the NISPOM and Sections 22a-134 through 22a-134e of the Connecticut General Statutes, as amended;

•	subject to applicable law, furnishing all information required for any filings, notices, petitions, statements, registrations, submissions of information, applications and other documents to be made in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, making an appropriate response, after consultation with the other parties to the merger agreement, to any request for additional information or documentary material from any governmental authority or other third party in compliance with such request and timely responding to any questions, after consultation with the other parties to the merger agreement, from any governmental authority or other third party in connection with the merger and the other transactions contemplated by the merger agreement;

•	resolving such objections, if any, as may be asserted by any governmental authority or other third party with respect to the merger and the other transactions contemplated by the merger agreement; and

•	executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Notwithstanding the foregoing, neither Solvay nor Merger Subsidiary will be obligated to agree to any sale, divestiture, license, disposition, holding separate of or mitigation of, termination, prohibition, limitation, restriction or other action if doing so, individually or in the aggregate, would have a material adverse effect on Solvay and its subsidiaries or on the Company and its subsidiaries, in each case, as measured against the Company and its subsidiaries, taken as a whole. In addition, the Company and its subsidiaries are not required to proffer to, or agree to, any sale, divestiture, license, disposition, holding separate of or mitigation of, or any termination, prohibition, limitation, restriction or other action with respect to, existing relationships, contracts, assets, product lines or businesses or interests therein of the Company or any of its subsidiaries unless the effectiveness of such action is conditioned upon the occurrence of the closing.

We and Solvay also agreed to cooperate in the making of, or to make, as applicable, as promptly as practicable after the date of the merger agreement, with respect to the transactions contemplated by the merger agreement:

•	an appropriate filing of a Notification and Report Form pursuant to the HSR Act (which shall in no event be made later than twenty business days after the date of the merger agreement);

•	appropriate filings or notices as are required pursuant to other applicable antitrust or competition laws;

•	a submission of a joint voluntary notice, preceded at least five business days by submission of a “pre-filing” draft of such notice, to CFIUS pursuant to Exon-Florio;

•	appropriate filings with or notices by the Company, Solvay and Merger Subsidiary to DSS regarding the parties’ plan to operate the business of the Company pursuant to a proposal to mitigate FOCI in accordance with the NISPOM;

•	an appropriate filing with or notice to the DDTC in accordance with ITAR;

•	appropriate filings or notices in accordance with the NISPOM to obtain assurances that favorable National Interest Determinations or similar determinations under any applicable national or industrial security regulations will permit the Company to continue to have, to the extent it currently has, access to certain classified or restricted information after the closing; and

•	such other filings or proceedings with any governmental authorities as may be required under any applicable law.

Solvay and the Company each also agreed to use reasonable best efforts to agree upon a definitive list of jurisdictions in which any notice, filing or other instrument is necessary, proper or advisable under applicable antitrust or competition laws in connection with the transactions contemplated by the merger agreement no later than August 11, 2015. See “The Merger—Regulatory Approvals” beginning on page 65 for a description of the regulatory approvals required for the merger, including the jurisdictions in which antitrust or competition law filings or approvals are contemplated.

Each of Solvay and the Company agreed, subject to applicable law and the provisions of the merger agreement relating to access to information, to use reasonable best efforts to (i) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any governmental authority, (ii) permit the other parties to review in advance any material notices or written communication delivered to or received from any governmental authority, and (iii) to consult with the other party in advance of any meeting or conference with, any governmental authority, and to give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such governmental authority) either in person or by telephone, in each case, to the extent relating to the merger and the other transactions contemplated by the merger agreement.

Each of the Company and Solvay also agreed to promptly notify the other of any change, fact or condition at any time during the term of the merger agreement that is reasonably expected to result in a Company material adverse effect or to cause the conditions to the closing of the merger not to be satisfied. The parties further agreed that the delivery of any such notice would not limit or otherwise affect the remedies available under the merger agreement to the party receiving such notice or result in a failure to satisfy the conditions to the merger.

Other Efforts

We have agreed to use our commercially reasonable efforts to preserve intact the business organization of the Company and its subsidiaries, maintain approvals from governmental authorities, keep available services of officers and key employees and maintain material relationships with certain third parties as described in “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 76. Furthermore, we have agreed to use our reasonable best efforts in connection with a number of other obligations in the merger agreement, which include preparing and filing this proxy statement, cooperating with Solvay in connection with its financing for the merger as described in “The Merger Agreement—Financing” beginning on page 84 and cooperating with Solvay to enable delisting of our common stock from the NYSE and the deregistration of our common stock under the Exchange Act as promptly as practicable after the closing of the merger. We have also agreed, subject to certain conditions, to cooperate, upon Solvay’s reasonable request and at Solvay’s sole cost and expense, to obtain customary title insurance for our owned real property located in the United States (but any failure by Solvay to secure title insurance will not affect Solvay’s obligation to consummate the merger).

We have further agreed that, from the date of the merger agreement until the earlier of termination of the merger agreement and the effective time of the merger, upon reasonable prior notice and subject to applicable law, the Company will (i) give to Solvay, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, employees, books and records of the Company and its subsidiaries and (ii) furnish to Solvay, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as Solvay may reasonably request, in each case subject to certain conditions and exceptions.

Financing

The Company has agreed to use its reasonable best efforts, to cause its subsidiaries to use their reasonable best efforts and to use its reasonable best efforts to cause its representatives to use their respective reasonable best efforts to, provide such reasonable and customary cooperation and information as may be reasonably requested by Solvay in connection with (i) satisfying the conditions to, and complying with any obligations to assist in the syndication of, the debt financing set forth in the mandate letter and draft form of bridge loan facility agreement (which we refer to as the debt financing agreements, the related financing as the debt financing and the financial institutions named therein as the financing sources) to the extent such conditions and obligations are consistent with the terms and conditions of the merger agreement and (ii) arranging any refinancing or replacement financing, whether by way of debt or equity or hybrid instrument and including entering into definitive credit facilities, indentures or other instruments or agreements (which we refer to as the replacement financing agreements, the related financing as the replacement debt financing and any financial institutions party thereto as the replacement financing sources), the proceeds of which are to be used in whole or in part to repay or replace the debt financing and satisfying reasonable and customary conditions to the any replacement financing, to the extent such conditions are consistent with the terms and conditions of the merger agreement. For a description of the debt financing, see “The Merger—Financing of the Merger” beginning on page 56.

The Company’s assistance relating to financing activities will include, to the extent reasonably requested by Solvay, using reasonable efforts to, among other things, (i) furnish financial and other pertinent information relating to the Company and its subsidiaries and its and their businesses, (ii) participate (including via telephonic conference) in a reasonable number of meetings , presentations, roadshows, due diligence sessions, drafting sessions (including accounting due diligence sessions) and sessions with rating agencies in the United States and Europe in connection with the debt financing or the replacement financing, in each case to the extent customary, assist with the preparation of customary offering documents or memoranda, rating agency presentations and similar documents, (iii) execute and delivery customary certificates, accountants’ comfort letters (and consents or other documents and as may be reasonably requested by the Solvay as necessary and customary, (iv) facilitate the obtaining of guarantees and pledging of collateral (to be effective, no earlier than the closing), (v) cooperate reasonably with the replacement financing sources’ due diligence, to the extent customary and reasonable, (vi) obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at closing to allow for the payoff, discharge and termination in full on the closing date of any debt of the Company or its subsidiaries that Solvay desires to payoff, discharge and terminate at closing or that is otherwise subject to mandatory prepayment (howsoever described) as a result of the consummation of the merger and (vii) take all corporate actions, subject to the occurrence of the closing, necessary to permit the consummation of the replacement financing including entering into one or more credit agreements, indentures or other instruments or agreements on terms reasonably satisfactory to Solvay in connection with the replacement financing to the extent direct borrowings or debt incurrence (or any guarantees thereof) by the Company or any of its subsidiaries is contemplated in the replacement financing, in each case, as further described in the merger agreement.

Under the terms of the merger agreement, neither the Company nor any of its subsidiaries will be required to (i) take any action that would subject it to actual or potential liability or conflict with or violate the Company’s or any of its subsidiaries’ organizational documents (to the extent such conflict or violation cannot be resolved by such entity using its reasonable best efforts to do so) or any applicable laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any material contract existing on the date of the merger agreement to which the Company or any of its subsidiaries is a party, (ii) bear any cost, fee or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the debt financing or the replacement financing or any of the foregoing prior to the effective time of the merger and (iii) undertake any action that would unreasonably and materially interfere with the business or operations of the Company and its subsidiaries. Solvay has agreed, promptly upon request by the Company, to reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with the financing activities.

The merger agreement further provides that none of the Company nor any of its subsidiaries nor any of their respective representatives, officers, directors (with respect to any subsidiary of the Company) or employees will be required to execute or enter into or perform any agreement with respect to the debt financing or the replacement financing that is not contingent upon the closing or that would be effective prior to the closing and no directors of the Company will be required to execute or enter into or perform any agreement with respect to the debt financing or the replacement financing.

Solvay and Merger Subsidiary have each agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, maintain the effectiveness of and consummate the debt financing (except to the extent replaced by replacement financing) and the replacement financing on the terms and conditions described in or contemplated by the debt financing agreements or replacement financing agreements (as applicable) (including complying with any request to exercise so-called “flex” provisions and using reasonable best efforts to satisfy on a timely basis all conditions to funding in the debt financing agreements or replacement financing agreement (as applicable)) in an amount that, when taken together with Solvay’s and Merger Subsidiary’s cash on hand, would be no less than the amount that would be required to consummate the merger and the other transactions contemplated by the merger agreement and the debt financing or replacement financing (as applicable), including the aggregate merger consideration, repayment of any outstanding indebtedness required to be repaid in order to consummate the merger and any fees and expenses.

Solvay has further agreed, to the extent reasonably requested by the Company from time to time and subject to any applicable legal or regulatory restrictions on disclosure, to keep the Company informed on a reasonably current basis of the status of its efforts to arrange and consummate the debt financing or replacement financing (as applicable). Solvay and Merger Subsidiary have also agreed not to consent or agree (without the prior written consent of the Company) to any amendment, supplement, modification or replacement of the debt financing agreements (including cancellation of commitments thereunder following the entry into any replacement financing agreement) if such amendment, supplement, modification or replacement could, in Solvay’s reasonable determination, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement.

Solvay will also, promptly following any material amendment, supplement or modification of any debt financing agreement or replacement financing agreement made in compliance with the merger agreement, provide a copy thereof (redacted if necessary where appropriate and customary) to the Company. Solvay’s obligations under the merger agreement with respect to the debt financing or replacement financing (as applicable) will apply to such financing as amended, supplemented or modified. In no event, however, will Solvay or Merger Subsidiary be required to amend or waive any of the terms or conditions of the debt financing agreements or replacement financing agreements or pay any fees in excess of or not contemplated debt financing agreements or replacement financing agreements or to consummate the merger any earlier than the time set forth in the merger agreement.

The obtaining of the debt financing or the replacement financing (or any other financing) is not a condition to the closing of the merger.

Employee Benefits Matters

During the period beginning at the effective time of the merger and ending on the first anniversary of the closing date (or such shorter period of employment, as the case may be), Solvay will, or will cause the surviving corporation to, provide to each employee who is actively employed by the Company or its subsidiaries at the effective time of the merger (each of whom we refer to as a covered employee), a base salary or base wage, target annual bonus and long-term incentive compensation opportunities, broad-based severance entitlements and pension, welfare and other employee benefits that are substantially comparable in the aggregate to the base salary or base wage, target annual bonus and long-term incentive compensation opportunities, broad-based severance entitlements and pension, welfare and other employee benefits provided by the Company or its subsidiaries to such covered employee immediately prior to the effective time of the merger. These requirements will not apply to covered employees who are covered by a collective bargaining agreement.

In the event any covered employee first becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Solvay or any of its subsidiaries following the effective time of the merger, Solvay will, or will cause its subsidiaries to, use reasonable best efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such covered employee under any Solvay employee benefit plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the Company employee benefit plan such covered employee participated in immediately prior thereto and (ii) provide such covered employee with credit for any copayments and deductibles paid under a Company employee benefit plan prior to such covered employee’s coverage under any Solvay employee benefit plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company employee benefit plan such covered employee participated in immediately prior thereto in satisfying any applicable deductible or out-of-pocket requirements under such Solvay employee benefit plan.

As of the effective time of the merger, Solvay will, or will cause its subsidiaries to, recognize all service of each covered employee prior to the effective time of the merger with the Company and its subsidiaries for purposes of vesting, determination of benefit level (including, without limitation, with respect to vacation and severance entitlements, but excluding benefit accrual or benefit levels under defined benefit pension plans or retiree welfare plans) and eligibility to participate in any Solvay employee benefit plan, as if such service had been performed with Solvay, except to the extent it would result in any duplication of benefits for the same period of service or to the extent such service was not recognized immediately prior to the effective time of the merger under a comparable employee benefit plan of the Company or any of its subsidiaries.

Effective as of immediately prior to the effective time of the merger, unless otherwise directed in writing by Solvay at least five business days prior to the effective time of the merger, the Company will terminate the Company’s Employees’ Savings Plan (which we refer to as the Company 401(k) Plan), pursuant to resolutions of the Company’s board of directors that are reasonably satisfactory to Solvay. In connection with the termination of the Company 401(k) Plan, Solvay will, subject to the terms of any applicable collective bargaining agreement, permit each eligible covered employee to become a participant in an eligible retirement plan of Solvay or any of its subsidiaries (which we refer to as the Solvay 401(k) Plan) and make rollover contributions of eligible rollover distributions in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such covered employee from such plan to the Solvay 401(k) Plan. During the period beginning at the effective time of the merger and ending on December 31, 2017, Solvay will, or will cause the surviving corporation to, provide to each covered employee who, as of the effective time of the merger, received non-discretionary transition credits pursuant to the terms of the Company Employees’ Savings Plan and who commences participation in the Solvay 401(k) Plan, transition credits calculated in accordance with the terms of the Company Employees’ Savings Plan as in effect on the date the merger agreement was executed, but only to the extent such transition credits were reflected on the financial projections of the Company provided to Solvay prior to the date on which the merger agreement was executed. In the event the tax qualification requirements of the Code applicable to the Solvay 401(k) Plan (including, without limitation, non-discrimination requirements) would reduce Solvay’s ability to comply with the conditions of the foregoing sentence, and, after using reasonable best efforts, Solvay is unable to provide the non-discretionary transition credits pursuant to the Solvay 401(k) Plan as required by the merger agreement, any such transition credits that cannot be provided by the Solvay 401(k) Plan will be taken into account for purposes of the compensation and benefits comparability covenant set forth above. On September 17, 2015, Solvay directed the Company not to terminate the Company 401(k) Plan.

The Company will be permitted to finally and conclusively determine, in good faith and in the ordinary course of business consistent with past practice, the annual bonus amounts earned in respect of the 2015 calendar year in accordance with the parameters set forth below, and pay such bonus amounts in the ordinary course of business consistent with past practice, but no later than the closing date.

•	Annual bonus amounts under the Company Annual Incentive Compensation Plan and the Company Employee Incentive Plan will be based on funding (i) at actual performance levels with respect to applicable financial metrics and (ii) at the greater of actual or target performance levels with respect to applicable key non-financial performance metrics; and

•	Annual bonus amounts under the Company Sales Incentive Plans will be based on funding at actual performance levels with respect to all applicable performance metrics.

In the event a covered employee’s employment is terminated after June 30, 2016 and prior to December 31, 2016 by Solvay, the surviving corporation or any of their respective affiliates without “cause” (as such term is defined in the Company Employee Income Continuity Plan) or by such covered employee for “good reason” (which generally includes (i) a reduction in annual base salary or wage rate and (ii) a relocation of the employee to a location not within 50 miles of the location where he or she was employed immediately prior to the effective time of the merger), such employee will, no later than 30 calendar days following such termination, be paid a bonus award for the 2016 calendar year under the annual bonus plan applicable to such employee, based on target performance levels and prorated for the portion of the 2016 calendar year (based on calendar days) elapsed between January 1, 2016 and the effective date of such covered employee’s termination of employment.

As of the effective time of the merger, each performance cash award granted under the Company Stock Plan will, as required by the terms of the Company Stock Plan and applicable award agreements as in effect on the date of the merger agreement, vest at maximum performance, and each holder thereof will remain subject to the service-based vesting component of such award in accordance with the terms of the Company Stock Plan and applicable award agreements as in effect at the date of the merger agreement.

The Company will be permitted to establish a retention bonus pool of $5 million in the aggregate from which it may grant employees of the Company (other than the Company’s named executive officers) cash awards. The retention bonus pool will be allocated by the Company in consultation with Solvay.

Prior to the effective time of the merger, the Company will take all actions, including adopting any resolutions or amendments, that are necessary to prohibit further or increased enrollment in, or contributions under, the Company’s Employee Stock Purchase Plan from those in effect on the date the merger agreement was executed and terminate the Company’s Employee Stock Purchase Plan effective immediately prior to the effective time of the merger.

Prior to the closing date, subject to Solvay’s continuing obligations under the merger agreement and except to the extent precluded by the terms of any employee benefit plan, an applicable collective bargaining agreement or by applicable law, the Company will take all actions that may be necessary or appropriate to terminate each employee benefit plan that, not later than 30 calendar days prior to the closing date, Solvay requests that the Company terminate in accordance with the terms of such plan. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such employee benefit plans will be subject to Solvay’s prior review and approval.

Solvay will, and will cause the surviving corporation to, honor in accordance with their respective contractual terms all employee benefit obligations to current and former employees under certain of the Company employee benefit plans.

Conditions to the Merger

The respective obligations of the Company, Solvay and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver at or prior to the closing of the merger of the following conditions:

•	the approval of the merger agreement by the holders of at least a majority of the outstanding shares of our common stock must have been obtained in accordance with Delaware law;

•	no applicable law prohibits the consummation of the merger;

•	any waiting period (and extensions thereof) applicable to the merger under the HSR Act must have expired or been terminated, and any applicable waiting period must have expired or been terminated, or, if applicable, approval obtained (which approval remains in full force and effect), under any similar foreign antitrust or competition law in Brazil, the European Union, Israel, Japan, Mexico, South Korea, Turkey and Ukraine; and

•	the parties must have received written notice that any review, investigation or other proceeding under Exon-Florio with respect to the merger and the other transactions contemplated by the merger agreement has concluded without action or recommendation for suspension or prohibition, or the President of the United States of America must not, within fifteen calendar days of a CFIUS report to him, have announced a decision to take any action to block, suspend or otherwise prevent the consummation of the merger or any of the other transactions contemplated by the merger agreement.

The obligations of Solvay and Merger Subsidiary to effect the merger are also subject to the satisfaction or waiver by Solvay at or prior to the closing of the merger of the following additional conditions:

•	the Company must have performed in all material respects all obligations required by the merger agreement to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of the Company regarding certain aspects of its capitalization must be true and correct, other than by a de minimis amount;

•	certain of the Company’s representations and warranties regarding due organization, corporate power and authority and corporate approvals, disclosure of brokers and broker’s fees, inapplicability of certain anti-takeover statutes, absence of a rights plan and receipt of a fairness opinion from J.P. Morgan must be true and correct (disregarding all qualifications relating to materiality or material adverse effect) in all material respects at and as of the effective time of the merger (other than representations and warranties that by their terms address matters only as of another specified time, which must be true in all material respects only as of such time);

•	the Company’s other representations and warranties set forth in the merger agreement (disregarding all qualifications relating to materiality or material adverse effect) must be true at and as of the effective time of the merger (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true in all material respects only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	Solvay must have received from the Company a certificate signed by an executive officer of the Company, dated as of the closing date of the merger, certifying that all of the above conditions with respect to the representations and warranties and performance of obligations of the Company have been satisfied;

•	the non-occurrence of any event, occurrence, revelation or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect;

•	Solvay or Merger Subsidiary must have received the written approval of DSS to operate the business of the Company pursuant to a FOCI mitigation arrangement in accordance with the NISPOM; and

•	DDTC must not have sent a notice that DDTC has made the final determination that DDTC will neither approve (i) the registration of the surviving corporation as a manufacturer or exporter of defense articles under ITAR nor (ii) the transfer from the surviving corporation to Solvay of the surviving corporation’s registration as a manufacturer or exporter of defense articles under ITAR.

The Company’s obligation to effect the merger is also subject to the satisfaction or waiver by the Company at or prior to the closing of the merger of the following additional conditions:

•	each of Solvay and Merger Subsidiary must have performed in all material respects all obligations required by the merger agreement to be performed by each of them at or prior to the effective time of the merger;

•	certain of Solvay’s representations and warranties regarding corporate approvals must be true and correct in all material respects at and as of the effective time of the merger (other than representations and warranties that by their terms address matters only as of another specified time, which must be true in all material respects only as of such time);

•	Solvay’s and Merger Subsidiary’s other representations and warranties set forth in the merger agreement (disregarding all qualifications relating to materiality or material adverse effect) must be true at and as of the effective time of the merger (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true in all material respects only as of such time), with only such exceptions as have not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Solvay’s or Merger Subsidiary’s ability to perform its obligations under the merger agreement or consummate the merger or the other transactions contemplated by the merger agreement or prevent, materially impede or materially delay the consummation by Solvay or Merger Subsidiary of the merger or the other transactions contemplated by the merger agreement; and

•	the non-occurrence of any event, occurrence, revelation or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Solvay’s or Merger Subsidiary’s ability to perform its obligations under the merger agreement or consummate the merger or the other transactions contemplated by the merger agreement or prevent, materially impede or materially delay the consummation by Solvay or Merger Subsidiary of the merger or the other transactions contemplated by the merger agreement.

The Company does not currently anticipate that any of the conditions to the merger will be waived.

Termination

The Company and Solvay may, by mutual written agreement, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, notwithstanding any approval of the merger agreement by the Company’s stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, notwithstanding any approval of the merger agreement by the Company’s stockholders, as follows:

•	by either Solvay or the Company, if:

•

the merger has not been consummated on or before the six month anniversary of the merger agreement, except that (a) if on such date, the conditions to closing relating to (i) the expiration of waiting periods of obtaining approvals under the HSR Act or similar antitrust or competition laws of certain foreign jurisdictions, (ii) review of the merger by CFIUS or (iii) the written approval of DSS are not satisfied but all other conditions to closing have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at closing or on the closing date, are capable of being satisfied on such date), then the merger agreement will be extended automatically, without any action on the part of the parties, for three additional months (we refer to this six month termination date, as it may be extended for three months, as the merger agreement end date), and (b) this termination right is not available to any party whose breach of the merger agreement results in the failure of the merger to be consummated by such time;

•	any applicable law restrains, enjoins or otherwise prohibits the Company or Solvay from consummating the merger and such injunction has become final and nonappealable; or

•	at the special meeting, including any adjournment or postponement thereof, the stockholders of the Company do not approve the merger agreement.

•	by Solvay, if:

•	the Board of Directors makes an adverse recommendation change, or at any time after receipt or public announcement of an acquisition proposal (as defined above in “The Merger Agreement—No Solicitation; Other Offers”), the Board of Directors fails to reaffirm its recommendation as promptly as practicable (and in any event within five business days) after receipt of any written request from Solvay to do so;

•	there is a breach of any of the representations or warranties made by the Company, or of any of its covenants, in the merger agreement that would cause the condition to the closing that is related to the accuracy of the Company’s representations and warranties and the performance, in all material respects, of its obligations in the merger agreement, to not be satisfied and be incapable of being satisfied by the merger agreement end date; or

•	the Company intentionally and materially breaches its obligations not to solicit acquisition proposals except in compliance with the agreement or to hold a special meeting of the Company’s stockholders to vote on the proposal to adopt the merger agreement.

•	by the Company, if:

•	prior to the special meeting of the Company’s stockholders to vote on the proposal to adopt the merger agreement, the Board of Directors makes an adverse recommendation change in compliance with the terms of the merger agreement in order to enter into an alternative acquisition agreement in connection with a superior proposal (as defined above in “The Merger Agreement—No Solicitation; Other Offers”) subject to payment of the termination fee, as described below under “The Merger Agreement—Termination Fee” beginning on page 90; or

•	there is a breach of any of the representations or warranties made by Solvay or Merger Subsidiary, or any of their respective covenants, in the merger agreement that would cause the condition to closing that is related to the accuracy of Solvay’s and Merger Subsidiary’s representations and warranties and the performance, in all material respects, of their respective obligations in the merger agreement, to not be satisfied, and be incapable of being satisfied by the merger agreement end date.

Termination Fee

In certain circumstances, we may be required to pay Solvay a termination fee if the merger agreement is terminated. The termination fee would be payable in the following circumstances:

•	if Solvay terminates the merger agreement because the Board of Directors makes an adverse recommendation change, or at any time after receipt or public announcement of an acquisition proposal (as defined above in “The Merger Agreement—No Solicitation; Other Offers”), the Board of Directors fails to reaffirm its recommendation as promptly as practicable (and in any event within five business days) after receipt of a written request from Solvay to do so;

•	if Solvay terminates the merger agreement because the Company intentionally and materially breaches its obligations not to solicit acquisition proposals except in compliance with the merger agreement or to hold a special meeting for its stockholders to vote on the proposal to adopt the merger agreement;

•	if the Company terminates the merger agreement prior to the special meeting of the Company’s stockholders to vote on the proposal to adopt the merger agreement because the Board of Directors makes an adverse recommendation change in compliance with the terms of the merger agreement in order to enter into an alternative acquisition agreement in connection with a superior proposal (as defined above in “The Merger Agreement—No Solicitation; Other Offers”); or

•	either Solvay or the Company terminates the merger agreement because the Company stockholders do not approve the merger agreement at the special meeting, including any adjournment or postponement thereof, and (i) prior to such termination, an acquisition proposal has been publicly announced or otherwise been communicated to the Board of Directors or its stockholders, and (ii) within 12 months following the date of such termination, the Company enters into a definitive agreement with respect to or recommends to its stockholders an acquisition proposal, or an acquisition proposal is consummated.

In the case of the first and second bullets above, we must pay Solvay the termination fee within one business day after such termination.

In the case of the third bullet above, we must pay Solvay the termination fee immediately before and as a condition to such termination.

In the case of the fourth bullet above, we must pay Solvay the termination fee within five business days after the earlier of entry into a definitive agreement with respect to, recommendation to the Company’s stockholders of or consummation of, such acquisition proposal.

The termination fee is a cash amount equal to $140,000,000.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Remedies

If the merger agreement is terminated as a result of a knowing and intentional breach of the merger agreement, the breaching party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result. The measure of the Company’s damages in the event of a knowing and intentional breach of the merger agreement or in the event of fraud will be determined by reference to the total amount that would have been recoverable by the Company’s stockholders if the Company’s stockholders were third party beneficiaries of the Agreement (the Company’ stockholders are not third party beneficiaries of the Agreement).

In addition, in the event that the merger agreement is terminated under circumstances in which the termination fee becomes payable and the termination fee is paid by the Company, the termination fee (and any additional interest due on the termination fee amount as a result of the Company failing to promptly pay when due the termination fee) will be Solvay’s and Merger Subsidiary’s sole and exclusive remedy for monetary damages under the merger agreement.

The parties are also entitled to an injunction or injunctions to prevent a breach of the merger agreement, and to enforce specifically the performance of the terms and provisions of the merger agreement. There is no requirement to obtain, furnish or post any bond with or as a condition to obtaining such injunction or injunctions.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Solvay and the surviving corporation will indemnify and hold harmless to the fullest extent permitted by applicable law (and will, subject to repayment under certain limited circumstances, advance expenses to) the Company’s present and former directors, officers and employees, each of whom we refer to as an indemnified person, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, or investigative, arising out of or related to such indemnified person’s services as a director or officer of the Company, as a director, officer or member of any subsidiaries of the Company or as a trustee or fiduciary of any pension or other benefit plan of the Company or any of its subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger (including in connection with the merger and the other transactions contemplated by the merger agreement and actions to enforce such indemnification or advancement rights).

For a period of six years from the effective time of the merger, Solvay shall cause to be maintained in effect the provisions in the surviving corporation’s certificate of incorporation and bylaws (or in the organizational documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on July 28, 2015.

Solvay and the surviving corporation shall maintain in effect, for at least six years from the effective time of the merger, the current policies of directors and officers liability insurance and fiduciary liability insurance maintained by the Company and the Company’s subsidiaries for the indemnified persons and any other persons otherwise covered by such policies prior to the effective time of the merger. Alternatively, the Company may, at its option, prior to the effective time of the merger (or, if the Company is unable to do so, Solvay will cause the surviving corporation to), obtain and fully pre-pay the premium for the non-cancellable extension of the currently existing directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period at or prior to the effective time of the merger. Such policy must have terms, conditions, retentions and limits of liability that are no less favorable to the insureds than the Company’s existing policies, and must be maintained in full force in effect for its full term. This obligation is subject to an annual premium cap of 300% of the last annual premium amount paid by the Company for such insurance.

The indemnified persons, together with their respective heirs and legal representatives, have the right to enforce the provisions of the merger agreement relating to their indemnification.

Amendments and Waivers

The merger agreement may be amended or waived by the parties any time prior to the effective time of the merger, whether before or after the approval of our stockholders of the proposal to adopt the merger agreement has been obtained. Any amendment or waiver must be in writing and signed, in the case of an amendment, on behalf of each of the parties, and in the case of a waiver, by each party against whom the waiver is to be effective. After the approval of our stockholders of the proposal to adopt the merger agreement has been obtained, no amendment or waiver can be made that would require further approval by the stockholders of the Company without such further approval having first been obtained. The Company does not currently anticipate that any of the conditions to the merger will be waived.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of the Company’s stockholders, as described below in this section.

The estimated value of the payments and benefits that the Company’s named executive officers will receive in connection with the merger are quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) per share merger consideration of $75.25, (ii) salary, target bonus levels and stock-based award holdings as of the date of this proxy statement, (iii) a merger closing assumed to occur on October 19, 2015 (the last practicable date determined in accordance with Item 402(t) of Regulation S-K) and (iv) a termination of each named executive officer by the Company without “cause” or by the executive for good reason (for purposes of this section, each a “qualifying termination” under the terms of the applicable plan), in either case, immediately following the assumed October 19, 2015 closing of the merger.

The following table, footnotes and discussion describe single and double-trigger benefits for the named executive officers. For purposes of this discussion, “single-trigger” refers to benefits that arise solely from the effective time of the merger and “double trigger” refers to benefits that require two conditions, namely the effective time of the merger and a qualifying termination of employment that occurs prior to the second anniversary thereof. Depending on when the merger occurs, certain stock-based awards that are now unvested and included in the table below may vest pursuant to the terms of the stock-based awards based on the completion of continued service with the Company or the achievement of applicable performance goals, in each case, independent of the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)(3)	Tax Reimbursement ($)(4)	Other ($)(5)	Total ($)(6)
Shane D. Fleming	5,971,104	—	2,676,114	11,247,825	10,968,473	30,863,516
Daniel G. Darazsdi	2,468,928	1,982,809	7,664	—	2,206,994	6,666,395
Roy D. Smith	2,086,951	—	950,837	2,356,989	1,858,268	7,253,045
William N. Avrin	2,015,177	—	—	—	1,639,348	3,654,525
William G. Wood	1,784,137	1,584,642	—	1,460,570	1,599,124	6,428,473
David M. Drillock(7)	—	—	—	—	743,334	743,334

(1)	The amounts in this column reflect the double-trigger cash severance payments that would become payable to each of Messrs. Fleming, Darazsdi, Smith, Avrin and Wood upon a qualifying termination of employment. Because Mr. Drillock voluntarily retired from the Company on October 31, 2014, he would not be eligible to receive such payments.

Pursuant to the terms of the Executive Income Continuity Plan, for each of Messrs. Fleming, Darazsdi, Smith, Avrin and Wood, the cash amount reflects the named executive officer’s lump sum severance entitlement in an amount equal to 300% of the sum of the named executive officer’s annual base salary as of the date of the termination and the greater of (i) the named executive officer’s annual target bonus and

(ii) the average percentage payout of the named executive officer’s annual target bonus during the two preceding years, multiplied by the named executive officer’s annual target bonus, provided that, one-third of such amount is conditioned on the named executive officer’s execution of an agreement with the Company establishing post-termination non-competition restrictions that endure for a period of one year following the named executive officer’s termination of employment.

(2)	The amounts in this column reflect single-trigger payments made in respect of unvested Company Stock Options and double-trigger payments of the Deferred RSU Payment and the Deferred Restricted Stock Payment made in respect of unvested Company RSUs and unvested shares of Company Restricted Stock, as set forth in more detail below. Amounts do not reflect payments made on account of vested Company Stock Options, vested Company SARs, vested Company RSUs, Company Deferred Stock Rights and vested shares of Company Restricted Stock. All of the Company Stock Options and Company RSUs held by each of Messrs. Fleming, Smith and Avrin are fully vested because each such executive meets the early retirement vesting requirements pursuant to the terms of the Company Stock Plan (at least age 55 and more than 10 years of Company service). Similarly, Mr. Drillock is vested in all of his Company Stock Options and Company RSUs because he satisfied the Company Stock Plan’s early retirement vesting criteria upon his retirement from the Company in October 2014. Please see the section entitled “The Merger Agreement—Treatment of Common Stock and Stock-Based Awards” beginning on page 69 for a description of the treatment of outstanding stock-based awards in connection with the merger.

	Single-Trigger Vesting	Double Trigger Vesting
Name	Unvested Company Stock Options ($)	Unvested Company RSUs ($)	Unvested Company Restricted Stock ($)	Total ($)
Shane D. Fleming	—	—	—	—
Daniel G. Darazsdi	1,190,125	423,206	369,478	1,982,809
Roy D. Smith	—	—	—	—
William N. Avrin	—	—	—	—
William G. Wood	1,111,771	472,871	—	1,584,642
David M. Drillock	—	—	—	—

(3)	For Messrs. Fleming and Smith the amounts in this column represent the difference in the present value of retirement benefits payable under the ESERP as a result of each such named executive officer being credited with five additional years of service and the removal of any actuarial reduction upon a termination of employment without “cause” or for “good reason” prior to age 60, a single-trigger pension enhancement that vests upon the effective time of the merger and is paid upon the applicable named executive officer’s termination of employment. For Mr. Darazsdi, the amount in this column represents the value of unvested company contributions attributed to his account under the Company’s Supplemental Savings Plan. These unvested company contributions are subject to single-trigger vesting and will become vested upon the effective time of the merger pursuant to the terms of the Company’s Supplemental Savings Plan.

(4)	The amounts in this column represent the double-trigger amount in respect of Section 4999 of the Code payable to each of Messrs. Fleming, Smith and Wood under the Company’s Compensation Taxation Equalization Plan, without regard to any reduction for the “reasonable compensation” value attributable to each executive’s non-compete covenant or for the “reasonable compensation” value attributable to some or all of the 2015 bonus and the 2013 performance cash award, and some of the 2014 and 2015 performance cash awards. The application of any reduction for the “reasonable compensation” value attributable to the 2015 bonus and the 2013, 2014 and 2015 performance cash awards will depend on when the effective time of the merger occurs, and the actual achievement of financial and other objectives through the effective time.

(5)	The amounts in this column represent single-trigger payments made in respect of 2015 bonuses, the double-trigger amounts in which each named executive officer would vest pursuant to the terms of the performance cash awards and the double-trigger benefit continuation that each of Messrs. Fleming, Darazsdi, Smith, Avrin and Wood would be entitled pursuant to the terms of the Executive Income Continuity Plan as more specifically set forth below.

Name	2013 Performance Cash Award ($)(a)	2014 Performance Cash Award ($)(a)	2015 Performance Cash Award ($)(a)	2015 Bonus ($)(b)	Benefits Continuation ($)(c)	Total($)
Shane D. Fleming	3,200,000	3,300,000	3,400,000	1,022,438	46,036	10,968,473
Daniel G. Darazsdi	450,000	680,000	700,000	337,225	39,769	2,206,994
Roy D. Smith	500,000	515,000	530,000	274,845	38,423	1,858,268
William N. Avrin	450,000	450,000	460,000	252,634	26,715	1,639,348
William G. Wood	430,000	440,000	460,000	223,669	45,455	1,599,124
David M. Drillock	493,334	250,000	—	—	—	743,334

(a)	Upon the effective time of the merger, the performance conditions under the performance cash awards granted in respect of 2013, 2014 and 2015 will be deemed satisfied at maximum levels, and upon a subsequent qualifying termination, each named executive officer will be deemed to have fully satisfied the service-based vesting component of each such award, which will be payable on the original payment date, pursuant to its terms.

(b)	The amounts in this column represent the named executive officer’s annual bonus for 2015 (assuming, for purposes of this calculation, target performance).

(c)	The amounts in this column represent the value of the named executive officer’s continuation, for a period of two years following the named executive officer’s termination, in all of the Company’s employee benefit programs (e.g., medical, dental and group life insurance, financial planning and tax preparation and counseling services, but excluding participation in any Company retirement plans or disability insurance), on the same basis as such named executive officer participated immediately prior to his or her termination of employment. These double-trigger benefits are provided pursuant to the terms of the Executive Income Continuity Plan.

(6)	Messrs. Fleming, Darazsdi, Smith, Avrin and Wood are each entitled to reimbursement of relocation expenses (if any) relating to any previously required relocation of the named executive officer, and reimbursement of legal fees and expenses incurred by the named executive officer in connection with his termination (including those incurred contesting or disputing such termination, seeking to obtain or enforce any right of benefit or in connection with any tax audit or proceeding relating to the imposition of tax under Section 4999 of the Code). Because the named executive officers’ right to reimbursement (which represents a double-trigger benefit) is not subject to a cap and cannot otherwise be estimated until the underlying expenses are incurred, such amounts are not reflected in the table.

(7)	Mr. Drillock’s employment terminated on October 31, 2014 as a result of his voluntary retirement from the Company and has been included in the above table in accordance with the requirements of Item 402(t) of Regulation S-K.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, the Company is seeking non-binding, advisory stockholder approval of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives the Company’s stockholders the opportunity to express their views on the merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation,” are hereby APPROVED.”

Vote Required and the Company Board Recommendation

The Company seeks your advisory vote on the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on the Company or the surviving corporation in the merger, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. Failure to approve this non-binding, advisory proposal will have no effect on the vote to adopt the merger agreement. Because the merger-related compensation to be paid or become payable to the named executive officers in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual obligations applicable thereto).

The advisory, non-binding vote on the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger will be approved if holders of a majority of the shares of Company’s common stock present, in person or represented by proxy, at the special meeting and entitled to vote thereon vote “FOR” such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “CYT”. The table below shows the high and low sales price of our common stock, for the periods indicated, as reported on the NYSE.

FY 2013	Common Stock Price		Dividend Per Share
	High	Low
First quarter	$39.32	$35.02	$0.0625
Second quarter	$38.75	$34.25	$0.0625
Third quarter	$40.83	$36.70	$0.0625
Fourth quarter	$46.86	$40.30	$0.0625

FY 2014
First quarter	$48.91	$43.78	$0.0625
Second quarter	$52.91	$46.76	$0.0625
Third quarter	$54.62	$46.90	$0.125
Fourth quarter	$49.90	$42.17	$0.125

FY 2015
First quarter	$54.28	$42.50	$0.125
Second quarter	$62.71	$53.19	$0.125
Third quarter	$74.68	$56.22	$0.125
Fourth quarter (through October 19, 2015)	$74.57	$73.50	$0.125

The closing price of our common stock on the NYSE on July 28, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, was $58.39 per share of common stock. If the merger is completed, you will be entitled to receive $75.25 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 28.9% to the closing price of our common stock on July 28, 2015, the last trading day prior to the public announcement of the execution of the merger agreement and a premium of approximately 46.2% to the volume weighted average price of our common stock over the one-year period prior to July 27, 2015.

On [●], 2015, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the NYSE was $[●] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

The most recent quarterly dividend that we declared prior to the date of this proxy statement was $0.125 per share of common stock declared on October 15, 2015, which is payable on November 25, 2015 to stockholders of record as of November 10, 2015. Under the merger agreement, we are permitted to continue to pay a regular quarterly cash dividend of up to $0.125 per share on such dates as are consistent with the Company’s historical practice prior to completion of the merger. Dividends are subject to sufficient funds being legally available and to declaration by our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 19, 2015, at which time there were 71,553,510 shares outstanding. Ownership information is included for (i) our directors and the named executive officers, (ii) all directors and executive officers as a group, and (iii) each person or entity known by us to beneficially own more than 5% of our common stock. Except as specified below, each person or entity listed below had sole voting and investment power with respect to the shares listed next to their name. Unless otherwise noted below, the business address of the persons listed is: Cytec Industries Inc., 5 Garret Mountain Plaza, Woodland Park, New Jersey 07424.

Beneficial Stock Ownership of Directors and Executive Officers

Name	Record & Street Name Shares(1)	+	Savings Plan Shares(2)	+	Deferred Stock Shares(3)	+	Stock Option Shares(4)	=	Total Beneficial Ownership	Percent of Class
W.N. Avrin	30,076		15,574		11,131		201,318		258,099	0.4
C.A. Davis	36,288				27,536				63,824	(5)
D.G. Darazsdi	4,910		506				7,081		12,497	(5)
D.M. Drillock	4,722				27,465		8,742		40,929	(5)
A.G. Fernandes	14,038				47,125				61,163	(5)
S.D. Fleming	34,544		100,870		159,833		720,370		1,015,617	1.4
D.P. Hess	4,808				254				5,062	(5)
L.L. Hoynes, Jr	27,790				30,936				58,726	(5)
B.C. Johnson	7,650				25,335				32,985	(5)
C.P. Lowe	7,912				41,730				49,642	(5)
W.P. Powell	18,390				20,011				38,401	(5)
T.W. Rabaut	38,112				22,382				60,494	(5)
R.P. Sharpe	13,108				46,497				59,605	(5)
R.D. Smith	30,336		63,796		47,581		207,187		348,900	0.5
W.G. Wood	26,102		8,587				92,632		127,321	0.2
All directors and officers as a group (21 persons)	352,007		214,145		517,441		1,392,821		2,476,414	3.5

(1)	Includes for Mr. Fernandes, shares held in family trusts or foundations. Also includes for each of Ms. Davis and Messrs. Johnson, Powell and Sharpe, shares owned jointly with their spouses. Excludes for Mr. Smith, 2,000 shares for which he disclaims beneficial ownership. The total for all directors and officers as a group also includes an additional 1,044 shares beneficially owned by an officer’s ex-spouse.
(2)	Represents the officers’ proportionate share of our Common Stock held by the Company’s Employees’ Savings Plan and the Company’s Supplemental Savings Plan at October 19, 2015. In the case of Mr. Smith and all directors and officers as a group, also includes shares held in Individual Retirement Accounts. The total for all directors and officers as a group also includes an additional 3,776 shares beneficially owned by an officer’s ex-spouse.
(3)	Shares issuable under the Company Stock Plan following termination of employment or, as to the directors, retirement from the Board of Directors.
(4)	Shares which may be acquired within 60 days through the exercise of stock options, regardless of whether the exercise price is below, at or above the current market price of our common stock. Includes for Mr. Avrin, 71,421 stock options beneficially owned by his ex-spouse. The total for all directors and officers as a group also includes an additional 8,630 shares beneficially owned by an officer’s ex-spouse.
(5)	Less than 0.1%

None of the shares reflected in the stock ownership table have been pledged as security.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	8,233,482 Shares	(2)	11.5

Common Stock	Franklin Resources, Inc.; Charles B. Johnson; Rupert H. Johnson, Jr.; and Franklin Advisers, Inc. One Franklin Parkway San Mateo, CA 94403	6,036,022 Shares	(3)	8.4

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,428,350 Shares	(4)	7.6

Common Stock	Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,888,017 Shares	(5)	6.8

(1)	Percent of class based on shares outstanding at September 28, 2015.
(2)	Based solely on an amended Schedule 13G, filed August 10, 2015 with the SEC, which reports beneficial ownership as of July 31, 2015 as (i) sole power to vote or direct the vote as to 1,767,000 shares, (ii) sole power to dispose of 8,233,482 shares, and (ii) shared power to vote or dispose of 0 shares.
(3)	The following is based solely on an amended Schedule 13G, filed February 9, 2015 with the SEC by Franklin Resources, Inc.; Charles B. Johnson; Rupert H. Johnson, Jr.; and Franklin Advisers, Inc. which reports beneficial ownership as of December 31, 2014. Charles B. Johnson has (i) sole power to vote or direct the vote as to 0 shares, and (ii) sole power to dispose or direct the disposition of 0 shares. Franklin Resources, Inc. has (i) sole power to vote or direct the vote as to 0 shares, and (ii) sole power to dispose or direct the disposition of 0 shares. Rupert H. Johnson, Jr. has (i) sole power to vote or direct the vote as to 852 shares, and (ii) sole power to dispose or direct the disposition of 852 shares; Franklin Templeton Investments Australia has (i) sole power to vote or direct the vote as to 29,000 shares, and (ii) sole power to dispose or direct the disposition of 29,000 shares; Fiduciary Trust Company International has (i) sole power to vote or direct the vote as to 1,528,583 shares, and (ii) sole power to dispose or direct the disposition of 1,578,334 shares; Franklin Advisors, Inc. has (i) sole power to vote or direct the vote as to 4,018,456 shares, and (ii) sole power to dispose or direct the disposition of 4,024,236 shares; Franklin Templeton Institutional has (i) sole power to vote or direct the vote as to 0 shares, and (ii) sole power to dispose or direct the disposition of 340,000 shares; and Fiduciary International, Inc. has (i) sole power to vote or direct the vote as to 63,600 shares, and (ii) sole power to dispose or direct the disposition of 63,600 shares.
(4)	Based solely on an amended Schedule 13G, filed January 26, 2015 with the SEC, which reports beneficial ownership as of December 31, 2014 as (i) sole power to vote or direct the vote as to 4,931,209 shares, and (ii) sole power to dispose or direct the disposition of 5,428,350 shares.
(5)	Based solely on an amended Schedule 13G, filed February 10, 2015 with the SEC, which reports beneficial ownership as of December 31, 2014 as (i) sole power to vote or direct the vote as to 47,414 shares, (ii) sole power to dispose of 4,846,153 shares, and (ii) shared power to dispose of 41,864 shares.

APPRAISAL RIGHTS

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $75.25 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex B to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex B, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken to approve the merger proposal; the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or abstain from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Cytec Industries Inc., Attention: Secretary, 5 Garret Mountain Plaza, Woodland Park, New Jersey 07424, and must be delivered to the Company before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of the Company’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of

Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that Company for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $75.25 cash payment (without interest) for his, her or its shares of our common stock pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerage firms or other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple Company stockholders sharing the same address. The Company will promptly deliver a separate copy of this proxy statement to you if you direct your request to Jodi Allen, Investor Relations, Cytec Industries Inc., 5 Garret Mountain Plaza, Woodland Park, NJ 07424, Telephone: (973) 357-3100, or Okapi Partners LLC, the Company’s proxy solicitor, by calling toll-free at 1-855-305-0855. If you want to receive separate copies of a Company proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact the Company at the above address and telephone number.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2016 for the fiscal year ending December 31, 2015, which we refer to as our 2016 Annual Meeting.

Some proposals pursuant to Rule 14a-8 under the Exchange Act may be eligible for inclusion in the proxy statement for our 2016 Annual Meeting. Such stockholder proposals must have satisfied all the applicable requirements of Rule 14a-8 and must be submitted, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2), to our executive offices in Woodland Park, New Jersey, no later than 5:00 p.m. Eastern Time on November 9, 2015. We strongly encourage any stockholder interested in submitting a proposal to contact our Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

In addition, under our by-laws, any stockholder who intends to nominate a candidate for election to the Board of Directors or to propose any business at our 2016 Annual Meeting, other than precatory (non-binding) proposals presented pursuant to Rule 14a-8, must give notice to our Secretary between December 18, 2015 and the close of business on January 18, 2016. The notice must include the representations, agreements and information specified in our by-laws, including information concerning the nominee or proposal and representations and agreements from the nominee, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2016 Annual Meeting is held more than 30 days before or more than 60 days after the anniversary date of the 2015 Annual Meeting of Common Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 not more than 120 days prior to and not later than the close of business on the 90 days prior to such 2016 Annual Meeting or the 10th day following the day on which the date of such meeting is first publicly announced. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our by-laws. The by-laws are posted on our web site at www.cytec.com. To make a submission or to request a copy of our by-laws, stockholders should contact our Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the 2016 Annual Meeting, except in circumstances where we receive reasonable notice of the proposed matter before we send our proxy materials for the 2016 Annual Meeting, and the proponent complies with the other requirements set forth in Rule 14a-4.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review the Company’s SEC filings on its web site at www.cytec.com. Information included on the Company’s website is not a part of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that the Company has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.

The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2014 filed with the SEC on February 24, 2015;

•	Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2015 filed with the SEC on April 20, 2015;

•	Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2015 filed with the SEC on July 20, 2015;

•	Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2015 filed with the SEC on October 22, 2015;

•	Definitive Proxy Statement on Schedule 14A for our 2015 Annual Meeting of Common Stockholders, filed on March 6, 2015; and

•	Current Reports on Form 8-K, filed with the SEC on April 17, 2015 and July 29, 2015.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the Company at the following address:

Cytec Industries Inc.

5 Garret Mountain Plaza Woodland Park, NJ 07424

Telephone: (973) 357-3100

Attn: Corporate Secretary

If you would like to request documents, please do so by [●], 2015 to receive them before the special meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated [●]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A	Agreement and Plan of Merger, dated as of July 28, 2015, among Cytec Industries Inc., Solvay SA and Tulip Acquisition Inc.

Annex B	Section 262 of the General Corporation Law of the State of Delaware

Annex C	Opinion of J.P. Morgan Securities LLC, dated as of July 28, 2015

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

July 28, 2015

among

CYTEC INDUSTRIES INC.,

SOLVAY SA

and

TULIP ACQUISITION INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 28, 2015 among Cytec Industries Inc., a Delaware corporation (the “Company”), Solvay SA, a public limited company organized under the laws of Belgium (“Parent”), and Tulip Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Subsidiary have approved the execution of this Agreement and the transactions contemplated hereby and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Third Party relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any transnational, foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day ending at 11:59 p.m. (Eastern Time), other than Saturday, Sunday or other day on which commercial banks in New York, New York or Belgium or the Department of State of the State of Delaware are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing Company Material Adverse Effect” means a Company Material Adverse Effect, but not taking into account in such determination any adverse effect from any event, occurrence, revelation or development of a state of circumstances or facts that is reasonably apparent from the Company Disclosure Schedule or from the description of the factual matters set forth in any Company SEC Document filed or furnished with the SEC before the date of this Agreement (excluding any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements”).

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2014 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2014.

“Company Deferred Stock Right” means a right to receive shares of Company Stock on a deferred basis under the Company Stock Plan.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means any change, event, occurrence or effect that (i) is a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, excluding, in the case of each of clause (i) and clause (ii) of this definition, any effect to the extent resulting from (A) changes in any regulatory or legislative conditions, financial, credit, securities or other capital markets conditions or general economic or political conditions, in each case in the United States or any foreign jurisdiction, except in the event that such changes or conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes or conditions have on other companies in the advanced composite or mining chemicals business (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect), (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate, except in the event that such changes or conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes or conditions have on other companies in the advanced composite or mining chemicals business (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect), (C) changes in GAAP or the interpretation, application or enforcement thereof, (D) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions or any escalation of such acts of war, sabotage, terrorism or military actions threatened or underway, or epidemics, pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or calamities, except in the event that such conditions, disasters or other events have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such conditions, disasters or other events have on other companies in the advanced composite or mining chemicals business (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect), (E) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (F) the execution, delivery and performance of this Agreement (but not the consummation, except to the extent related to the exercise by any third party of any of its rights pursuant to any change in control, anti-assignment or similar provision in any Contract set forth on Section 4.04 of the Company Disclosure Schedule) or the public announcement of this Agreement, the Merger and the other transactions contemplated hereby or the identity of Parent or any of its Affiliates, including, in each case, the effect thereof on the relationships, contractual or otherwise, of the Company or any of its Affiliates with employees, contractors, customers, suppliers, business partners and other third parties, (G) any change in the market price, trading volume or credit rating of any of the Company’s securities (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (H) any litigation arising from allegation of any breach of fiduciary duty or violation of law relating to this Agreement, the Merger or any of the other transactions contemplated hereby, (I) any liability to the extent accrued or reserved against in the consolidated financial statements included in the Company SEC Documents (or the notes thereto) filed or furnished prior to the date of this Agreement or (J) any action taken at the written request of Parent or Merger Subsidiary.

“Company Restricted Stock” means shares of Company Stock subject to forfeiture restrictions granted under the Company Stock Plan.

“Company RSU” means a restricted stock unit in respect of shares of Company Stock granted under the Company Stock Plan.

“Company SAR” means a stock appreciation right in respect of shares of Company Stock granted under the Company Stock Plan.

“Company Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Stock Option” means an option to purchase shares of Company Stock granted under the Company Stock Plan.

“Company Stock Plan” means the Cytec Industries Inc. 1993 Stock Award and Incentive Plan, as amended.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Contract” means any oral or written contract, agreement, instrument, plan, Lease, license, understanding, undertaking, commitment, arrangement or obligation, other than an Employee Plan (except to the extent otherwise provided by Section 4.19(a)(iv) of this Agreement).

“CTA” means Sections 22a-134 through 22a-134e of the Connecticut General Statutes (CGS), as amended, or the law commonly known as the Connecticut property transfer law.

“DSS” means the Defense Security Service of the U.S. Department of Defense.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability, but, in each case, excluding any statutory plans or programs maintained by a Governmental Authority requiring the payment of social insurance taxes or similar contributions by the Company or any of its Subsidiaries.

“Environmental Laws” means any Applicable Laws relating to the protection of the environment, or human health and safety as it relates to Hazardous Substance exposure, including Process Safety Requirements but excluding, for the avoidance of doubt, any Applicable Laws relating to products liability.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to Environmental Laws and relating to the business or operations of the Company or any of its Subsidiaries (including the Real Property).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to any entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Exon-Florio” means Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. App. 2170).

“GAAP” means generally accepted accounting principles in the United States in effect at any specified time.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated due to a potential for harm under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all intellectual property and industrial property rights throughout the world, including (a) trademarks and service marks whether registered or unregistered, brand names, certification marks, collective marks, Internet domain name registrations, logos, slogans, symbols, trade dress and design rights, all registrations, renewals and applications for registration of the foregoing, and all goodwill associated therewith; (b) patents, patent applications, invention disclosures, and all reissuances, continuations, continuations in part, divisionals, extensions, re-examinations, renewals, and related applications; (c) trade secrets, know-how and other confidential or proprietary information, including ideas, inventions, designs, drawings, specifications, product configurations, prototypes, models, improvements, technical data and other data, databases, formulae, laboratory notebooks, pricing and cost information, plans, proposals, processes, procedures, schematics, manufacturing techniques, business methods, customer lists and supplier lists, and all tangible embodiments thereof (in any form or medium); (d) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, including all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) rights in all computer software programs (collectively, “Software”).

“International Plan” means any Employee Plan that is not a US Plan.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned or purported to be owned by, or licensed or leased to, the Company or its Subsidiaries.

“Key Employee” means an employee of the Company or any of its Subsidiaries whose annual base compensation is $200,000 or more.

“knowing and intentional” means, with respect to any breach of this Agreement, the taking of a deliberate act, or omission, which act or omission constitutes in and of itself a breach, even if breaching was not the conscious object of the act or omission.

“knowledge” means, with respect to the Company, the actual knowledge of the named executive officers listed in the Company’s Proxy Statement on Schedule 14A, dated March 6, 2015 (other than the retired Vice President and Chief Financial Officer listed therein) and, with respect to Parent, the actual knowledge of Jean-Pierre Clamadieu, Roger Kearns, Martin de Saignes and Jean-Pierre Labroue.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has received a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“NIDs” means National Interest Determinations.

“NISPOM” means the National Industrial Security Program Operating Manual.

“NYSE” means the New York Stock Exchange, Inc.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any change, event, occurrence or effect that (i) has a material adverse effect on Parent’s or Merger Subsidiary’s ability to perform its obligations hereunder or consummate the Merger or the other transactions contemplated by this Agreement or (ii) prevents, materially impedes or materially delays the consummation by Parent or Merger Subsidiary of the Merger or the other transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Process Safety Requirements” means the Process Safety Management of Highly Hazardous Chemicals standard (“PSM”) enacted at 29 CFR 1910.119, et seq. and any Applicable Laws analogous to the foregoing.

“Proscribed Information” means Top Secret information, Communication Security information (except classified keys used to operate secure telephone units), Restricted Data (as defined in the U.S. Atomic Energy Act of 1954), Special Access Program information, and Sensitive Compartmented Information, as defined in the NISPOM, Appendix C, at C-4.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“SEC” means the Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“SSA” means a Special Security Agreement, as defined in the NISPOM or related regulations or guidance issued by DSS.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of, or indemnification with respect to, any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any such agreement or arrangement entered into in the ordinary cause of business that does not have as a principal purpose addressing Tax matters).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“US Plan” means any Employee Plan that covers Service Providers located primarily within the United States.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
$500,000 Limit	6.01(j)
Adverse Recommendation Change	6.03(a)(iii)
Agreement	Preamble
Alternative Acquisition Agreement	6.03(a)(iv)
Applicable Date	4.07(a)
Certificates	2.03(a)(i)
Closing	2.01(b)
Closing Date	2.01(b)
Collective Bargaining Agreement	4.17(k)
Company	Preamble
Company 401(k) Plans	7.04(d)
Company Board Recommendation	4.02(b)
Company Deferred Stock Right Payment	2.05(e)
Company Proxy Statement	4.09
Company Registered IP	4.15(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)(iii)
Confidentiality Agreement	6.03(b)(i)
Covered Employee	7.04(a)
D&O Insurance	7.03(c)
DDTC	8.01(b)
Debt Financing	5.06(a)
Debt Financing Agreements	5.06(a)
Deferred Restricted Stock Payment	2.05(g)
Deferred RSU Payment	2.05(d)
Dissenting Share	2.03(a)
DTC	2.03(e)
DTC Payment	2.03(e)
Effective Time	2.01(c)
e-mail	11.01
Encumbrance	4.14
End Date	10.01(b)(i)
Environmental Liabilities	4.18(v)
Exchange Agent	2.03(a)
Exchange Fund	2.03(a)(ii)
Financing Sources	5.06(a)
FOCI	8.01(b)
Indemnified Person	7.03(a)
Insured Persons	7.03(c)
Intervening Event	6.03(b)(ii)
Lease	4.14(b)
Leased Real Property	4.14(b)
Marketing Period	6.05(b)
Material Contract	4.19(b)
Maximum Premium	7.03(c)
Merger	2.01

Term	Section
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Owned Real Property	4.14(a)
Parent	Preamble
Parent 401(k) Plan	7.04(d)
Parent Plan	7.04(b)
Proscribed Information Contract	4.24
PSM	1.01(a)
Real Property	4.14(b)
Related Party	11.06(b)
Replacement Financing	6.05(a)
Replacement Financing Agreements	6.05(a)
Replacement Financing Sources	6.05(a)
Representatives	6.03(a)
Sanctions	4.12(c)
Software	1.01(a)
Superior Proposal	6.03(e)
Surviving Corporation	2.01(a)
Taxing Authority	1.01(a)
Termination Fee	11.04(b)(i)
Uncertificated Shares	2.03(a)(ii)
Unvested Restricted Stock	2.05(g)
Unvested RSU	2.05(d)
Vested Restricted Stock	2.05(f)
Vested RSU	2.05(c)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01 The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than at 9:00 a.m. (Eastern time) on the fourth Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02 Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.04, or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent $75.25 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto (excluding, for the avoidance of doubt, the outstanding shares of Company Stock held in the rabbi trust pursuant to the Company’s Supplemental Savings Plan, which shall be converted into the Merger Consideration pursuant to Section 2.01(a)).

(c) Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation common stock immediately following the Effective Time as such Subsidiary owned of Company Stock immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03 Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint, with the Company’s prior approval (such approval not to be unreasonably withheld or delayed), an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Closing, Parent shall deposit or cause to be deposited with the Exchange Agent an amount in cash in immediately available funds (the “Exchange Fund”) equal to the aggregate Merger

Consideration to be paid in respect of the Certificates and the Uncertificated Shares, excluding (i) shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law (each such share, a “Dissenting Share”) and (ii) shares held by the Company and by Parent. If a holder of Dissenting Shares fails to perfect, withdraws or otherwise loses the right to appraisal pursuant to Section 262 of the Delaware Law with respect to any Dissenting Shares, (i) such shares of Company Stock shall cease to be Dissenting Shares and (ii) Parent shall make available or cause to be made available to the Exchange Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which the holder thereof has failed to perfect, withdrawn or otherwise lost the right to appraisal pursuant to Section 262 of the Delaware Law and (y) the Merger Consideration. The Exchange Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 2.02(a) shall be returned to the Surviving Corporation in accordance with Section 2.03(g). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment under Section 2.02(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments under Section 2.02(a).

(b) Promptly after the Effective Time (and in any event within five Business Days), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.08) or surrender of the Uncertificated Shares to the Exchange Agent, which letter of transmittal shall be in customary form and have such other provisions as Parent and the Company may reasonably agree) for use in such exchange. If any Dissenting Shares cease to be Dissenting Shares pursuant to Section 2.04, the Surviving Corporation shall cause the Exchange Agent promptly (and in any event within five Business Days) after the date on which such Dissenting Shares cease to be Dissenting Shares to mail to the record holder of such shares of Company Stock the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such shares of Company Stock.

(c) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 2.07) equal to the product of (x) the number of shares of Company Stock represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.08) or book-entry transfer of Uncertificated Shares and (y) the Merger Consideration. Upon such surrender or transfer, as the case may be, each such Certificate or Uncertificated Share shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon such surrender or transfer, as the case may be. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Exchange Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the Merger Consideration to be paid in respect of the Certificates and Uncertificated Shares held of record by DTC or such nominee immediately prior to the Effective Time (such amount, the “DTC Payment”) and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Exchange Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock entitled thereto six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon, upon (i) surrender to the Surviving Corporation of a Certificate, together, if requested by the Surviving Corporation, with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Surviving Corporation (or such other evidence, if any, of transfer as the Surviving Corporation may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04 Dissenting Shares. Notwithstanding Section 2.02, Dissenting Shares shall not be converted into the right to receive the Merger Consideration, and a holder thereof shall be entitled to receive only the payment provided by Section 262 of the Delaware Law with respect to such Dissenting Shares, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any written demands received by the Company for appraisal of shares. Except with the prior written consent of Parent or as otherwise required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05 Employee Equity.

(a) At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive, as soon as practicable after the Effective Time (but in no event later than five Business Days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Company Stock Option, by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Company Stock Option (with the aggregate payment rounded down to the nearest cent), less applicable Tax withholding. For the avoidance of doubt, each Company Stock Option with an exercise price that is equal to or greater than the Merger Consideration shall be canceled without any consideration to the holder thereof.

(b) At the Effective Time, each Company SAR, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive, as soon as practicable after the Effective Time (but in no event later than five Business Days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Company SAR, by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Company SAR (with the aggregate payment rounded down to the nearest cent), less applicable Tax withholding. For the avoidance of doubt, each Company SAR with an exercise price that is equal to or greater than the Merger Consideration shall be canceled without any consideration to the holder thereof.

(c) At the Effective Time, each vested Company RSU (including any Company RSUs that will vest as of the Effective Time) that is outstanding immediately prior to the Effective Time (each, a “Vested RSU”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive, as soon as practicable after the Effective Time (but in no event later than five Business Days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Vested RSU, by (y) the amount of the Merger Consideration, less applicable Tax withholding; provided, that, with respect to any Vested RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Company Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d) At the Effective Time, each unvested Company RSU (each, an “Unvested RSU”) that is outstanding immediately prior to the Effective Time and will not vest as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash (each, a “Deferred RSU Payment”), without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Unvested RSU, by (y) the amount of the Merger Consideration. Each Deferred RSU Payment (or applicable portion thereof) shall be paid (less applicable Tax withholding) on the applicable vesting dates specified under the Company Stock Plan and the agreements evidencing the related Unvested RSU, and shall be subject to the same forfeiture, termination of employment and acceleration of vesting provisions that would have applied had such Unvested RSUs remained outstanding in accordance with their terms.

(e) At the Effective Time, each Company Deferred Stock Right, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive, as soon as practicable after the Effective Time (but in no event later than five Business Days thereafter), an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Company Deferred Stock Right, by (y) the amount of the Merger Consideration, less applicable Tax withholding (such amount, the “Company Deferred Stock Right Payment”); provided, that, the Company Deferred Stock Right Payments made with respect to any Company Deferred Stock Rights that are set forth on Section 2.05(e) of the Company Disclosure Schedule (which, for the avoidance of doubt, constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code), shall be paid at the earliest time permitted under the Company Stock Plan and applicable deferral election form that will not trigger a Tax or penalty under Section 409A of the Code and; provided, further, that Company Deferred Stock Right Payments shall be deemed invested, at the holder’s direction, in one or more of the hypothetical investment options as specified on Appendix A of the Company’s Supplemental Savings Plan, it being understood that the Company Deferred Stock Right Payment shall be credited or debited, as applicable, to reflect amounts of hypothetical income and appreciation and depreciation pursuant to such hypothetical investment as of the hypothetical investment date and through the date such amount is paid in accordance with this Section 2.05(e).

(f) At the Effective Time, all restrictions imposed on each vested share of Company Restricted Stock (including any shares of Company Restricted Stock that will vest as of the Effective Time) that is outstanding immediately prior to the Effective Time (collectively, the “Vested Restricted Stock”) shall lapse. At the Effective Time, the Vested Restricted Stock shall be treated in the same manner as Company Stock (other than Company Restricted Stock) pursuant to Section 2.02(a) hereof.

(g) At the Effective Time, each unvested share of Company Restricted Stock (collectively, the “Unvested Restricted Stock”) that is outstanding immediately prior to the Effective Time and will not vest as of the Effective Time shall be cancelled and converted into, and shall become, a right to receive an amount in cash (each, a “Deferred Restricted Stock Payment”), without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Unvested Restricted Stock by (y) the amount of the Merger Consideration. Each Deferred Restricted Stock Payment (or applicable portion thereof) shall be paid (less applicable Tax withholdings) on the applicable vesting dates specified under the Company Stock Plan and the agreements evidencing the related Unvested Restricted Stock, and shall be subject to the same forfeiture, termination of employment and acceleration of vesting provisions that would have applied had such Unvested Restricted Stock remained outstanding in accordance with its terms.

(h) At or prior to the Effective Time, the Company, the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.05, including, without limitation, establishing procedures in consultation with Parent pursuant to which holders of Company Deferred Stock Rights may elect hypothetical investment options pursuant to Section 2.05(e).

(i) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the former Unvested RSUs, Unvested Restricted Stock and Company Deferred Stock Rights appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plan and agreements evidencing the grants thereunder, and stating that such Unvested RSUs, Company Deferred Stock Rights and Unvested Restricted Stock have been converted into the right to receive Deferred RSU Payments, Company Deferred Stock Right Payments and Deferred Restricted Stock Payments, as applicable, and that the right to such payments shall be subject to the same forfeiture, termination of employment and acceleration of vesting provisions that would have applied had the related award of Unvested RSUs, Company Deferred Stock Rights or Unvested Restricted Stock, as applicable, remained outstanding in accordance with its terms.

Section 2.06 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any issuance of shares of Company Stock permitted pursuant to Section 6.01 and any exercise of Company Stock Options or Company SARs or any settlement of Company RSUs or Company Deferred Stock Rights outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.07 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, and provided that such amounts withheld are remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall, subject to Section 7.03, be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Cytec Industries Inc.” and, as so amended, such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall, subject to Section 7.03, be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (x) as disclosed in any Company SEC Document (as defined in Section 4.07) filed or furnished with the SEC before the date of this Agreement (other than with respect to the representations and warranties in Sections 4.01, 4.02, 4.05, 4.06, 4.21, 4.22 and 4.23) or (y) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the concept of good standing is recognized and where such qualification is necessary, except for those jurisdictions where failure to be in good standing or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02 Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due execution and delivery of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously declared advisable this Agreement and the Merger and the other transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03, to recommend approval and adoption of this Agreement by the holders of shares of Company Stock (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iv) the filings, notices, petitions, statements, registrations or other applications set forth on Section 4.03(iv) of the Company Disclosure Schedule, (v) compliance with any applicable requirements of the NYSE and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration by the other party or parties thereto under, any provision of any Material Contract binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization. (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Stock and 20,000,000 shares of preferred stock of the Company. As of July 24, 2015, there were outstanding 71,463,330 shares of Company Stock (including 58,382 shares of Company Restricted Stock), zero shares of preferred stock of the Company and (i) Company Stock Options to purchase an aggregate of 2,814,527 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 1,699,123 shares of Company Stock were exercisable), (ii) Company SARs relating to an aggregate of 358,838 shares of Company Stock (of which Company SARs relating to an aggregate of 358,838 shares of Company Stock were exercisable), (iii) Company RSUs relating to an aggregate of 209,015 shares of Company Stock (of which Company RSUs relating to an aggregate of zero shares of Company Stock were vested) and (iv) Company Deferred Stock Rights relating to an aggregate of 656,754.074 shares of Company Stock. As of July 24, 2015, there were 3,850,353 shares of Company Stock reserved for issuance under the Company Stock Plan. All outstanding shares of Company Stock have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05(a) of the Company Disclosure Schedule contains a true and complete list of all Company Stock Options, Company SARs, Company RSUs, Company Deferred Stock Rights and Company Restricted Stock, including with respect to each such award, as applicable, the date of grant, exercise price, vesting schedule, expiration date and number of shares of Company Stock subject thereto. Five Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of Section 4.05(a) of the Company Disclosure Schedule, updated as of such date.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since July 24, 2015 resulting from (x) the exercise of Company Stock Options or Company SARs outstanding on such date, (y) the vesting and settlement of Company RSUs or Company Deferred Stock Rights outstanding on such date or (z) any action with respect to Company Securities that is permitted pursuant to Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interests in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any shares of capital stock, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”), and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06 Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the concept of good standing is recognized and where such qualification is necessary, except for those jurisdictions where failure to be in good standing or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock of or other voting securities of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien except for transfer restrictions imposed by Applicable Laws restricting sales and other dispositions of securities. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of, or other ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required by the 1933 Act or the 1934 Act to be filed or furnished by the Company since January 1, 2013 (such date, the “Applicable Date” and the reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished with the SEC since the Applicable Date, collectively, together with any amendments, exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the periodic reports that it files or submits pursuant to the 1934 Act is recorded, processed, summarized and reported within the time periods specified by the 1934 Act and the SEC and to ensure that such information is communicated to the Company’s management.

(f) The Company and its Subsidiaries maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) that provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(h) Since the Applicable Date, the Company has complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act and applicable listing and corporate governance rules and regulations of the NYSE.

(i) Since the Applicable Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 4.08 Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of comprehensive income, cash flows and stockholders’ equity for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

(b) Since the Applicable Date, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09 Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (as amended or supplemented from time to time, the “Company Proxy Statement”), when filed, will comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Company Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors expressly for inclusion therein.

Section 4.10 Absence of Certain Changes. Since the Company Balance Sheet Date until the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected or reserved against in a condensed consolidated statement of financial position of the Company prepared in accordance with GAAP or the notes thereto, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) liabilities or obligations arising or incurred in connection with the Merger or any other transaction contemplated by this Agreement.

Section 4.12 Compliance with Laws and Court Orders. (a) The Company and each of its Subsidiaries, and each of the assets and properties (including the Real Property) of the Company and each of the Subsidiaries, is and since the Applicable Date has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of, any Applicable Law, except for failures to comply, investigations or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the Applicable Date, neither the Company nor any of its Subsidiaries, nor any director, officer, or employee thereof, nor, to the knowledge of the Company, any agent or representative of the Company or of any of its Subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value directly or indirectly through an intermediary to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action in violation of the Foreign Corrupt Practices Act, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries and Affiliates have conducted their businesses in compliance with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act, and have instituted and maintain and will continue to maintain policies and procedures that are designed to provide reasonable assurance of compliance with such laws, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries, nor any of their directors, officers or employees, nor, to the knowledge of the Company, any agents or representatives of the Company or any of its Subsidiaries, is, or is 50% or more owned or controlled by one or more Persons that are: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Since the Applicable Date, neither the Company nor any of its Subsidiaries has engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Since the Applicable Date, the Company and its Subsidiaries have been in compliance with, and, to the knowledge of the Company, have not been penalized for, under investigation with respect to and have not been threatened in writing to be charged with or given written notice of any violation of, any applicable Sanctions or export controls laws, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Litigation. Other than any pending or threatened action, suit, investigation or proceeding with respect to which an accrual or reserve has been included in the consolidated balance sheet of the Company as of March 31, 2015 (to the extent of the accrual or reserve therefor), as of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened in writing against, the Company, any of its Subsidiaries, any asset or property of the Company or any of its Subsidiaries (including the Real Property) or any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14 Properties. (a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement (such real property, together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, the “Owned Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or one of its Subsidiaries has good and valid title to all of the Owned Real Property free and clear of all Encumbrances. For purposes of this Section 4.14 only, “Encumbrance” means Lien, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 4.14(a) of the Company Disclosure Schedule, provided that documentation evidencing such encumbrances have been made available to Parent prior to the date of this Agreement; (B) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings or for which the Company has recorded a reserve on its financial statements; (C) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (D) (i) other encumbrances; (ii) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and (iii) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, in the case of each of clauses (i) through (iii) that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property leased or subleased by the Company or any Subsidiary that is material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Real Property”). The Company has made available to Parent true, correct and complete copies of all leases and subleases with respect to the Leased Real Property (together with all amendments and modifications thereto and any guarantees thereof, the “Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or the applicable Subsidiary has a good and valid leasehold interest in the Leased Real Property pursuant to such Lease free and clear of all Encumbrances and there are no defaults (or any conditions or events that, after notice or the lapse of time or both, would constitute a default) by the Company or any of its Subsidiaries under any Lease, nor, to the knowledge of the Company, by any other party to a Lease that is binding upon the Company or any of its Subsidiaries.

Section 4.15 Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all registrations (including patents and domain name registrations) and applications for registration for Owned Intellectual Property that is material to the business of the Company and its Subsidiaries (the “Company Registered IP”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company Registered IP has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and (ii) to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting, or to the extent such items are applications, are pending without challenge by any Third Party.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property and hold all of their right, title and interest in and to all Owned Intellectual Property and the Company’s interest as licensee in all Licensed Intellectual Property free and clear of all Liens, (ii) to the knowledge of the Company, the Owned Intellectual Property and the Licensed Intellectual Property constitutes all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted and (iii) there exist no restrictions on the disclosure, use, license or transfer of any of the Owned Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property or, to the knowledge of the Company, Licensed Intellectual Property, and (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any Owned Intellectual Property, other than, in the case of each of the foregoing clauses (i), (ii) and (iii), any pending or threatened action, suit, investigation or proceeding with respect to which an accrual or reserve has been included in the consolidated balance sheet of the Company as of March 31, 2015 (to the extent of the accrual or reserve therefor).

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented reasonable policies and procedures and have taken commercially reasonable steps to maintain, protect and enforce their rights in the Owned Intellectual Property and their rights in the Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries and for which the Company or such Subsidiaries have the exclusive right to maintain, protect and enforce, including (A) payment of maintenance or similar fees and filing of statements of use with the applicable Governmental Authorities, and (B) commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential information included in the Owned Intellectual Property, and (ii) to the knowledge of the Company, none of the trade secrets or other confidential information included in the Owned Intellectual Property have been disclosed outside of the Company and its Subsidiaries other than pursuant to written confidentiality or non-disclosure agreements or patent applications filed with Governmental Authorities.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and other customer and public communications, and the Company and its Subsidiaries have, in all material respects, complied with such policies and all Applicable Law relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, storage and disclosure of any personally-identifiable information collected or stored by the Company or any of its Subsidiaries, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging any violation of such policies or Applicable Law, and (iii) the Company and its Subsidiaries have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 4.15(e) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, there has been no unauthorized access, use, modification, disclosure or other misuse of such information.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) to the knowledge of the Company, since the Applicable Date, there has been no unauthorized use, access, interruption, modification or corruption of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 4.16 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete;

(b) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(c) there is no written claim now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax, and there is no audit, action, suit, proceeding or investigation with respect to any liability of the Company or its Subsidiaries for any Tax, other than any pending or threatened audit, action, suit, proceeding or investigation with respect to which an accrual or reserve has been included in the consolidated balance sheet of the Company as of March 31, 2015 (to the extent of the accrual or reserve therefor);

(d) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired;

(e) there are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority;

(f) during the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(g) neither the Company nor any of its Subsidiaries has, during the ten-year period prior to the date of this Agreement, been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent;

(h) neither the Company nor any of its Subsidiaries (A) is a party to any Tax Sharing Agreement or (B) is liable for the Taxes of any other Person as a transferee or successor; and

(i) no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

Section 4.17 Employees and Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material US Plan. Not later than fifteen calendar days after the date hereof, the Company will provide Parent with a revised version of such schedule that contains a correct and complete list identifying each material International Plan. The Company has provided to Parent a copy of each material US Plan (or a description, if such plan is not written) and all amendments thereto and, as applicable for each such US Plan, (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recent favorable determination or opinion letter from the IRS, (iv) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto and (v) the most recently prepared actuarial report and financial statements. Not later than fifteen calendar days after the date hereof, the Company will provide Parent a copy of each material International Plan (or a description, if such plan is not written) and all amendments thereto and, as applicable for each such International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (v) in the preceding sentence. None of the documents referenced in the preceding sentence (or any liability or obligation thereunder) would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Not later than fifteen calendar days after the date hereof, the Company will provide Parent with a schedule that sets forth, for each employee of the Company or any of its Subsidiaries, to the extent permitted by Applicable Law, his or her name, title, annual base salary, most recent annual bonus received and current annual bonus opportunity, employer, hire date, location, whether full or part time and whether active or on leave (and, if on leave, the nature of leave and the expected return date). Five Business Days prior to the Closing Date, the Company will provide Parent with a revised version of the schedule described in the immediately preceding sentence, updated as of ten Business Days prior to the Closing Date.

(c) With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has or is expected to incur any liability under Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. With respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) contributed to, or previously contributed to, by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has incurred any material withdrawal liability under Title IV of ERISA that remains unsatisfied or expects to incur any such liability, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A or 457A of the Code, as applicable, and the guidance issued by the IRS thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A, 457A or 4999 of the Code.

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such determination letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. Each Employee Plan has been maintained in compliance with its terms and with the requirements of Applicable Law, including ERISA and the Code, except for failures to comply or violations that have not had and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect. No events have occurred with respect to any Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under ERISA or the Code.

(f) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its

Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recently completed fiscal year.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or otherwise, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after Closing, Parent, to merge, amend or terminate any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any current or former Service Provider that, individually or collectively, could give rise to the payment of any amount that would not be deductible due to the application of Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any material post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than (i) coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985 (or COBRA) or (ii) any liability for which an accrual or reserve has been included in the consolidated balance sheet of the Company as of March 31, 2015 (to the extent of the accrual or reserve therefor) pursuant to the Employee Plans listed in Section 4.17(h) of the Company Disclosure Schedule).

(i) There is no action, suit, investigation, audit, proceeding or claim (or any basis therefore) (other than routine claims for benefits) pending against or involving, or, to the knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority, including the IRS or the Department of Labor that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are, and have been since the Applicable Date, in compliance with all Applicable Laws with respect to labor relations, employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Each International Plan (i) has been maintained in compliance with its terms and Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) if intended to qualify for special tax treatment, in all material respects meets the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on permitted actuarial assumptions in accordance with applicable accounting principles.

(k) Section 4.17(k) of the Company Disclosure Schedule sets forth an accurate and complete list of any collective bargaining agreement or other agreement with a labor union or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by, or, as of the date of this Agreement, is negotiating (each, a “Collective Bargaining Agreement”) with respect to employees of the Company and its Subsidiaries located in North America or South America. Not later than fifteen calendar days after the date hereof, the Company will provide Parent with a revised version of such schedule that contains a correct and complete list identifying each Collective Bargaining Agreement with respect to all employees of the Company and its Subsidiaries. None of the Collective Bargaining Agreements referenced in the preceding sentence (or any liability or obligation thereunder) would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Since the Applicable Date, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider. There are no, and since the Applicable Date there have not been any, labor strikes, slowdowns, stoppages, picketings, interruptions of work or lockouts pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no material unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Service Providers. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and has been since the Applicable Date, in compliance with WARN and has no liabilities or other obligations thereunder.

Section 4.18 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit or legal proceeding is pending or, to the knowledge of the Company, is threatened against or affecting the Company, any of its Subsidiaries, the Real Property or, to the knowledge of the Company, any Person to whom the Company or any of its Subsidiaries is liable pursuant to any Contract, in each case, relating to or arising out of any Environmental Law, other than those with respect to which an accrual or reserve has been included in the consolidated balance sheet of the Company as of March 31, 2015 (to the extent of the accrual or reserve therefor); (ii) to the knowledge of the Company, the Company and its Subsidiaries, and each of their assets and properties (including the Real Property), are and have since the Applicable Date been in compliance with all Environmental Laws and all Environmental Permits; (iii) except as would not reasonably be expected to give rise to Environmental Liability of any of the Company or any of its Subsidiaries, to the knowledge of the Company, there has been no Release of any Hazardous Substance; (iv) other than in the ordinary course of business, none of the Company, nor any its Subsidiaries has incurred, either contractually or by operation of Applicable Law, any obligations that could reasonably be expected to form the basis of any Environmental Liability of any of the foregoing entities; and (v) there are no liabilities that have been incurred by the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Environmental Permit (collectively, “Environmental Liabilities”).

Section 4.19 Material Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts (excluding any Contract terminable by the Company on 90 calendar days’ or less notice without any material penalty or payment) as of the date hereof:

(i) any partnership, joint venture, strategic alliance, collaboration, revenue-sharing, profit-sharing or other similar Contract material to the Company or in which the Company or any of its Subsidiaries owns any interest valued at more than $15 million, without regard to voting or economic interest;

(ii) any Contract that contains a non-compete restriction or an exclusivity or “most favored nation” provision (in each case for the benefit of any third party) and involves revenues or expenses of the Company or any of its Subsidiaries of more than $15 million in the fiscal year ended December 31, 2014 (other than Contracts described in clause (viii) of this Section 4.19(a));

(iii) any Contract that requires the Company or any of its Subsidiaries to purchase or sell a minimum quantity of goods relating to any product, in each case from or to any Person involving revenues or expenses of the Company or any of its Subsidiaries of more than $15 million in the fiscal year ended December 31,

2014 or would be reasonably expected to involve revenues or expenses of the Company or any of its Subsidiaries of more than $15 million during the fiscal years ended December 31, 2015 or December 31, 2016;

(iv) any employment or severance Contract applicable to any Key Employee for which the Company has or could reasonably be expected to have a material liability;

(v) any Contract relating to indebtedness for borrowed money or any financial guarantee by the Company or any of its Subsidiaries with a principal amount in excess of $15 million (whether incurred, assumed, guaranteed or secured by any asset), other than Contracts solely among the Company and/or any of its wholly owned Subsidiaries;

(vi) any Contract relating to any loan or other extension of credit (other than indebtedness for borrowed money) with an amount in excess of $15 million made by the Company or any of its Subsidiaries, other than (1) Contracts solely among the Company and/or any of its wholly owned Subsidiaries and (2) accounts receivable accrued in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(vii) any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction involving revenues or expenses of the Company or any of its Subsidiaries of more than $15 million in the fiscal year ended December 31, 2014;

(viii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has continuing obligations, including “earn-outs” and indemnities in excess of $15 million individually or in the aggregate; or

(ix) any Contract pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license or sublicense to, or covenant not to be sued under, any Intellectual Property of any Third Party (other than licenses to Software that is commercially available on non-discriminatory pricing terms or is otherwise subject to “shrink-wrap” or “click-through” license agreements) or (B) grants any license or sublicense to, or covenant not to be sued under, any Intellectual Property, in the case of each of clauses (A) and (B), that involves revenues or expenses of the Company or any of its Subsidiaries of more than $15 million in the fiscal year ended December 31, 2014.

(b) The Company has made available to Parent a true and complete copy of each Contract of the type referred to in this Section 4.19 in effect as of the date hereof (excluding any Contract terminable by the Company on 90 calendar days’ or less notice without any material penalty or payment) (each such Contract and any Contract excluded from this Section 4.19 by virtue of having been filed as an exhibit to a Company SEC Document, a “Material Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract or Contract that would be a Material Contract if entered into as of the date hereof is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any other party to a Material Contract or such other Contract, has taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or a default under the provisions of such Material Contract or such other Contract.

Section 4.20 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company’s and its Subsidiaries’ insurance policies are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued, (b) the Company and its Subsidiaries are in compliance with the terms of such policies and (c) the Company has no knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 4.21 Finders’ Fees. Except for J.P. Morgan Securities LLC, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.22 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities LLC, financial advisor to the Company, to the effect that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock (other than shares held by the Company, Parent, or any Subsidiary of the Company or Parent and Dissenting Shares).

Section 4.23 Antitakeover Statutes and Rights Agreement. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. No “control share acquisition,” “fair price,” “moratorium,” “business combination” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.24 Proscribed Information. (a) Except for the documents listed in Section 4.24 of the Company Disclosure Schedule (the “Proscribed Information Contract”), the Company is not party to or performing any contract, purchase order or other arrangement for which the Company or its personnel use or have access to Proscribed Information or related technology (including software).

(b) (i) But for the Company’s wish to more expeditiously communicate with the U.S. Department of State regarding licenses and license provisos issued under the ITAR, the Proscribed Information Contract could be performed without access to Proscribed Information without economic loss to the Company and (ii) the Proscribed Information Contract is not a key component of the Company’s performance in full of, and/or entitlement to any rights or benefits arising in connection with, any of the contracts, purchase orders and other arrangements, other than the Proscribed Information Contract, to which it is party.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, Parent represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the concept of good standing is recognized and where such qualification is necessary, except for those jurisdictions where failure to be in good standing or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.02 Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole stockholder of Merger Subsidiary have been duly authorized by all necessary corporate action. Assuming due execution and delivery of this Agreement by the

Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, Parent’s Board of Directors has unanimously approved the execution of this Agreement.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (iv) the filings, notices, petitions, statements, registrations or other applications set forth on Section 4.03(iv) of the Company Disclosure Schedule and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law and (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, constitute a default under, or cause or permit the termination or cancellation by the other party or parties thereto under, any provision of any Contract binding upon Parent or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Disclosure Documents. The information supplied in writing by Parent to the Company expressly for inclusion in the Company Proxy Statement, or any amendment or supplement thereto, will not, at the time the Company Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.06 Financing. (a) Parent has delivered to the Company (i) a true, complete and correct copy of an executed definitive mandate letter (the “Mandate Letter”) and (ii) a substantially final form draft bridge loan facility agreement (the “Facility Agreement”) (such Mandate Letter, Facility Agreement and any related documents together the “Debt Financing Agreements”) with the financial institutions named therein (the “Financing Sources”). Pursuant to the Mandate Letter the Financing Sources have committed to provide the debt financing described in the Mandate Letter and related documents in connection with the transactions contemplated by this Agreement (the “Debt Financing”). Such Mandate Letter and related documents have not been amended, modified or supplemented prior to the date of this Agreement, and, as of the date of this Agreement, no such amendment, modification or supplement is contemplated by Parent or, to the knowledge of Parent, any other party thereto. As of the date of this Agreement, the respective commitments contained in the Mandate Letter have not been withdrawn or rescinded in any respect.

(b) Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and other customary threshold amounts redacted; provided, that Parent represents and warrants that the redacted provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the availability of the Debt Financing or any reduction in the amount of the Debt Financing) and engagement letters and syndication letters with respect to the Debt Financing and customary agency fee letters with respect to the Facility Agreement, as of the date hereof there are no side letters or Contracts to which Parent or Merger Subsidiary is a party related to the funding or investing, as applicable, of the Debt Financing.

(c) Parent has paid all commitment fees or other fees in connection with the Debt Financing Agreements that are payable on or prior to the date hereof, and as of the date hereof the Debt Financing Agreements are (or will be when executed in the case of the Facility Agreement and any related documents) in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Subsidiary, as the case may be and to the extent applicable, and, to the knowledge of Parent and Merger Subsidiary, each of the other parties thereto, in each case subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(d) There are no conditions precedent or other contingencies related to the obligations of the Financing Sources under the Debt Financing Agreements, other than as expressly set forth in the Debt Financing Agreements.

(e) As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or, to the knowledge of Parent or Merger Subsidiary, any other party thereto under any of the Debt Financing Agreements. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth herein, Parent has no reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Financing Agreements will not be satisfied.

(f) The aggregate proceeds of the Debt Financing, together with cash or cash equivalents held by Parent, as of the Effective Time, will be sufficient to enable Parent to pay all amounts required to be paid by Parent or Merger Subsidiary in cash in connection with the Merger and the other transactions contemplated by this Agreement and the Debt Financing, including the aggregate Merger Consideration, repayment of any outstanding indebtedness required to be repaid in order to consummate the Merger and any fees and expenses.

Section 5.07 Finders’ Fees. Except for Morgan Stanley & Co. International plc and Credit Suisse Securities (Europe) Limited, whose fees will be paid by Parent, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01 Conduct of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as required by the terms of any Material Contract set forth on Section 4.19(a) of the Company Disclosure Schedule, as required by Applicable Law or as set forth in Section 6.01 of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably delayed, conditioned or withheld), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, shall use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, approvals and authorizations from or by any Governmental Authority, (iii) keep available the services of its current officers and key employees and

(iv) maintain existing relationships with customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by the terms of any Material Contract set forth on Section 4.19(a) of the Company Disclosure Schedule, as required by Applicable Law, as set forth in Section 6.01 of the Company Disclosure Schedule or for intercompany transactions between or among the Company and any of its wholly owned Subsidiaries, without the prior written consent of Parent (which consent shall not be unreasonably delayed, conditioned or withheld), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned Subsidiaries and ordinary course quarterly cash dividends with respect to shares of Company Stock with record and payment dates consistent with past practice, provided that such quarterly cash dividends shall not exceed $0.125 per share or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (B) any shares of Company Stock upon the exercise of Company Stock Options or Company SARs or the settlement of Company RSUs or Company Deferred Stock Rights that, in each case, are outstanding on the date of this Agreement and as required pursuant to the terms of the Company Stock Plan governing such awards as in effect on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) (i) make any capital expenditures in excess of (A) $176 million in the aggregate for the fiscal year ending December 31, 2015, and (B) $19 million, $37 million, $55 million, $75 million, $94 million and $108 million on a cumulative basis through January, February, March, April, May and June 2016, respectively or (ii) commit to make or approve any new capital project budgeted to cost in excess of $15 million (other than safety, health or environmental capital projects or expenditures required in connection with any emergency);

(e) acquire or sell or otherwise transfer (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses in excess of $15 million in the aggregate, other than in the ordinary course of business consistent with past practice;

(f) sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, or create or incur any Lien on, any material Owned Intellectual Property other than, in each case, in the ordinary course of business consistent with past practice;

(g) other than in connection with actions permitted by Section 6.01(d) or Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person in excess of $15 million in the aggregate;

(h) incur or assume any long-term indebtedness for borrowed money or guarantees thereof in excess of $15 million in the aggregate, other than in the ordinary course of business consistent with past practices;

(i) enter into, amend or modify in any material respect or terminate any Material Contract or Lease or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract or Lease, except in the ordinary course of business consistent with past practice;

(j) except as required by Applicable Law or the terms of an Employee Plan as in effect on the date hereof, (A) grant or increase any severance, retention or termination pay to, or enter into or amend any retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, (B) increase the compensation or benefits provided to any current or former Service Provider, except for increases in annual salary or wage rate in the ordinary course of business consistent with past practice in connection with annual compensation reviews or ordinary course promotions for employees who are not executive officers that, (i) if implemented after the date hereof and through February 28, 2016, do not exceed $500,000 in the aggregate for all such employees (the “$500,000 Limit”) and (ii) if implemented after March 1, 2016 and before April 30, 2016, after taking into account increases subject to the $500,000 Limit, do not exceed 3.5% of the aggregate pay of all salaried U.S. employees of the Company or any of its Subsidiaries or 5% of the aggregate pay of all salaried employees of the Company or any of its Subsidiaries globally (in each case, other than employees whose base salary or wage rate increases are contractually required by a Collective Bargaining Agreement), (C) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (D) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement except for amendments to Employee Plans (or the adoption of successor Employee Plans) that are broad-based welfare plans in connection with the Company’s annual or open enrollment procedures and that do not materially increase the expense of maintaining such plans, (E) appoint or hire any Key Employees, except for new hires (or internal promotions of employees) to replace Key Employees who leave the Company after the date hereof or (F) terminate the employment of any Key Employees other than for cause or for performance-related terminations;

(k) change the Company’s methods of accounting, except as required by or advisable in light of changes in GAAP or Applicable Law (or the interpretation, application or enforcement thereof);

(l) (i) make or change any material Tax election, (ii) settle any Tax claim, audit or assessment for an amount materially in excess of amounts reserved, (iii) change any annual tax accounting period, (iv) adopt or change any material method of tax accounting or (v) enter into any material closing agreement, other than any such material closing agreement that does not require payments that would materially exceed the amount of any reserve with respect thereto that is reflected in the consolidated balance sheet of the Company as of March 31, 2015;

(m) settle (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, other than (A) settlements that require payments by the Company or any of its Subsidiaries not in excess of $5 million individually or $15 million in the aggregate and (B) settlements of claims or litigations that are disclosed, reflected or reserved against in the Company SEC Documents filed or furnished prior to the date of this Agreement or (ii) any stockholder litigation or dispute against the Company or any of its officers or directors that relates to the transactions contemplated hereby; or

(n) agree, resolve or commit to do any of the foregoing.

Section 6.02 Company Stockholder Meeting. The Company shall, subject to Applicable Law, cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after clearance of the Company Proxy Statement by the SEC for the purpose of obtaining the Company Stockholder Approval and shall comply with all legal requirements applicable to such meeting. In connection with the Company Stockholder Meeting, the Company shall use reasonable best efforts to (a) prepare and file with the SEC the Company Proxy Statement as soon as reasonably practicable, (b) cause the Company Proxy Statement and any amendments or supplements thereto, when filed, to comply with all legal requirements applicable thereto, (c) respond to comments from the SEC as promptly as practicable with a view to having the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting cleared by the SEC as promptly as practicable and (d) mail the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting to its stockholders as promptly as practicable after clearance by the SEC. Subject to Section 6.03, the Board of Directors of the Company shall recommend approval and adoption of this

Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, and shall not effect an Adverse Recommendation Change.

Section 6.03 No Solicitation; Other Offers. (a) General Prohibitions. Except as expressly permitted by this Section 6.03, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal (provided that the Company and its Representatives may ascertain facts from the Person making such Acquisition Proposal (and such Person’s Subsidiaries and its and their respective Representatives) for the sole purpose of the Board of Directors of the Company informing itself about such Acquisition Proposal and the Person that made it (and such Person’s Subsidiaries and its and their respective Representatives)), (iii) withhold, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument to effect an Acquisition Proposal with the Person making such Acquisition Proposal (or any of its Subsidiaries) (other than a confidentiality agreement entered into in compliance with the provisions of this Section 6.03 and, after such execution of a confidentiality agreement, any customary engagement, joint defense, clean team or similar agreements) (an “Alternative Acquisition Agreement”). It is agreed that any breach of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to the adoption of this Agreement by the Company’s stockholders:

(i) the Company, directly or indirectly through its Representatives or other intermediaries, may (A) engage in or participate in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.03(a), has made an Acquisition Proposal that the Board of Directors of the Company reasonably believes is or could reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreement dated June 25, 2015 between the Company and Parent (the “Confidentiality Agreement”) (it being understood that any such confidentiality agreement need not include a standstill or prohibit the making or amendment of any Acquisition Proposal); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party); and

(ii) subject to compliance with Section 6.03(d), the Board of Directors of the Company may make (A) an Adverse Recommendation Change or take action to terminate this Agreement pursuant to Section 10.01(d)(i) to enter into an Alternative Acquisition Agreement in connection with a Superior Proposal or (B) an Adverse Recommendation Change in response to an event or circumstance material to the Company and its Subsidiaries, taken as a whole that was not known or reasonably foreseeable (or the impact of which was not known or reasonably foreseeable) to the Board of Directors of the Company or the named executive officers listed in the Company’s Proxy Statement on Schedule 14A, dated March 6, 2015, as of the date of this Agreement that does not relate to the receipt of any Acquisition Proposal (an “Intervening Event”);

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with disclosure obligations under U.S. federal or state Applicable Law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9, or complying with Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the 1934 Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, failure to so disclose would be inconsistent with Applicable Law; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation within five Business Days of such statement or such action (it being understood and the parties agree that any “stop-look-and-listen” communication that contains only the information set forth in Rule 14d-9(f) under the 1934 Act shall not be deemed an Adverse Recommendation Change).

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a reasonably prompt basis of the material developments in any negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal. The Company shall provide such notice in writing and shall identify the material terms and conditions of any such Acquisition Proposal, including the Third Party making the Acquisition Proposal. The Company shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of material amendments to the terms and conditions of any Acquisition Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) “Last Look”. Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)) or make an Adverse Recommendation Change in response to an Intervening Event, unless (i) the Company notifies Parent in writing four Business Days prior to taking that action, of its intention to do so, attaching (A) in the case of an Adverse Recommendation Change or action to terminate this Agreement pursuant to Section 10.01(d)(i) to enter into an Alternative Acquisition Agreement in each case, in connection with a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change and (ii) Parent does not make, within four Business Days after its receipt of that written notification, a binding written offer that (A) in the case of any Adverse Recommendation Change or action to terminate this Agreement pursuant to Section 10.01(d)(i) to enter into an Alternative Acquisition Agreement, in each case, in connection with a Superior Proposal, causes the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, obviates the need for such recommendation change, in each case, in the good faith judgment of the Board of Directors of the Company. In the event of any material amendment to the financial terms or other material terms of such Superior Proposal, the Company shall be required to deliver a new written notification and to comply with the requirements of this Section 6.03(d), except that the Company shall be required to give three Business Days’ notice to Parent (instead of the four Business Days contemplated by the first sentence of this provision).

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (with the percentages set forth in such term changed from 15% to 75%) on terms that, if consummated, the Board of Directors of the Company determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, are more favorable from a financial point of view to the Company’s stockholders than the transaction contemplated by this Agreement (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)) and that the Board of Directors of the Company has determined, in its good faith judgment, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal.

(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information in accordance with the terms of the applicable confidentiality agreement.

Section 6.04 Title Insurance. Subject to Section 6.06, the Company shall, upon Parent’s reasonable request and at Parent’s sole cost and expense, reasonably cooperate in Parent’s effort to obtain from Fidelity National Title Insurance Company, or such other nationally recognized title insurance company as Parent shall select, owners policies of title insurance (in scope and coverage reasonably satisfactory to Parent) covering applicable Owned Real Property located in the United States by providing the title insurance company with customary endorsements, including a seller’s affidavit as to factual matters or non-imputation affidavit, each in customary form as reasonably required by such title company (it being understood that any failure of Parent to secure title insurance shall not affect Parent’s obligation to consummate the Merger).

Section 6.05 Financing Cooperation. (a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use their reasonable best efforts, and shall use its reasonable best efforts to cause its Representatives to use their respective reasonable best efforts to, provide such reasonable and customary cooperation and information as may be reasonably requested by Parent in connection with (i) satisfying the conditions to, and complying with any obligations to assist in the syndication of, the Debt Financing set forth in the Debt Financing Agreements to the extent such conditions and obligations are consistent with the terms and conditions of this Agreement, including Section 6.05(c) and Section 6.05(d) and (ii) arranging any refinancing or replacement financing, whether by way of debt or equity or hybrid instrument and including entering into definitive credit facilities, indentures or other instruments or agreements (the “Replacement Financing Agreements”), the proceeds of which are to be used in whole or in part to repay or replace the Debt Financing (the “Replacement Financing” and any financial institutions engaged by Parent to provide or arrange for the Replacement Financing, the “Replacement Financing Sources”) and satisfying reasonable and customary conditions to the Replacement Financing to the extent such conditions are consistent with the terms and conditions of this Agreement, including Section 6.05(c) and Section 6.05(d).

(b) Without limiting the generality of Section 6.05(a), such assistance shall include, to the extent reasonably requested by Parent, using reasonable efforts to take the following actions:

(i) furnishing financial and other pertinent information relating to the Company and its Subsidiaries and its and their businesses (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company and its Subsidiaries customary for the Debt Financing or such Replacement Financing, including any prospectus or offering memorandum related thereto, or otherwise necessary for the completion of the Debt Refinancing or the Replacement Financing) to Parent, Merger Subsidiary and Financing Sources or Replacement Financing Sources to the extent reasonably requested by the Parent to assist in preparation of customary offering or information documents to be used in connection with the Debt Financing or Replacement Financing and, in respect of Replacement Financing, in advance of any marketing period relating to the Replacement Financing (the “Marketing Period”), provided that no such information shall be required to be furnished to the extent that such information is publicly available (including in any Company SEC Document),

(ii) without limiting the generality of the preceding clause (i), furnishing reasonably promptly such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Replacement Financing, including, without limitation, all financial statements and financial and other data and information of the type required in a registration statement on Form S-1 or by Regulation S-X and Regulation S-K under the 1933 Act for registered offerings of debt securities at such time, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the 1933 Act or as may be required by the EU Prospectus Directive or the rules of any stock exchange in the United States or Europe on which debt or equity securities forming part of the Replacement Financing are to be listed or admitted to trading (including historical and pro forma financial statements and information) and other documents required to satisfy any customary negative assurance opinion, for one or more periods required to consummate the Replacement Financing at the time the Replacement Financing is to be consummated, provided that no such information shall be required to be furnished to the extent that such information is publicly available (including in any Company SEC Document),

(iii) (A) in respect of Replacement Financing, prior to and during the Marketing Period, and (B) in respect of Debt Financing, at any time, if requested and on reasonable notice, participating (including via telephonic conference) in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers with respect to, the Debt Financing or the Replacement Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company or any of its Subsidiaries), presentations, roadshows, due diligence sessions, drafting sessions (including accounting due diligence sessions) and sessions with rating agencies in the United States and Europe in connection with the Debt Financing or the Replacement Financing, in each case to the extent customary,

(iv) (A) in respect of Replacement Financing, in advance of the Marketing Period, and (B) in respect of Debt Financing, at any time, assisting with the preparation of (A) any customary offering documents or memoranda, bank information memoranda, prospectuses and similar documents and (B) materials for rating agency presentations and similar documents required in connection with the Debt Financing or the Replacement Financing, provided, however, that no such documents will be issued by the Company or its Subsidiaries,

(v) executing and delivering (or using reasonable best efforts to obtain from its advisors), and using its reasonable best efforts to cause its Affiliates to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates, accountants’ comfort letters (and consents of accountants for use of their reports in any materials relating to the Replacement Financing and in connection with any filings required to be made by Parent pursuant to the 1933 Act or the 1934 Act or as may be required by the EU Prospectus Directive or the rules of any stock exchange on which debt or equity securities forming part of the Replacement Financing are to be listed or admitted to trading), owner’s title affidavits, legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Replacement Financing as may be reasonably requested by the Parent as necessary and customary in connection with the Replacement Financing, including participating in due diligence sessions,

(vi) facilitating the obtaining of guarantees and pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing and executing and delivering customary pledge and security documents or other definitive financing documents and other certificates and documents as may be reasonably requested by Parent, consistent with the terms of this Agreement, to obtain and perfect security interests in assets of the Company and its Subsidiaries that are intended to constitute collateral securing the Replacement Financing; provided, that all such agreements, certificates and documents shall be executed, and any obligations contained in such agreements and documents shall be effective, no earlier than the Closing,

(vii) providing customary authorization letters to the Replacement Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the

Replacement Financing Sources that the public side versions of such documents, if any, do not include material non-public information, solely to the extent such information is provided by the Company or its Subsidiaries,

(viii) cooperating reasonably with the Replacement Financing Sources’ due diligence, to the extent customary and reasonable,

(ix) obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of any debt of the Company or its Subsidiaries that Parent desires to payoff, discharge and terminate at Closing or that is otherwise subject to mandatory prepayment (howsoever described) as a result of the consummation of the Merger,

(x) providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent prior to the Closing Date which is in connection with the Debt Financing or the Replacement Financing and relates to, and is reasonably required by, applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and

(xi) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Replacement Financing including entering into one or more credit agreements, indentures or other instruments or agreements on terms reasonably satisfactory to Parent in connection with the Replacement Financing to the extent direct borrowings or debt incurrence (or any guarantees thereof) by the Company or any of its Subsidiaries is contemplated in the Replacement Financing.

(c) Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to (i) take any action that would subject it to actual or potential liability or conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents (to the extent such conflict or violation cannot be resolved by such entity using its reasonable best efforts to do so) or any Applicable Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any material Contract existing on the date of this Agreement to which the Company or any of its Subsidiaries is a party, (ii) bear any cost, fee or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Debt Financing or the Replacement Financing or any of the foregoing prior to the Effective Time and (iii) undertake any action that would unreasonably and materially interfere with the business or operations of the Company and its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.05.

(d) For the avoidance of doubt, none of the Company or its Subsidiaries or their respective Representatives, officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing or the Replacement Financing that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to execute or enter into or perform any agreement with respect to the Debt Financing or the Replacement Financing.

(e) The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing or the Replacement Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

(f) Parent and Merger Subsidiary agree that the obtaining of the Debt Financing or the Replacement Financing (or any other financing) is not a condition to Closing.

Section 6.06 Access to Information. From the date hereof until the earlier of termination of this Agreement pursuant to Section 10.01 and the Effective Time, upon reasonable prior notice and subject to Applicable Law, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, employees, books and records of the Company and its Subsidiaries and (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as Parent may reasonably request, provided that the Company shall not be required to permit any inspection, or disclose any document or information, that would, in the reasonable judgment of the Company, (w) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement (or entered into after the date of this Agreement in compliance with Section 6.01), (x) result in a violation of Applicable Law, including any fiduciary duty, (y) waive the protection of any attorney-client privilege or (z) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of liability. If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld and the Company and Parent shall cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of redaction, clean team arrangements or other appropriate solutions. Notwithstanding anything to the contrary in this Section 6.06 or elsewhere in this Agreement, prior to the Effective Time, neither Parent nor any of its representatives will be permitted to perform any invasive environmental procedure with respect to any property of the Company or any of its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. All information made available or disclosed pursuant to this Section 6.06 shall be subject to the terms of the Confidentiality Agreement.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01 Obligations of Parent and Merger Subsidiary. Immediately after the execution of this Agreement, Parent, as sole stockholder of Merger Subsidiary, shall adopt and approve this Agreement, the performance by Merger Subsidiary of its obligations hereunder and the consummation of the Merger on the terms and conditions set forth in this Agreement by an action by consent in lieu of a meeting of the stockholders of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02 Voting of Shares. Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted in favor of adoption and approval of this Agreement at the Company Stockholder Meeting.

Section 7.03 Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and each of Parent and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers, directors and employees of the Company (each, an “Indemnified Person”), in each case, to the fullest extent permitted by Applicable Law, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s services as a director or officer of the Company, as a director, officer or member of any Subsidiaries of the Company or as a trustee or fiduciary of any pension or other employee benefit plan of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person. Expenses incurred by an Indemnified Person in defending or investigating a threatened or pending claim, action, suit, proceeding or investigation that may be the subject of indemnification pursuant to this Section 7.03(a) shall be paid by Parent or the Surviving Corporation in advance of the final disposition of such claim, action, suit, proceeding or investigation upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Parent and the Surviving Corporation pursuant to this Section 7.03(a).

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect the provisions in the Surviving Corporation’s certificate of incorporation and bylaws that are in effect as of the date hereof (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Parent and the Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of directors and officers liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Persons and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (the “Insured Persons”), or prior to the Effective Time, at the Company’s option, the Company may or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pre-pay the premium for the non-cancellable extension of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including the Merger and the other transactions contemplated by this Agreement) with terms, conditions, retentions and limits of liability that are no less favorable to the Insured Persons than the coverage provided under the Company’s and its Subsidiaries’ existing policies (including in connection with this Agreement, the Merger or the other transactions or actions contemplated hereby), which policy shall be maintained in full force and effect for its full term. In no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the last annual premium (the “Maximum Premium”) the Company paid prior to the date hereof; and provided further that if the aggregate premiums of such insurance coverage exceed the Maximum Premium, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Maximum Premium.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04 Employee Matters. (a) During the period beginning at the Effective Time and ending on the first anniversary of the Closing Date (or such shorter period of employment, as the case may be), Parent shall, or shall cause the Surviving Corporation to, provide to each employee who is actively employed by the Company or its Subsidiaries at the Effective Time (each, a “Covered Employee”), a base salary or base wage, target annual bonus and long-term incentive compensation opportunities, broad-based severance entitlements and pension, welfare and other employee benefits that are substantially comparable in the aggregate to the base salary or base wage, target annual bonus and long-term incentive compensation opportunities, broad-based severance entitlements and pension, welfare and other employee benefits provided by the Company or its Subsidiaries to such Covered Employee immediately prior to the Effective Time. The requirements of this Section 7.04(a) shall not apply to Covered Employees who are covered by a Collective Bargaining Agreement.

(b) Crediting of Payments. In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a “Parent Plan”) following the Effective Time, Parent shall, or shall cause its Subsidiaries to, use reasonable best efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Covered Employee under any Parent Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan and (ii) provide such Covered Employee with credit for any copayments and deductibles paid under an Employee Plan prior to such Covered Employee’s coverage under any Parent Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan.

(c) Service Crediting. As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Covered Employee prior to the Effective Time with the Company and its Subsidiaries for purposes of vesting, determination of benefit level (including, without limitation, with respect to vacation and severance entitlements, but excluding benefit accrual or benefit levels under defined benefit pension plans or retiree welfare plans) and eligibility to participate in any Parent Plan, as if such service had been performed with Parent, except to the extent it would result in any duplication of benefits for the same period of service or to the extent such service was not recognized immediately prior to the Effective Time under a comparable Employee Plan.

(d) Company 401(k) Plans. Effective as of immediately prior to the Effective Time, unless otherwise directed in writing by Parent at least five Business Days prior to the Effective Time, the Company shall terminate the Company’s Employees’ Savings Plan and Employees’ Savings and Profit Sharing Plan (collectively, the “Company 401(k) Plans”), pursuant to resolutions of the Company’s Board of Directors that are reasonably satisfactory to Parent. In connection with the termination of the Company 401(k) Plans, Parent shall, subject to the terms of any applicable Collective Bargaining Agreement, permit each eligible Covered Employee to become a participant in an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries (the “Parent 401(k) Plan”) and make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Covered Employee from such plan to the Parent 401(k) Plan. During the period beginning at the Effective Time and ending on December 31, 2017, Parent shall, or shall cause the Surviving Corporation to, provide to each Covered Employee who, as of the Effective Time, received non-discretionary transition credits pursuant to the terms of the Company Employees’ Savings Plan and who commences participation in the Parent 401(k) Plan, transition credits calculated in accordance with the terms of the Company Employees’ Savings Plan as in effect on the date hereof, but only to the extent such transition credits were reflected on the financial projections of the Company provided to Parent prior to the date hereof. In the event the tax qualification requirements of the Code applicable to the Parent 401(k) Plan (including, without limitation, non-discrimination requirements) would reduce Parent’s ability to comply with the conditions of the foregoing sentence, and, after using reasonable best efforts, Parent is unable to provide the non-discretionary transition credits pursuant to the Parent 401(k) Plan as required by this Section 7.04(d), any such transition credits that cannot be provided by the Parent 401(k) Plan shall be taken into account for purposes of the requirements of Section 7.04(a).

(e) Annual Bonuses. The Company shall be permitted to finally and conclusively determine, in good faith and in the ordinary course of business consistent with past practice, the amounts earned, (i) based on funding (A) at actual performance levels with respect to applicable financial metrics and (B) at the greater of actual or target performance levels with respect to applicable key non-financial performance metrics under the Company Annual Incentive Compensation Plan and the Company Employee Incentive Plan and (ii) based on funding at actual performance levels with respect to all applicable performance metrics under the Company Sales Incentive Plans, in each case, in respect of the 2015 calendar year, and pay such bonus amounts in the ordinary course of business consistent with past practice, but no later than the Closing Date. In the event a Covered Employee’s employment is terminated after June 30, 2016 and prior to December 31, 2016 by Parent, the Surviving Corporation or any of their respective Affiliates without “cause” (as such term is defined in the Company Employee Income Continuity Plan) or by such Covered Employee for “good reason” (as such term is defined in Section 7.04(e) of the Company Disclosure Schedule), such employee shall, no later than 30 calendar days following such termination, be paid a bonus award for the 2016 calendar year under the annual bonus plan applicable to such employee, based on target performance levels and prorated for the portion of the 2016 calendar year (based on calendar days) elapsed between January 1, 2016 and the effective date of such Covered Employee’s termination of employment.

(f) Performance Cash Awards. As of the Effective Time, each performance cash award granted under the Company Stock Plan shall, as required by the terms of the Company Stock Plan and applicable award agreements as in effect on the date hereof, vest at maximum performance, and each holder thereof shall remain subject to the service-based vesting component of such award in accordance with the terms of the Company Stock Plan and applicable award agreements as in effect at the date hereof.

(g) Retention Program. The Company shall be permitted to establish a retention bonus plan in accordance with the parameters set forth on Section 7.04(g) of the Company Disclosure Schedule.

(h) ESPP. Prior to the Effective Time, the Company shall take all actions, including adopting any resolutions or amendments, that are necessary to (i) prohibit further or increased enrollment in, or contributions under, the Company’s Employee Stock Purchase Plan from those in effect on the date hereof and (ii) terminate the Company’s Employee Stock Purchase Plan effective immediately prior to the Effective Time.

(i) Employee Plan Termination. Prior to the Closing Date, subject to Section 7.04(j) and except to the extent precluded by the terms of any Employee Plan, an applicable Collective Bargaining Agreement or by Applicable Law, the Company shall take all actions that may be necessary or appropriate to cause each Employee Plan that, not later than thirty calendar days prior to the Closing Date, Parent requests that the Company terminate in accordance with the terms of such plan. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such Employee Plans shall be subject to Parent’s prior review and approval.

(j) Continuing Obligations. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective contractual terms all employee benefit obligations to current and former employees under each Employee Plan set forth on Section 7.04(j) of the Company Disclosure Schedule.

(k) Labor Groups. Subject to Section 4.17(k) of the Company Disclosure Schedule, the parties agree to work together in good faith to consult with or obtain the consent of any labor or trade union, works council or other employee representative body as may be required to consummate the transactions contemplated hereby.

(l) Without limiting the generality of Section 11.06, nothing in this Section 7.04, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any Covered Employee or any former employee, director, officer or individual independent contract of the Company or any of its Subsidiaries, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ any Covered Employee for any period following the Closing Date.

Section 7.05 Indemnification Related to Financing. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any Replacement Financing and the performance of their respective obligations under Section 6.05 (including any action taken in accordance with Section 6.05) and any information utilized in connection therewith (other than to the extent arising from the willful misconduct, gross negligence, fraud or bad faith of any indemnified Person). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses incurred by the Company or its Subsidiaries in connection with Section 6.05 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other Representatives). Parent and Merger Subsidiary agree that the obtaining of the Debt Financing or the Replacement Financing (or any other financing) is not a condition to Closing.

Section 7.06 Conduct of Business of Parent and Merger Subsidiary Pending the Merger. (a) Each of Parent and Merger Subsidiary agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, take any action with respect to the Debt Financing or any Replacement Financing that would, or would reasonably be expected to, individually or in the aggregate, cause Parent to fail at Closing to have funds sufficient to (i) pay the aggregate Merger Consideration and (ii) pay the fees and expenses required to be paid by Parent, Merger Subsidiary and the Surviving Corporation in connection with the Merger, the transactions contemplated hereby, the Debt Financing and any Replacement Financing.

(b) Parent will take all actions necessary to cause Merger Subsidiary to perform its obligations (if any) under the Debt Financing and any Replacement Financing.

Section 7.07 Debt Financing. (a) Parent and Merger Subsidiary shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, maintain the effectiveness of and consummate the Debt Financing (except to the extent replaced by Replacement Financing) and the Replacement Financing on the terms and conditions described in or contemplated by the Debt Financing Agreements or Replacement Financing Agreement (as applicable) (including complying with any request to exercise so-called “flex” provisions and using reasonable best efforts to satisfy on a timely basis all conditions to funding in the Debt Financing Agreements or Replacement Financing Agreements (as applicable)) in such amount which, when taken together with Parent’s and Merger Subsidiary’s cash on hand, would be no less than the amount that would be required to consummate the Merger and the other transactions contemplated by this Agreement and the Debt Financing or Replacement Financing (as applicable), including the aggregate Merger Consideration, repayment of any outstanding indebtedness required to be repaid in order to consummate the Merger and any fees and expenses.

(b) To the extent reasonably requested by the Company from time to time, Parent shall (subject to any applicable legal or regulatory restrictions on disclosure) keep the Company informed on a reasonably current basis of the status of its efforts to arrange and consummate the Debt Financing or Replacement Financing (as applicable). Parent and Merger Subsidiary shall not (without the prior written consent of the Company) consent or agree to any amendment, supplement, modification or replacement of the Debt Financing Agreements (including cancellation of commitments thereunder following the entry into any Replacement Financing Agreement) if such amendment, supplement, modification or replacement could, in Parent’s reasonable determination, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Promptly following any material amendment, supplement or modification of any Debt Financing Agreement or Replacement Financing Agreement made in compliance with this Section 7.07, Parent shall provide a copy thereof (redacted if necessary where appropriate and customary) to the Company and the term “Debt Financing Agreements” or “Replacement Financing Agreements” shall (as applicable) mean the Debt Financing Agreements or Replacement Financing Agreements as so amended, supplemented or modified and Parent’s obligations under this Section 7.07 shall apply with respect thereto. Notwithstanding anything contained in this Section 7.07, in no event shall Parent or Merger Subsidiary be required (I) to amend or waive any of the terms or conditions of the Debt Financing Agreements or Replacement Financing Agreements or pay any fees in excess of or not contemplated thereunder or (II) to consummate the Closing any earlier than the time set forth in Section 2.01, provided, that, Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Debt Financing, or any Replacement Financing or other financing, is not a condition to Closing.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing, or cooperating in the preparing and filing, as applicable, as promptly as practicable with any Governmental Authority or other third party all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement, including under the HSR Act and any other applicable Competition Laws, Exon-Florio, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130, “ITAR”), NISPOM, and CTA; (iii) subject to Applicable Law, furnishing all information required for any filings, notices, petitions, statements, registrations, submissions of information, applications and other documents to be made in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, making an appropriate response, after consultation with the other parties to this Agreement, to any request for additional information or documentary material from any Governmental Authority or other third party in compliance with such request and timely responding to any questions, after consultation with the other parties to this Agreement, from any Governmental Authority or other third party in connection with the Merger and the other transactions contemplated by this Agreement; (iv) resolving such objections, if any, as may be asserted by any Governmental Authority or other third party with respect to the Merger and the other transactions contemplated by this Agreement; and (v) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing or any provision of this Agreement to the contrary, neither Parent nor Merger Subsidiary will be obligated to agree to any sale, divestiture, license, disposition, holding separate of or mitigation of, termination, prohibition, limitation, restriction or other action in order to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement if agreeing to such sale, divestiture, license, disposition, holding separate of, mitigation of, termination, prohibition, limitation, restriction or other action, individually or in the aggregate, would have a material adverse effect on Parent and its Subsidiaries or on the Company and its Subsidiaries, in each case, as measured against the Company and its Subsidiaries, taken as a whole. Nothing in this Agreement, including this Section 8.01, shall require or be construed to require the Company or its Subsidiaries to proffer to, or agree to, any sale, divestiture, license, disposition, holding separate of or mitigation of, or any termination, prohibition, limitation, restriction or other action with respect to, existing relationships, contracts, assets, product lines or businesses or interests therein of the Company or any of its Subsidiaries unless the effectiveness of such action is conditioned upon the Closing.

(b) Parent and the Company shall cooperate in the making of, or shall make, as applicable, as promptly as practicable after the date of this Agreement, with respect to the transactions contemplated by this Agreement: (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act (which shall in no event be made later than twenty Business Days after the date of this Agreement); (ii) appropriate filings or notices as are required pursuant to other applicable Competition Laws; (iii) a submission of a joint voluntary notice, preceded at least five (5) Business Days by submission of a “pre-filing” draft of such notice, to CFIUS pursuant to Exon-Florio; (iv) appropriate filings with or notices by the Company, Parent and Merger Subsidiary to DSS regarding the parties’ plan to operate the business of the Company pursuant to a proposal to mitigate foreign ownership, control or influence (“FOCI”) in accordance with the NISPOM; (v) an appropriate filing with or notice to the Directorate of Defense Trade Controls (“DDTC”) of the U.S. State Department in accordance with ITAR; (vi) appropriate filings or notices in accordance with the NISPOM to obtain assurances that favorable NIDs or similar determinations under any applicable national or industrial security regulations will permit the Company to continue to have, to the extent it currently has, access to Proscribed Information after the Closing; and (vii) such other filings or proceedings with any Governmental Authorities as may be required under any Applicable Law.

(c) Within fourteen calendar days of the date hereof, each of Parent and the Company agrees to use reasonable best efforts to agree upon the definitive list of jurisdictions in which any notice, filing or other instrument is necessary, proper or advisable under applicable Competition Laws in connection with the transactions contemplated by this Agreement. Upon such agreement, Section 9.01(c) of the Company Disclosure Schedules shall be updated to reflect such definitive list.

(d) Each of Parent and the Company agrees, subject to Applicable Law and the provisions of Section 6.06, to use reasonable best efforts to (i) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority, (ii) permit the other parties to review in advance any material notices or written communication delivered to or received from any Governmental Authority, and (iii) to consult with the other party in advance of any meeting or conference with, any Governmental Authority, and to give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Authority) either in person or by telephone, in each case, to the extent relating to the Merger and the other transactions contemplated by this Agreement.

Section 8.02 Company Proxy Statement. (a) The Company and Parent shall cooperate with one another in connection with the preparation of the Company Proxy Statement, and furnish such information required or reasonably requested in connection with the Company Proxy Statement. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Company Proxy Statement.

(b) Subject to Applicable Law, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Company Proxy Statement before any filing thereof (or of any amendment thereto) with the SEC, and the Company shall give reasonable and good faith consideration to any comments made thereon by Parent or its counsel. The Company shall provide Parent and its counsel with (i) any material comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to any such comments and to provide comments on any such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC; provided that nothing contained herein shall obligate the Company to take any particular course of action with respect to the SEC or to respond to any comments made by the SEC on documents filed with it for review in a particular manner. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received with respect to the Company Proxy Statement from the SEC.

Section 8.03 Public Announcements. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Merger or the other transactions contemplated hereby without prior consultation with the other parties, except as may be required by Applicable Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will not be required to consult with Parent in connection with any such press release or public announcement if the Company’s Board of Directors has effected an Adverse Recommendation Change (including in connection with any press release or public announcement relating to such Adverse Recommendation Change).

Section 8.04 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) subject to Applicable Law, any written notice or other written communication from any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement if the subject matter of such communication would reasonably be expected to be material to the Company, the Surviving Corporation or Parent; and

(b) any change, fact or condition at any time during the term hereof that is reasonably expected to result in a Company Material Adverse Effect or to cause the conditions set forth in Article 9 not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or result in a failure to satisfy the conditions set forth in Article 9.

Section 8.05 Confidentiality. The parties acknowledge that the Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its Subsidiaries and its and its Subsidiaries’ respective Representatives (as defined, for this purpose, in the Confidentiality Agreement) to hold, any Evaluation Material or Transaction Information (each as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

Section 8.06 Section 16 Matters. Prior to the Effective Time, the Company shall take all steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten calendar days after the Closing Date.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) any applicable waiting period under the HSR Act shall have expired and any other applicable waiting period under any of the Competition Laws of the jurisdictions set forth on Section 9.01(c) of the Company Disclosure Schedule, as adjusted pursuant to Section 8.01(c), shall have expired or been terminated, or approvals in such jurisdictions shall have been obtained; and

(d) the parties shall have received written notice that any review, investigation or other proceeding under Exon-Florio with respect to the Merger and the other transactions contemplated hereby has concluded without action or recommendation for suspension or prohibition, or the President of the United States of America shall not, within fifteen calendar days of a CFIUS report to him, have announced a decision to take any action to block, suspend or otherwise prevent the consummation of the Merger or any of the other transactions contemplated hereby.

Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.05 shall be true and correct, other than by a de minimis amount, (B) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.21, 4.22, 4.23 shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (C) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to be a Closing Company Material Adverse Effect;

(c) Parent or Merger Subsidiary shall have received the written approval of DSS to operate the business of the Company pursuant to a FOCI mitigation arrangement in accordance with the NISPOM; and

(d) DDTC shall not have sent written notice to the Surviving Corporation or to Parent that DDTC has made the final determination that DDTC will neither approve (i) the registration of the Surviving Corporation as a manufacturer or exporter of defense articles under ITAR nor (ii) the transfer from the Surviving Corporation to Parent of the Surviving Corporation’s registration as a manufacturer or exporter of defense articles under ITAR.

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Section 5.02 shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b) There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the six-month anniversary hereof (the “End Date”); provided that if on such date the conditions to Closing set forth in Section 9.01(c), Section 9.01(d) or Section 9.02(c) shall not have been satisfied but all other conditions to Closing have been satisfied or, to the extent permissible, waived (or, in the case of conditions that by their nature are to be satisfied at Closing or on the Closing Date, shall be capable of being satisfied on such date), then the End Date shall, without any action on the part of the parties, be extended for three additional months; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that restrains, enjoins or otherwise prohibits the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii) there shall have been an intentional and material breach of Section 6.02 or Section 6.03; or

(d) by the Company, if:

(i) prior to the Company Stockholder Meeting, the Board of Directors of the Company shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.03(d), in order to enter into an Alternative Acquisition Agreement in connection with a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice thereof and specifying the provision invoked in connection therewith to the other party.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the knowing and intentional breach of this Agreement, the breaching party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result. The provisions of this Section 10.02 and Sections 7.05, 8.03, 8.05, 11.04, 11.07, 11.08, 11.09 and Section 11.13 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as confirmation of receipt of such facsimile transmission or e-mail is requested and received and is followed up within one Business Day by dispatch pursuant to a nationally recognized courier service upon the party for whom it is intended) and shall be given, if to Parent or Merger Subsidiary, to:

Solvay SA

Rue de Ransbeek 310

1120 Brussels, Belgium

Attention: Group General Counsel

Facsimile No.: +32 22-64-30-61

E-mail: jean.pierre-labroue@solvay.com

with a copy to:

Davis Polk & Wardwell LLP

121 Av. des Champs-Élysées

75008 Paris, France

Attention: Jacques Naquet-Radiguet

Facsimile No.: +33 1-56-59-37-20

E-mail: jacques.naquet@davispolk.com

and:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: William H. Aaronson

Facsimile No.: (212) 701-5397

E-mail: william.aaronson@davispolk.com

if to the Company, to:

Cytec Industries Inc.

5 Garret Mountain Plaza

Woodland Park, MY 07424

Attention: Vice President, General Counsel & Secretary

Facsimile No.: fax 973-357-3058

E-mail: Roy.Smith@cytec.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Stephen M. Kotran

                    Melissa Sawyer

Facsimile No.: (212)558-3588

E-mail: kotrans@sullcrom.com

            sawyerm@sullcrom.com

or to such other address, email or facsimile number as such party may hereafter specify in writing for the purpose by notice to the other parties hereto pursuant to and in accordance with the provisions of this Section 11.01. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Article 2 and in Sections 7.03, 7.04 and 8.05.

Section 11.03 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii), or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $140,000,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors of the Company or its stockholders and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated, then the Company shall pay to Parent, within five Business Days after the earlier of such entry into a definitive agreement with respect to, recommendation to the Company stockholders of or consummation of, such Acquisition Proposal, in immediately available funds, the Termination Fee.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the Termination Fee when due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 11.04, the Termination Fee shall be Parent’s and Merger Subsidiary’s sole and exclusive remedy for monetary damages under this Agreement. The parties acknowledge and agree that only one Termination Fee shall be payable by the Company as set forth in Section 11.04(b) and in no event shall any such Termination Fee be payable by the Company on more than one occasion.

Section 11.05 Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any information contained in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Company that are contained in any Section of this Agreement to which the relevance of such information is reasonably apparent. The Company has or may have set forth information in its disclosure schedule in a section thereof that corresponds to the Section of this Agreement to which it relates. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the inclusion of an item in either disclosure schedule as an exception thereto will not be deemed an admission that such item represents a material exception or material fact, event or circumstance, that such item is required to be disclosed by this Agreement or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 11.06 Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03 and this Section 11.06, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03 and in Section 11.06(b) below, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns except that, and notwithstanding anything in the foregoing to the contrary, the Company shall have the right to recover through an action brought by the Company for itself and on behalf of its stockholders, damages (which shall be determined by reference to the total amount that would have been recoverable by the Company’s stockholders if all such stockholders brought an action against Parent and were recognized as third party beneficiaries hereunder) from Parent in the event of a knowing and intentional breach of this Agreement by Parent or Merger Subsidiary, or fraud, which right is hereby acknowledged and agreed by Parent and Merger Subsidiary. The rights of third party beneficiaries under Section 7.03 shall not arise unless and until the Effective Time occurs.

(b) None of the Financing Sources will have any liability to the Company, any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of the Company, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Related Party”), relating to or arising out of this Agreement, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Related Party will have any rights or claims against any of the Financing Sources hereunder. None of this Section 11.06(b), Section 11.08(b) or the definitions related hereto may be amended in a manner adverse to the interests of the Financing Sources without their prior written consent. Notwithstanding anything in this Agreement to the contrary, (i) the Financing Sources shall be deemed to be third-party beneficiaries of this Section 11.06(b) and Section 11.08(b) and (ii) this Section 11.06(b) and Section 11.08(b) shall be enforceable by Parent on behalf of any relevant Financing Source. Nothing in this Section 11.06(b) shall be interpreted as limiting the ability of (A) the Company or any Related Party or any Affiliate of the Company, following the Closing Date, to exercise any of its rights and remedies under any agreement relating to the Debt Financing or Replacement Financing in accordance with its terms or (B) Parent or any Affiliate of Parent from enforcing any of its rights and remedies prior to the Closing under the Debt Financing Agreements or any Replacement Financing Agreements).

(c) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (i) by written notice to the Company to another wholly-owned direct or indirect Subsidiary to participate in the Merger in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise materially impair the rights of the stockholders of the Company under this Agreement and (ii) after the Effective

Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07 Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b) Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that to the extent Closing does not occur, any lawsuit, claim, complaint or action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules that would result in the application of the laws of any other jurisdiction.

Section 11.08 Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b) Notwithstanding anything herein to the contrary, the Company acknowledges and agrees (i) that any lawsuit, claim, complaint or action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Agreements, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such lawsuit, claim, complaint or action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such lawsuit, claim, complaint or action in any such court, (iv) to waive and hereby waive any right to trial by jury in respect of any such lawsuit, claim, complaint or action and (v) that a final judgment in any such lawsuit, claim, complaint or action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.08(b) shall be interpreted as limiting the ability of (A) the Company or any Related Party or any Affiliate of the Company, following the Closing Date, to exercise any of its rights and remedies under any agreement relating to the Debt Financing or Replacement Financing in accordance with its terms or (B) Parent or any Affiliate of Parent from enforcing any of its rights and remedies prior to the Closing under the Debt Financing Agreements or any Replacement Financing Agreements).

Section 11.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart or counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart or counterparts hereof signed by all of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11 Entire Agreement. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No party shall be bound by, or liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages (or any other remedy at law) would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 11.13 are an integral part of the Merger and the other transactions contemplated by this Agreement and that, without these agreements, the other party (in the case of the Company) or parties (in the case of Parent and Merger Subsidiary) would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding the foregoing, in no event shall the Company or any Related Party be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 11.14 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CYTEC INDUSTRIES INC.

By:	/s/ Shane Fleming
	Name:	Shane Fleming
	Title:	Chairman, President and Chief Executive Officer

SOLVAY SA

By:	/s/ Jean-Pierre Clamadieu
	Name:	Jean-Pierre Clamadieu
	Title:	Chairman of the Executive Committee and CEO

TULIP ACQUISITION INC.

By:	/s/ Roger Kearns
	Name:	Roger Kearns
	Title:	President

Annex B

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

[J.P. Morgan Letterhead]

July 28, 2015

The Board of Directors

Cytec Industries Inc.

5 Garret Mountain Plaza

Woodland Park, NJ 07424

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Cytec Industries, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Solvay S.A. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Tulip Acquisition Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by the Company as treasury stock or owned by the Acquiror or any subsidiary of either the Company or Acquiror and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $75.25 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated July 26, 2015 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related

C-1

agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as the Acquiror’s lead arranger on its revolving credit facility in May 2014. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

C-2

PRELIMINARY COPY – SUBJECT TO COMPLETION

CYTEC INDUSTRIES INC. FIVE GARRET MOUNTAIN PLAZA WOODLAND PARK, NJ 07424

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTEC INDUSTRIES INC.

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
1.

To adopt the Agreement and Plan of Merger, dated as of July 28, 2015, as it may be amended from time to time, among Cytec Industries Inc., a Delaware corporation, Solvay SA, a public limited company organized under the laws of Belgium, and Tulip Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Solvay SA.

						☐	☐	☐
						For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
						☐	☐	☐
2.				To approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.
						For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:						☐	☐	☐
3.

To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE
B. Authorized Signatures – This section must be complete for your vote to be counted – Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

DIRECTIONS: [●]
Admission Ticket
CYTEC INDUSTRIES INC. Special Meeting of Common Stockholders [●], 2015 [●] Eastern Time [●]

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com.

FOLD AND DETACH HERE

PROXY	CYTEC INDUSTRIES INC.	PROXY
SPECIAL MEETING OF COMMON STOCKHOLDERS [●], 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned hereby appoint S. Fleming, D.G. Darazsdi, and R. Smith, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side and, in their discretion, upon such other business as may properly come before the meeting, all shares of common stock of Cytec Industries Inc. held of record by the undersigned on [●], 2015, at the Special Meeting of Common Stockholders to be held on [●], 2015, or any adjournment thereof.

If you are a participant in the Cytec Industries Inc. Employee Stock Purchase Plan or Employee Savings Plan, this proxy constitutes your direction to the Trustee of such plan to vote as directed on the reverse side the proportionate interest in the shares of common stock held in the plan. In order for the Trustee to receive your direction in time to vote, your proxy must be received by [●], 2015. If your proxy is not received by [●], 2015, the share equivalents credited to your account will be voted by the Trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ITEMS IDENTIFIED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE ITEMS.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued on reverse side)